As filed with the U.S. Securities and Exchange Commission on April 1, 2004
Registration No. 333-113407

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

To
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

North Fork Bancorporation, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	6712	36-3154608
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

275 Broadhollow Road

Melville, NY 11747
(631) 844-1004
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel M. Healy

Executive Vice President and Chief Financial Officer
North Fork Bancorporation, Inc.
275 Broadhollow Road
Melville, NY 11747
(631) 844-1004
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rubenstein, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-2642	Mitchell S. Eitel, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

     Approximate date of commencement of proposed sale of the securities to public: As soon as practicable after the effectiveness of this registration statement and the conditions to the merger described herein have been satisfied or waived.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. We may not issue the common stock to be issued in connection with the merger described in this proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED MARCH 31, 2004

PROSPECTUS OF
PROXY STATEMENT OF
NORTH FORK BANCORPORATION, INC.
THE TRUST COMPANY OF NEW JERSEY

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

      The boards of directors of North Fork Bancorporation, Inc., or North Fork, and The Trust Company of New Jersey, or Trustcompany, have unanimously approved a merger agreement that provides for the merger of Trustcompany with and into North Fork’s wholly owned bank subsidiary, North Fork Bank. North Fork Bank will be the surviving entity.

      If we complete the merger, you will receive, for each share of Trustcompany common stock you own, one share of common stock of North Fork. This represents a value of $       ●       based on North Fork’s closing price of $       ●       on the New York Stock Exchange on        ●       , 2004. We expect that the conversion of your shares of Trustcompany common stock generally will not be taxable for United States federal income tax purposes.

      North Fork also has entered into an agreement to acquire GreenPoint Financial Corp., a bank holding company. The transaction is described on page 21. After completion of the merger and the GreenPoint merger, we expect that current North Fork stockholders will own approximately        ●       % of the combined company, Trustcompany stockholders will own approximately        ●       % of the combined company and GreenPoint stockholders will own approximately        ●       % of the combined company.

      Your vote is important. To complete the merger, Trustcompany needs your approval. This proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by Trustcompany’s board of directors for use at the special meeting of stockholders, which is being held to vote upon the merger agreement.

      The holders of approximately 42% of Trustcompany’s common stock have agreed to vote in favor of the proposal to approve and adopt the merger agreement. As of the date hereof, directors and executive officers of Trustcompany own, and are entitled to vote, 1,978,391 shares of Trustcompany common stock, representing approximately 10.72% of the voting power of the Trustcompany common stock entitled to vote at the special meeting. As of the date hereof, North Fork does not own any shares of Trustcompany common stock.

      The Trustcompany special meeting of stockholders will be held at           ●          , on        ●       , 2004, at  ●  p.m., local time.

      This proxy statement-prospectus gives you detailed information about the special meeting and the proposed merger. We urge you to read this proxy statement-prospectus carefully.

      Your board of directors believes that the merger and the merger agreement are fair and in Trustcompany’s and your best interests and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

      North Fork’s common stock is listed on the New York Stock Exchange under the symbol “NFB.” Trustcompany common stock is quoted on the Nasdaq National Market under the symbol “TCNJ.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement-prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

      The securities North Fork is offering through this proxy statement-prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      This proxy statement-prospectus is dated        ●       , 2004, and is first being mailed to stockholders on or about        ●       , 2004.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on        ●       , 2004

To the Stockholders

of The Trust Company of New Jersey:

      The special meeting of stockholders of The Trust Company of New Jersey at        ●       , on        ●       , 2004, at        ●       p.m., local time, will be held for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of December 16, 2003, by and among Trustcompany, North Fork Bancorporation, Inc. and North Fork Bank, a wholly owned bank subsidiary of North Fork, and the consummation of the transactions contemplated by the merger agreement, pursuant to which, among other things, Trustcompany will merge with and into North Fork Bank upon the terms and subject to the conditions set forth in the agreement and plan of merger, as more fully described in the enclosed proxy statement-prospectus; and

2. To transact any other business as may properly be brought before the special meeting, including matters incident to the conduct of the meeting (management is not at this time aware of any such matters).

      Your board of directors has fixed        ●       , 2004, as the record date for determining those Trustcompany stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement of that meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of that meeting. A list of stockholders entitled to vote at the special meeting will be available for examination by Trustcompany stockholders at the special meeting.

      If the merger is consummated, Trustcompany stockholders will be entitled to certain dissenters’ appraisal rights under Sections 140-145 of the New Jersey Banking Act of 1948 as described in the proxy statement-prospectus accompanying this notice. A copy of Sections 140-145 of the New Jersey Banking Act of 1948 is attached as Appendix I to the proxy statement-prospectus.

      The board of directors of Trustcompany unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

      To ensure your representation at the special meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement-prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

      Your vote is important. Whether or not you plan to attend the special meeting in person, we urge you to please complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

By Order of the Board of Directors,

Sharon V. Weiner,
Secretary

Jersey City, New Jersey
       ●       , 2004

ADDITIONAL INFORMATION

      This proxy statement-prospectus incorporates important business and financial information about North Fork and Trustcompany from documents that are not included in or delivered with this proxy statement-prospectus. See “Where You Can Find More Information” on page 76. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from North Fork or Trustcompany at the following addresses:

North Fork Bancorporation, Inc.	The Trust Company of New Jersey
275 Broadhollow Road	35 Journal Square
Melville, New York 11747	Jersey City, New Jersey 07306
(631) 844-1004	(201) 420-2500
Attention: Aurelie S. Campbell,	Attention: Sharon V. Weiner,
Vice President and Corporate Secretary	Secretary

      You may also contact the solicitation agent with any questions or for assistance in voting your shares of Trustcompany common stock at:

Innisfree M&A Incorporated

(888) 750-5834 (toll-free)

      You may also obtain these documents at the Securities and Exchange Commission’s website, “www.sec.gov,” and you may obtain certain of these documents at North Fork’s website, “www.northforkbank.com,” by selecting “Investor Relations” and then selecting “SEC Filings,” and at Trustcompany’s website, “www.trustcompany.com,” by selecting “Investor Relations” and then selecting “SEC Filings.”

      In order to receive timely delivery of the documents in advance of the special meeting of stockholders, your request should be received no later than        ●       , 2004.

i

FORWARD-LOOKING STATEMENTS

      This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of North Fork, Trustcompany and GreenPoint and other statements that are not historical facts, as well as certain information relating to the merger and/or the GreenPoint merger, including, without limitation:

•	statements relating to the benefits of the merger and the GreenPoint merger, including the cost savings and accretion to reported earnings estimated to result from the merger and the GreenPoint merger;

•	statements relating to revenues of the combined company after the merger and the GreenPoint merger;

•	statements relating to the restructuring charges estimated to be incurred in connection with the merger and the GreenPoint merger; and

•	statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “seeks,” “estimates” or similar expressions.

      These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	expected cost savings from the merger and/or the GreenPoint merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger and/or the GreenPoint merger may be lower than expected;

•	competitive pressures among financial services companies may increase significantly;

•	costs or difficulties related to the integration of the businesses of North Fork, Trustcompany and/or GreenPoint may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which North Fork, Trustcompany and/or GreenPoint are doing business, may be less favorable than expected;

•	legislative or regulatory changes may adversely affect the businesses in which North Fork, Trustcompany and/or GreenPoint are engaged; and

•	changes may occur in the securities markets.

      Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by North Fork and GreenPoint and in reports filed with the Federal Deposit Insurance Corporation by Trustcompany. See “Where You Can Find More Information” on page 76.

      Forward-looking statements speak only as of the date of this proxy statement-prospectus or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement-prospectus and attributable to North Fork or Trustcompany or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither North Fork nor Trustcompany undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

Appendix A	Agreement and Plan of Merger, dated as of December 16, 2003, by and among North Fork Bancorporation, North Fork Bank and The Trust Company of New Jersey

Appendix B	Letter Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, North Fork Bank and Alan J. Wilzig

Appendix C	Letter Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, North Fork Bank and Naomi Wilzig, Executrix of the Estate of Siggi B. Wilzig , and Trustee of The Siggi B. Wilzig Trust

Appendix D	Letter Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, North Fork Bank and Ivan L. Wilzig

Appendix E	Letter Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, North Fork Bank and Sherry Wilzig Izak

Appendix F	Letter Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, North Fork Bank and Donald Brenner

Appendix G	Letter Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, North Fork Bank and Richard Kanter

Appendix H	Opinion of UBS Securities LLC

Appendix I	Sections 140-145 of the New Jersey Banking Act of 1948

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What will I receive if the merger occurs?

A:	If we complete the merger, you will receive one share of North Fork common stock for each share of Trustcompany common stock that you own. This represents a value of $ ● based on the closing price of the North Fork common stock on the New York Stock Exchange on ●, 2004.

Q:	When is the merger expected to be completed?

A:	We currently expect to complete the merger during the second quarter of 2004, subject to approval and adoption of the merger agreement by Trustcompany’s stockholders, obtaining the necessary regulatory approvals and fulfillment of other conditions. See “The Merger — Conditions to the Completion of the Merger” on page 38.

Q:	What are we being asked to vote upon?

A:	You are being asked to vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of December 16, 2003, by and among Trustcompany, North Fork and North Fork Bank, and the consummation of the transaction contemplated by the merger agreement.

Q:	Why is my vote important?

A:	In order to approve and adopt the merger agreement, the holders of two-thirds of the outstanding shares of Trustcompany common stock entitled to vote must vote in favor of doing so. The holders of approximately 42% of Trustcompany’s common stock have agreed to vote in favor of the proposal to approve and adopt the merger agreement. See “The Merger — Voting Agreements,” on page 37. You may vote in person or by proxy. If you fail to vote, that will have the same effect as a vote against the merger agreement.

Q:	What is the Trustcompany board of directors’ recommendation regarding the merger?

A:	The Trustcompany board of directors believes that the merger and the merger agreement are fair and in Trustcompany’s and your best interests and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement. See “The Merger — Recommendation of the Trustcompany Board and Trustcompany’s Reasons for the Merger” on page 27.

Q:	Who is entitled to vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of Trustcompany common stock at the close of business on ●, 2004. You can cast one vote for each share of Trustcompany common stock that you owned on that date.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement-prospectus, just indicate on your proxy card how you want to vote. Complete, sign, date and mail the proxy card in the enclosed return envelope as soon as possible so that your shares will be represented and voted at the special meeting.

Q:	What do I do if I want to change my vote after I have mailed my signed proxy card?

A:	You may change your vote in any of the three following ways:

•	by sending a written notice to the Trustcompany’s Secretary in time to be received before the special meeting stating that you are revoking your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting; or

•	by attending the special meeting, filing a written notice with the secretary of the meeting stating that you are revoking your proxy and voting in person.

Q:	Should I send in my stock certificates at this time?

A:	No. After we complete the merger, we will send you written instructions for exchanging your stock certificates.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares, which will have the effect of a “NO” vote on the proposal to approve and adopt the merger agreement. You should therefore provide your broker with instructions as to how to vote your shares.

Q:	Who can I call with questions about the special meeting or the merger?

A:	You can contact:

Innisfree M&A Incorporated, at (888) 750-5834 (toll-free)

SUMMARY OF THE MERGER

      This brief summary does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this proxy statement-prospectus refers you to fully understand the merger. See “Where You Can Find More Information” on page 76. Each item in this summary refers to the page where that subject is discussed in more detail.

Information about North Fork and Trustcompany (Pages 21-22)

North Fork Bancorporation, Inc.

275 Broadhollow Road
Melville, New York 11747
(631) 844-1004

      North Fork is a bank holding company. North Fork operates 177 retail banking facilities throughout the metropolitan New York City area, Long Island, New Jersey and Connecticut. At December 31, 2003, North Fork had total assets of $21.0 billion, deposits of $15.1 billion and stockholders’ equity of $1.5 billion.

The Trust Company of New Jersey

35 Journal Square
Jersey City, NJ 07306
(201) 420-2500

      Trustcompany is a New Jersey state-chartered commercial bank that currently operates 95 retail banking facilities, 43 of which are “in-store” supermarket branches, located in northern and central New Jersey and Rockland County, New York. At December 31, 2003, Trustcompany had total assets of $4.3 billion, deposits of $3.3 billion and stockholders’ equity of $263.4 million.

Trustcompany Will Merge Into North Fork Bank (Page 23)

      We propose a merger of Trustcompany with and into North Fork’s wholly owned bank subsidiary, North Fork Bank.

      We have attached the merger agreement to this proxy statement-prospectus as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

Reasons for the Merger (Pages 26-27)

      Our companies are proposing to merge because we believe that:

•	by combining them we can create a stronger company that will provide significant benefits to both our stockholders and customers;

•	by bringing our customers and banking products together we expect to increase our combined revenues and earnings more than if we did not merge; and

•	the merger will strengthen the combined company’s position as a competitor in the financial services industry, which is rapidly changing and growing more competitive.

Each Trustcompany Share Will Be Exchanged for One Share of North Fork Common Stock (Page 36)

      When the merger is complete, each of your shares of Trustcompany common stock will automatically become the right to receive one share of common stock of North Fork.

      Because the number of shares of North Fork common stock that you will receive in the merger is fixed, the value of the shares of North Fork common stock that you will receive in the merger will change as the price of North Fork common stock changes.

Comparative Market Price Information (Page 68)

      North Fork common stock trades on the New York Stock Exchange under the symbol “NFB” and Trustcompany common stock trades on the Nasdaq National Market under the symbol “TCNJ.”

      The following table lists the closing prices of North Fork common stock and Trustcompany common stock, and the equivalent per share value of a share of Trustcompany common stock, on December 15, 2003, the last trading day before we announced the merger, and on ●, 2004. The “equivalent per share value of Trustcompany common stock” at the specified dates represents the closing price of a share of North Fork common stock on that date multiplied by the exchange ratio of one.

			Equivalent Per
			Share Value of
			Trustcompany
	North Fork	Trustcompany	Common
	Common Stock	Common Stock	Stock

December 15, 2003	$37.65	$35.50	$37.65
●, 2004

      The market price of North Fork common stock will change prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for North Fork common stock and Trustcompany common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Expected Federal Income Tax Consequences to Trustcompany Stockholders (Page 45)

      It is a condition to the merger that both North Fork and Trustcompany receive legal opinions dated as of the closing date to the effect that the merger will qualify as a tax-free transaction for United States federal income tax purposes, as described in this document.

      If the merger is treated in this manner, for United States federal income tax purposes, you generally will not recognize any gain or loss in the merger, except in connection with any cash that you may receive instead of a fractional share of North Fork common stock. Your holding period for the North Fork common stock received in the merger, which determines how any gain or loss should be treated for United States federal income tax purposes upon future sales of North Fork common stock, generally will include your holding period for the Trustcompany common stock exchanged in the merger.

      You should refer to “The Merger — Material United States Federal Income Tax Consequences” for a more complete discussion of the United States federal income tax consequences of the merger.

      This tax treatment may not apply to certain Trustcompany stockholders, including stockholders who are foreign persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences for you.

North Fork Has Entered into an Agreement to Acquire GreenPoint Financial Corp. (Page 21)

      On February 15, 2004, North Fork entered into an agreement with GreenPoint Financial Corp. providing for the merger of GreenPoint with and into North Fork. At December 31, 2003, GreenPoint had total assets of $23.0 billion, deposits of $12.5 billion and stockholders’ equity of $1.8 billion. GreenPoint operates a national mortgage business and GreenPoint Bank, a New York retail bank with 90 retail banking facilities located throughout the metropolitan New York City area, Long Island, and Westchester County, New York. For more information about GreenPoint, see “Where You Can Find More Information” on page 76.

      In the GreenPoint merger, GreenPoint stockholders will receive 1.0514 shares of North Fork common stock in exchange for each share of GreenPoint common stock. North Fork will account for its acquisition of GreenPoint under the purchase method of accounting. The pro forma financial information in this document includes pro forma adjustments reflecting the completion of the GreenPoint merger under the purchase method of accounting. See “Unaudited Pro Forma Combined Condensed Financial Statements” on page 58.

      Completion of the GreenPoint merger is subject to a number of conditions, including the receipt of all required regulatory approvals and the approval of the stockholders of both North Fork and GreenPoint. North Fork expects to complete the GreenPoint merger in the third quarter of 2004. However, there can be no assurances that North Fork will complete the GreenPoint merger in the anticipated time frame or at all. Completion of the Trustcompany merger is not conditioned upon the completion of the GreenPoint merger, and North Fork intends to complete the Trustcompany merger regardless of whether all of the conditions to the completion of the GreenPoint merger have been satisfied.

Stockholders Who Collectively Own Approximately 42% of the Outstanding Shares of Common Stock of Trustcompany Have Agreed to Vote in Favor of the Merger and the Merger Agreement (Page 37)

      In connection with the merger, North Fork entered into agreements with several Trustcompany stockholders in which each of these stockholders agreed to vote all of the shares of Trustcompany common stock owned by each of them (collectively 7,824,548 shares or approximately 42% of the issued and outstanding shares of common stock) in favor of the merger and the merger agreement. Copies of each of these voting agreements are attached to this proxy statement-prospectus as Appendices B-G.

Trustcompany’s Board of Directors Unanimously Recommends that You Vote “FOR” the Approval and Adoption of the Merger Agreement (Page 27)

      Trustcompany’s board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Trustcompany’s Financial Advisor Has Provided an Opinion to the Trustcompany Board as to the Fairness of the Exchange Ratio, from a Financial Point of View, to Trustcompany’s Stockholders (Other Than Those Holders Who Are Party to the Voting Agreements) (Page 30)

      In connection with the merger, the Trustcompany board of directors received the opinion of its financial advisor, UBS Securities LLC, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Trustcompany common stock (other than those holders who are party to the voting agreements).

      We have attached UBS’ opinion to this proxy statement-prospectus as Appendix H. You should read the opinion completely to understand the assumptions made, matters considered and limitations concerning the review undertaken by, and the opinion of, UBS. The opinion of UBS is addressed to Trustcompany’s board of directors and is not a recommendation to any stockholder of Trustcompany as to how to vote or act with respect to the proposed merger or any other matter. Under the terms of its engagement, Trustcompany has agreed to pay UBS for its financial advisory services rendered in connection with the merger an aggregate fee based on 0.77% of the total consideration received by the holders of Trustcompany common stock as well as a fee in connection with its opinion dated February 16, 2004. The aggregate fees payable to UBS currently are estimated to be approximately $7.5 million.

Dividend Policy of North Fork (Page 68)

      The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of legally available funds. North Fork declared a cash dividend of $0.30 per common share for the first quarter of 2004. North Fork paid a cash dividend of $0.30 per share of common stock for the fourth quarter of 2003, and for each of first three fiscal quarters of 2003 North Fork paid a cash dividend of $0.27 per share of common stock. Following completion of the merger, North Fork expects to continue paying quarterly cash dividends on a basis consistent with its past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and the North Fork board of directors’ consideration of other relevant factors.

Trustcompany Stockholders Meeting to be Held on ●, 2004 (Page 19)

      The Trustcompany special meeting will be held on ●, 2004 at ● p.m., local time, at ●. At the special meeting, you will be asked:

1. to approve and adopt the merger agreement; and

2. to act on any other matters that may properly be submitted to a vote at the special meeting.

Record Date and Vote Required for Approval of the Merger (Page 19)

      You can vote at the special meeting if you owned Trustcompany common stock at the close of business on ●, 2004. On that date, there were ● shares of Trustcompany common stock outstanding and entitled to vote. You can cast one vote for each share of Trustcompany common stock you owned on that date. In order to approve and adopt the merger agreement, the holders of two-thirds of the outstanding shares of Trustcompany common stock entitled to vote must vote in favor of doing so.

The Merger is Expected to Occur in the Second Quarter of 2004 (Page 37)

      The merger will occur shortly after all the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the second quarter of 2004. However, we cannot assure you when or if the merger will occur. We must first obtain approval of Trustcompany stockholders at the special meeting and the necessary regulatory approvals.

Completion of the Merger is Subject to Certain Conditions (Page 38)

      The completion of the merger is subject to a number of conditions being met, including the approval and adoption of the merger agreement by Trustcompany stockholders and receipt of all required regulatory approvals.

      Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We May Not Complete the Merger Without All Required Regulatory Approvals (Page 43)

      We cannot complete the merger unless we receive the prior approval of the Federal Deposit Insurance Corporation, or the FDIC, the New York State Banking Department and the New Jersey Commissioner of Banking and Insurance. We also must wait at least 15 days after receiving the FDIC’s approval before we can complete the merger.

      As of the date of this proxy statement-prospectus, we have filed our applications with the FDIC, the New York State Banking Department and the New Jersey Commissioner of Banking and Insurance and received the approval of the FDIC and the New Jersey Commissioner of Banking and Insurance.

Termination of the Merger Agreement (Page 46)

      We can agree at any time to terminate the merger agreement by mutual consent of Trustcompany and North Fork before completing the merger, even if the Trustcompany stockholders have approved it.

Also, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of other situations, including:

•	the final denial of a required regulatory approval;

•	the failure of Trustcompany to obtain the required vote of its stockholders to approve and adopt the merger agreement;

•	the other party materially breaches its representations, warranties or obligations under the merger agreement; or

•	the failure to complete the merger by September 30, 2004.

      In addition, North Fork may decide to terminate the merger agreement if:

•	the Trustcompany board of directors does not publicly recommend that its stockholders approve and adopt the merger agreement;

•	after recommending that its stockholders approve and adopt the merger agreement, the Trustcompany board of directors withdraws, modifies or amends such recommendation in a manner adverse to North Fork; or

•	the Trustcompany board of directors authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an “acquisition proposal” with any person other than North Fork.

Trustcompany Must Pay a Termination Fee Under Certain Circumstances (Page 47)

      Under the merger agreement, Trustcompany must pay to North Fork all or part of a termination fee of $30 million upon the occurrence of specified events. Generally, Trustcompany would have to pay the $30 million termination fee if:

•	North Fork terminates the merger agreement because (1) the Trustcompany board of directors did not publicly recommend that its stockholders approve and adopt the merger agreement, (2) after recommending that its stockholders approve and adopt the merger agreement, the Trustcompany board of directors withdrew, modified or amended such recommendation in a manner adverse to North Fork, or (3) the Trustcompany board of directors authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose an acquisition proposal with any person other than North Fork;

•	North Fork or Trustcompany terminates the merger agreement because Trustcompany’s stockholders failed to approve and adopt the merger agreement and prior thereto North Fork had the right to terminate as set forth in the prior bullet; or

•	North Fork terminates the merger agreement because Trustcompany materially breached its covenant not to solicit an acquisition proposal with any person other than North Fork. You should refer to “The Merger — No Solicitation by Trustcompany” for a complete description of this covenant.

      Trustcompany agreed to the termination fee arrangement in order to induce North Fork to enter into the merger agreement. The effect of the termination fee could be to discourage other companies from seeking to acquire or merge with Trustcompany prior to completion of the merger, and could cause Trustcompany to reject any acquisition proposal from a third party which does not take into account the termination fee. Trustcompany does not believe that the payment of the termination fee, if required under the terms of the merger agreement, would materially adversely affect Trustcompany’s assessment of its then-strategic alternatives.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page 48)

      We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the Trustcompany stockholders approve the merger agreement, they must approve any amendment or waiver that reduces or changes the form of the consideration that will be received by them.

Trustcompany Stockholders Have Certain Appraisal Rights as a Result of the Merger (Page 49)

      Under the New Jersey Banking Act of 1948, as amended, holders of Trustcompany common stock may dissent from the merger agreement and elect to have the value of their shares of Trustcompany common stock appraised and paid in cash, provided that such holders comply with certain statutory procedures. A copy of these procedures is attached to this proxy statement-prospectus as Appendix I.

Trustcompany Directors and Officers Have Some Financial Interests in the Merger that are Different from or in Addition to their Interests as Stockholders (Page 50)

      Trustcompany directors and officers have financial interests in the merger in addition to their interests as stockholders of Trustcompany.

      These interests exist because of employment agreements and change-in-control agreements that some Trustcompany officers have entered into with Trustcompany and rights that Trustcompany directors and officers have under certain benefits, severance and compensation plans maintained by Trustcompany. These agreements and plans will provide certain officers with severance benefits if their employment with the combined company is terminated at or after the completion of the merger and will provide certain officers with other rights and benefits as a result of the completion of the merger.

      The aggregate value of the employment agreements and change-in-control agreements is $10,234,725. Further, on completion of the merger, all outstanding stock options issued under Trustcompany’s stock-based benefit plans as of December 31, 2003 (842,899 shares underlying options at December 31, 2003) will become exercisable. If the merger had been consummated on December 31, 2003, the value of those options (based on the difference between North Fork’s stock value at December 31, 2003 and the exercise price, taking into account the exchange ratio), would have been approximately $13.7 million.

      In addition, Alan J. Wilzig, the Chairman of the Board, President and Chief Executive Officer of Trustcompany, has entered into an employment agreement with North Fork, which will become effective on completion of the merger, to serve as Executive Vice President of North Fork and North Fork Bank, as President and Chief Executive Officer of Superior Savings of New England, N.A. and as a member of North Fork’s board of directors and a member of the North Fork board of directors’ Executive Committee.

      Following the merger, the combined company will indemnify and provide directors’ and officers’ insurance for the directors and officers of Trustcompany for events occurring before the merger, including events relating to the merger.

      The Trustcompany board of directors knew about these additional interests, and considered them, when it approved the merger agreement.

North Fork Will Account for the Merger Using the “Purchase” Method (Page 50)

      North Fork will account for the merger as a purchase for financial reporting purposes.

Comparison of the Rights of Trustcompany Stockholders and North Fork Stockholders (Page 71)

      When the merger is complete, you will become a stockholder of North Fork. There are material differences between the rights of a stockholder of Trustcompany, which are governed by the New Jersey Banking Act of 1948 and the certificate of incorporation and bylaws of Trustcompany, and the rights of a stockholder of North Fork, which are governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of North Fork. We urge you to review the discussion under “Comparison of Stockholders’ Rights” beginning on page 71 for a summary of the material differences. Some of these differences between the rights of holders of Trustcompany common stock and the rights of holders of North Fork common stock are summarized below.

	North Fork Stockholder Rights	Trustcompany Stockholder Rights

Election of Directors	North Fork’s certificate of incorporation provides that North Fork’s board of directors is divided into three classes as nearly as equal in number as possible, with terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term.	Under New Jersey banking law each director on Trustcompany’s board of directors must be elected by the stockholders annually.

Removal of Directors	In accordance with Delaware law, North Fork stockholders may remove a director only for cause by a vote of the holders of a majority of the then-outstanding shares entitled to vote thereon.	Neither the Trustcompany certificate of incorporation nor the Trustcompany by-laws provide for stockholder removal of directors. New Jersey banking law likewise does not provide for stockholder removal of directors.

Personal Liability of Directors	Subject to Delaware law, the North Fork certificate of incorporation limits the personal liability of directors to North Fork or its stockholders for monetary damages for breach of fiduciary duty as a director to $25,000 per occurrence.	The Trustcompany certificate of incorporation limits the personal liability of directors of Trustcompany for monetary damages resulting from a breach of fiduciary duty as a director to the fullest extent permitted under New Jersey banking law.

Special Meeting of Stockholders	Special meetings of North Fork stockholders may be called by the board of directors, the Chairman or the President.	Special meetings of Trustcompany stockholders may be called by the Chairman, the President, the board of directors or the holders of not less than one-tenth of all voting shares outstanding.

NORTH FORK BANCORPORATION, INC.

SELECTED HISTORICAL FINANCIAL INFORMATION
(In thousands, except ratios and per share amounts)

      The following table is a summary of selected consolidated historical financial data of North Fork as of and for the five years ended December 31, 1999 through 2003. In the opinion of North Fork management, this information reflects all adjustments necessary for the fair presentation of the financial data. The information in the following table is based on, and should be read together with, North Fork’s consolidated financial statements and related notes included in North Fork’s Annual Report on Form 10-K for the year ended December 31, 2003, that was previously filed with the SEC. See “Where You Can Find More Information” on page 76.

	As of or For the Years Ended December 31,

	2003	2002	2001(4)	2000(4)	1999

Selected Balance Sheet Data:
Total Assets	$20,961,641	$21,413,101	$17,232,103	$14,840,962	$13,676,156
Securities:
Available-for-Sale	7,128,542	8,555,892	5,043,557	3,467,663	3,682,210
Held-to-Maturity	190,285	307,878	709,965	1,090,677	1,351,504
Loans:
Held-for-Sale	4,074	30,673	25,539	1,757	1,721
Held-for-Investment	12,341,199	11,338,466	10,374,152	9,392,956	7,895,967
Demand Deposits	4,080,134	3,417,534	2,702,753	2,025,249	1,558,044
Interest Bearing Deposits	11,035,981	9,774,996	8,600,553	7,143,946	6,083,519
Federal Funds Purchased & Collateralized Borrowings	3,221,154	5,401,000	3,692,182	4,004,147	4,559,200
Subordinated Debt	476,499	499,140	—	—	—
Capital Securities	259,244	268,926	244,364	244,339	199,314
Stockholders’ Equity	1,478,489	1,514,053	1,437,008	1,213,918	999,098
Condensed Statements of Income:
Interest Income	$1,110,260	$1,189,338	$1,109,880	$1,072,600	$929,583
Interest Expense	294,746	347,560	443,921	500,662	422,267

Net Interest Income	815,514	841,778	665,959	571,938	507,316
Provision for Loan Losses	26,250	25,000	17,750	17,000	6,013

Net Interest Income After Provision for Loan Losses	789,264	816,778	648,209	554,938	501,303

Non-Interest Income	140,049	119,622	100,166	99,375	62,400
Securities Gains, net	15,762	4,517	8,729	3,138	13,578
Non-Interest Expense(1)	333,915	305,186	231,207	263,543	181,350
Debt Restructuring Costs	11,955	—	—	—	—
Amortization of Goodwill	—	—	19,815	17,937	5,930

Income Before Income Taxes	599,205	635,731	506,082	375,971	390,001
Provision for Income Taxes	202,840	218,838	174,598	141,206	140,480

Net Income	$396,365	$416,893	$331,484	$234,765	$249,521

Per Share:
Net Income — Basic	$2.63	$2.61	$2.08	$1.40	$1.53
Net Income — Diluted	2.60	2.58	2.05	1.39	1.52
Cash Dividends	1.11	1.01	0.87	0.72	0.63
Book Value at December 31,	9.69	9.54	8.82	7.55	6.38
Weighted Average Shares Outstanding:
Basic	150,869	159,773	159,563	167,214	162,992
Diluted	152,516	161,649	161,382	168,531	164,440
Selected Ratios:
Return on Average Assets	1.86%	2.21%	2.12%	1.61%	1.91%
Return on Average Stockholders’ Equity	26.15	25.22	23.39	18.01	21.47
Average Stockholders’ Equity to Average Assets	7.11	8.77	9.07	8.94	8.88
Efficiency Ratio(2)	34.30	31.10	29.70	29.75	31.57
Net Interest Margin(3)	4.24	4.93	4.69	4.25	4.13
Dividend Payout Ratio	43	39	43	54	38
Total Risk Adjusted Capital	15.53	16.77	12.81	13.40	14.95
Leverage Capital Ratio	6.47	6.46	7.68	7.62	8.57
Allowance for Loan Losses to Non-Performing Loans Held-for-Investment	920	941	709	601	493
Non-Performing Loans Held-for-Investment to Loans Held-for-Investment	0.11	0.11	0.14	0.16	0.19
Non-Performing Assets to Total Assets	0.07	0.06	0.09	0.10	0.12

(1)	Included in 2000 are merger related costs of $64 million.

(2)	The efficiency ratio is used by the financial services industry to measure an organization’s operating efficiency. It represents the ratio of non-interest expense, excluding debt restructuring costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income, excluding facilities and securities gains.

(3)	Presented on a tax equivalent basis.

(4)	In November 2001, North Fork purchased the domestic business of Commercial Bank of New York and in February 2000 North Fork purchased Reliance Bancorp, Inc. Accordingly, the results of operations reflect their activity subsequent to the acquisition dates. In February 2000, North Fork also acquired JSB Financial, Inc. in a transaction accounted for under the pooling-of-interest method of accounting. Accordingly, the financial results for 2000 and 1999 were retroactively restated to include JSB Financial, Inc.

THE TRUST COMPANY OF NEW JERSEY

SELECTED HISTORICAL FINANCIAL INFORMATION
(In thousands, except ratios and per share amounts)

      The following table is a summary of selected consolidated historical financial data of Trustcompany as of and for the five years ended December 31, 1999 through 2003. In the opinion of Trustcompany management, this information reflects all adjustments necessary for the fair presentation of the financial data. The information is based on, and should be read together with, Trustcompany’s consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2003. This report was previously filed by North Fork with the SEC on a Current Report on Form 8-K dated March 4, 2004 since Trustcompany was not required to file with the SEC. See “Where You Can Find More Information” on page 76.

	As of or For the Years Ended December 31,

	2003	2002	2001	2000	1999

Selected Balance Sheet Data:
Total Assets	$4,278,005	$4,410,802	$4,072,769	$3,530,936	$3,432,382
Securities:
Available-for-Sale	1,678,406	1,927,065	1,624,481	1,075,513	1,086,849
Held-to-Maturity	52,427	52,636	107,726	533,235	549,271
Loans:
Held-for-Sale	66,095	251,284	—	—	—
Held-for-Investment	2,132,706	1,790,570	1,819,164	1,602,072	1,524,897
Demand Deposits	627,830	584,979	523,291	454,970	378,330
Interest Bearing Deposits	2,678,853	2,852,303	2,563,863	2,253,837	2,313,253
Federal Funds Purchased & Collateralized Borrowings	671,331	671,283	740,977	618,065	550,085
Stockholders’ Equity	263,365	264,270	213,305	185,726	161,450
Condensed Statements of Income:
Interest Income	$204,585	$224,354	$236,479	$246,818	$208,366
Interest Expense	78,647	106,746	134,780	157,411	116,250

Net Interest Income	125,938	117,608	101,699	89,407	92,116
Provision for Loan Losses	12,800	2,200	2,200	(619)	1,200

Net Interest Income After Provision for Loan Losses	113,138	115,408	99,499	90,026	90,916

Non-Interest Income	38,250	37,076	20,250	18,879	14,883
Securities Gains, net	1,190	9,111	12,401	2,219	2,169
Non-Interest Expense(1)	126,144	110,297	83,466	84,016	65,799
Debt Restructuring Costs	6,027	—	—	—	—

Income Before Income Taxes	20,407	51,298	48,684	27,108	42,169
Provision for Income Taxes	2,336	13,308	14,167	7,157	13,488

Net Income	$18,071	$37,990	$34,517	$19,951	$28,681

Per Share:
Net Income — Basic	$0.99	$2.07	$1.86	$1.07	$1.51
Net Income — Diluted	0.95	2.03	1.84	1.04	1.50
Cash Dividends	0.68	0.61	0.57	0.56	0.52
Book Value at December 31,	14.32	14.43	11.57	10.03	8.58
Weighted Average Shares Outstanding:
Basic	18,339	18,386	18,514	18,682	18,992
Diluted	18,934	18,695	18,736	18,682	19,140
Selected Ratios:
Return on Average Assets	0.42%	0.91%	0.93%	0.55%	0.90%
Return on Average Stockholders’ Equity	6.72	16.04	16.72	12.52	16.77
Average Stockholders’ Equity to Average Assets	6.25	5.65	5.54	4.40	5.38
Efficiency Ratio(2)	62.54	66.88	65.66	75.05	59.68
Net Interest Margin(3)	3.39	3.23	3.08	2.71	3.23
Dividend Payout Ratio	69	30	31	52	34
Total Risk Adjusted Capital	10.03	10.14	10.46	10.08	10.25
Leverage Capital Ratio	5.75	5.47	5.62	5.48	5.54
Allowance for Loan Losses to Non-Performing Loans Held-for-Investment	209	183	150	141	118
Non-Performing Loans Held-for-Investment to Loans Held-for-Investment	0.23	0.30	0.36	0.38	0.47
Non-Performing Assets to Total Assets(4)	0.19	0.35	0.49	0.62	0.73

(1)	Included in 2003 are expenses of $7.2 million related to the merger.

(2)	The efficiency ratio is used by the financial services industry to measure an organization’s operating efficiency. It represents the ratio of non-interest expense, excluding debt restructuring costs, acquisition related costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income, excluding securities gains and other non-recurring items.

(3)	Presented on a tax equivalent basis.

(4)	Excludes non-performing loans held-for-sale totaling $19.1 million at December 31, 2003.

GREENPOINT FINANCIAL CORP.

SELECTED HISTORICAL FINANCIAL INFORMATION

(In thousands, except ratios and per share amounts)

      The following table is a summary of selected consolidated historical financial data of GreenPoint as of and for the five years ended December 31, 1999 through 2003. North Fork has been advised by GreenPoint management that in its opinion this information reflects all adjustments necessary for the fair presentation of the financial data. The information is based on, and should be read together with, GreenPoint’s consolidated financial statements and related notes included in GreenPoint’s Annual Report on Form 10-K for the year ended December 31, 2003. These financial statements and related notes were previously filed by North Fork with the SEC on a Current Report on Form 8-K dated March 8, 2004. See “Where You Can Find More Information” on page 76.

	As of or For the Years Ended December 31,

	2003	2002	2001	2000	1999

Selected Balance Sheet Data:
Total Assets	$22,985,155	$21,813,532	$20,186,070	$15,764,816	$15,401,077
Securities:
Available-for-Sale	6,472,507	4,500,771	3,581,847	3,321,489	2,191,094
Held-to-Maturity	5,588	2,558	2,507	2,480	1,974
Loans:
Held-for-Sale	4,764,323	5,594,546	4,944,526	1,980,918	1,208,080
Held-for-Investment	9,962,512	9,978,593	10,041,233	8,687,394	9,293,167
Demand Deposits	442,931	342,717	335,116	308,356	243,113
Interest Bearing Deposits	12,102,710	11,453,299	10,371,225	10,868,013	11,317,013
Federal Funds Purchased & Collateralized Borrowings	7,189,465	6,885,000	6,359,827	1,350,180	675,260
Subordinated Debt	149,820	149,793	149,766	149,739	—
Capital Securities	199,778	199,769	199,759	199,750	199,740
Senior Notes	352,431	—	134,422	137,696	199,906
Stockholders’ Equity	1,838,530	1,923,587	1,656,856	2,049,557	1,986,662
Condensed Statements of Income:
Interest Income	$1,148,264	$1,306,030	$1,256,840	$1,075,366	$1,005,396
Interest Expense	485,490	552,783	634,299	546,153	495,087

Net Interest Income	662,774	753,247	622,541	529,213	510,309
Provision/(Benefit) for Loan Losses	4,119	2,095	(12,807)	4,656	(20,196)

Net Interest Income After Provision for Loan Losses	658,655	751,152	635,348	524,557	530,505

Non-Interest Income	582,920	446,494	447,050	237,606	227,504
Securities Gains, net	3,474	15,168	17,647	4,147	945
Non-Interest Expense	492,950	426,365	386,299	295,903	348,874
Amortization of Goodwill	—	—	45,163	45,772	46,351

Income Before Income Taxes on Continuing Operations	752,099	786,449	668,583	424,635	363,729
Provision for Income Taxes on Continuing Operations	280,757	288,199	259,042	169,282	152,296

Net Income from Continuing Operations	471,342	498,250	409,541	255,353	211,433

Net Income/(Loss) from Discontinued Operations(1)	387	4,776	(704,270)	(42,254)	4,134

Net Income/(Loss)	$471,729	$503,026	$(294,729)	$213,099	$215,567

Per Share(1):
Net Income — Basic (continuing operations)	$3.86	$3.78	$3.07	$1.89	$1.49
Net Income — Diluted (continuing operations)	3.78	3.69	3.00	1.87	1.46
Cash Dividends	0.90	0.67	0.67	0.67	0.59
Book Value at December 31,	15.46	14.71	12.26	15.18	14.27
Weighted Average Shares Outstanding(2):
Basic	122,233	131,871	133,281	135,036	142,175
Diluted	124,620	135,108	136,473	136,848	144,692
Selected Ratios:
Return on Average Assets	2.12%	2.40%	2.22%	1.66%	1.41%
Return on Average Stockholders’ Equity	25.26	27.34	18.84	12.61	10.55
Average Stockholders’ Equity to Average Assets	8.38	8.77	12.51	14.43	13.31
Efficiency Ratio(3)	39.70	35.50	36.30	38.90	43.50
Net Interest Margin(4)	3.18	3.88	3.94	4.21	4.24
Dividend Payout Ratio	24	18	N/A	43	39
Total Risk Adjusted Capital	12.81	12.96	11.72	10.94	11.58
Leverage Capital Ratio	7.28	7.51	7.23	9.39	8.73
Allowance for Loan Losses to Non-Performing Loans Held-for-Investment	47	47	43	50	43
Non-Performing Loans Held-for-Investment to Loans Held-for-Investment	1.60	1.61	1.72	2.26	2.54
Non-Performing Assets to Total Assets(5)	0.79	0.81	0.90	1.23	1.47

(1)	Represents GreenPoint’s discontinued manufactured housing lending business. The net loss for the year ended December 31, 2001 included the estimated performance of the discontinued operations during the phase-out period based on Accounting Principles Board Opinion No. 30.

(2)	Amounts have been restated to give effect for the 3-for-2 common stock split effective August 2003.

(3)	The efficiency ratio is used by the financial services industry to measure an organization’s operating efficiency. It represents the ratio of non-interest expense to net interest income on a tax equivalent basis and non-interest income, excluding securities gains.

(4)	Presented on a tax equivalent basis.

(5)	Excludes non-performing loans held-for-sale.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following table shows information about our financial condition and results of operations, including per share data and financial ratios, after giving effect to the consummation of the merger both with and without the proposed GreenPoint merger. The table sets forth the information as if the mergers had become effective on December 31, 2003, with respect to the balance sheet information, and as of January 1, 2003, with respect to the income statement information. The pro forma financial data presented are accounted for using the purchase method of accounting.

      The information is based on, and should be read together with, the historical financial statements, including the notes thereto, of North Fork, Trustcompany and GreenPoint that have been presented in prior filings with the SEC, and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find More Information” on page 76 and “Unaudited Pro Forma Combined Condensed Financial Statements” on page 58.

      We anticipate that the mergers will provide the combined company with financial benefits that include cost savings and additional revenue opportunities. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

NORTH FORK BANCORPORATION, INC.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

(Unaudited)
(In thousands, except ratios and per share amounts)

	December 31, 2003

		North Fork/Trustcompany/
	North Fork/Trustcompany	GreenPoint
	Pro Forma Combined	Pro Forma Combined

Consolidated Balance Sheet Data at Period End:
Total Assets	$25,825,607	$54,145,915
Securities:
Available-for-Sale	8,806,948	15,309,702
Held-to-Maturity	247,366	252,954
Loans:
Held-for-Sale	70,169	4,834,492
Held-for-Investment	14,454,313	24,506,058
Goodwill	926,670	5,904,488
Demand Deposits	4,707,964	5,150,895
Interest Bearing Deposits	13,727,612	25,898,809
Federal Funds Purchased & Collateralized Borrowings	3,943,052	11,444,067
Subordinated Debt	476,499	663,819
Capital Securities	259,244	487,022
Senior Notes	—	340,006
Stockholders’ Equity	2,264,470	8,806,878
Consolidated Summary Income Statement for the Year Ended:
Interest Income	$1,318,026	$2,449,919
Interest Expense	354,822	747,013

Net Interest Income	963,204	1,702,906
Provision for Loan Losses	39,050	43,169

Net Interest Income after Provision for Loan Losses	924,154	1,659,737

Mortgage Banking Income	21,504	521,685
Other Non-Interest Income	156,795	239,534
Securities Gains	16,952	20,426
Other Non-Interest Expenses	486,716	1,004,592

Income Before Income Taxes on Continuing Operations	632,689	1,436,790
Provision for Income Taxes on Continuing Operations	209,622	508,060

Net Income from Continuing Operations	$423,067	$928,730

Earnings Per Share on Continuing Operations:
Basic	$2.47	$2.83
Diluted	$2.45	$2.82
Weighted Average Shares Outstanding:
Basic	171,242	327,828
Diluted	172,889	329,475

HISTORICAL AND PRO FORMA SELECTED FINANCIAL RATIOS

(Unaudited)

December 31, 2003

PERFORMANCE RATIOS:
Return on Average Total Assets:
North Fork	1.86%
Trustcompany	0.42
North Fork/ Trustcompany Pro Forma	1.61
North Fork/ Trustcompany/ GreenPoint Pro Forma	1.73
Return on Average Total Stockholders’ Equity:
North Fork	26.15
Trustcompany	6.72
North Fork/ Trustcompany Pro Forma	18.34
North Fork/ Trustcompany/ GreenPoint Pro Forma	10.46
Average Stockholders’ Equity to Average Total Assets:
North Fork	7.11
Trustcompany	6.25
North Fork/ Trustcompany Pro Forma	8.80
North Fork/ Trustcompany/ GreenPoint Pro Forma	16.49
CAPITAL RATIOS:
Tier 1 Risk-Based Capital:
North Fork	10.49
Trustcompany	9.63
North Fork/ Trustcompany Pro Forma	10.17
North Fork/ Trustcompany/ GreenPoint Pro Forma	10.51
Regulatory Minimum Requirement	4.00
Total Risk-Based Capital:
North Fork	15.53
Trustcompany	10.03
North Fork/ Trustcompany Pro Forma	14.40
North Fork/ Trustcompany/ GreenPoint Pro Forma	13.40
Regulatory Minimum Requirement	8.00
Leverage Capital Ratio:
North Fork	6.47
Trustcompany	5.75
North Fork/ Trustcompany Pro Forma	6.26
North Fork/ Trustcompany/ GreenPoint Pro Forma	6.60
Regulatory Minimum Requirement	4.00
ASSET QUALITY DATA:
Allowance for Loan Losses to Loans Held-for-Investment:
North Fork	0.99
Trustcompany	0.48
North Fork/ Trustcompany Pro Forma	0.92
North Fork/ Trustcompany/ GreenPoint Pro Forma	0.86
Allowance for Loan Losses to Nonperforming Loans Held-for-Investment:
North Fork	920
Trustcompany	209
North Fork/ Trustcompany Pro Forma	731
North Fork/ Trustcompany/ GreenPoint Pro Forma	119
Nonperforming Assets to Total Assets(1):
North Fork	0.07
Trustcompany	0.19
North Fork/ Trustcompany Pro Forma	0.08
North Fork/ Trustcompany/ GreenPoint Pro Forma	0.38

(1)	Excludes non-performing loans held-for-sale.

COMPARATIVE PER SHARE DATA

(Unaudited)

      The following table shows certain historical and pro forma per share financial information for North Fork, Trustcompany and GreenPoint. The pro forma combined net income from continuing operations and dividend per share information gives effect to the mergers as if they had become effective January 1, 2003. Book value per share data is as of December 31, 2003. The pro forma data is accounted for using the purchase method of accounting. This information is based on, and should be read together with the historical financial information that has been presented in prior filings with the SEC and the pro forma financial information that appears elsewhere in this document. See “Where You Can Find More Information” on page 76 and “Unaudited Pro Forma Combined Condensed Financial Statements” on page 58.

      The pro forma financial information is not necessarily indicative of results that would have occurred had the mergers been completed on the dates indicated or that may be obtained in the future.

December 31, 2003

North Fork Common Stock:
Net Income per Share from Continuing Operations:
Basic:
Historical	$2.63
North Fork/ Trustcompany Pro Forma(1)	2.47
North Fork/ Trustcompany/ GreenPoint Pro Forma(2)	2.83
Diluted:
Historical	2.60
North Fork/ Trustcompany Pro Forma(1)	2.45
North Fork/ Trustcompany/ GreenPoint Pro Forma(2)	2.82
Cash Dividends Declared per Common Share(3):
Historical	1.11
North Fork/ Trustcompany Pro Forma	1.11
North Fork/ Trustcompany/ GreenPoint Pro Forma	1.11
Book Value Per Share at Period End:
Stated:
Historical	9.69
North Fork/ Trustcompany Pro Forma(4)	13.10
North Fork/ Trustcompany/ GreenPoint Pro Forma(5)	27.24
Tangible:
Historical	6.92
North Fork/ Trustcompany Pro Forma(4)	7.43
North Fork/ Trustcompany/ GreenPoint Pro Forma(5)	8.44

December 31, 2003

Trustcompany Common Stock:
Net Income per Share from Continuing Operations:
Basic:
Historical	0.99
North Fork/ Trustcompany Equivalent Pro Forma(6)	2.47
North Fork/ Trustcompany/ GreenPoint Equivalent Pro Forma(7)	2.83
Diluted:
Historical	0.95
North Fork/ Trustcompany Equivalent Pro Forma(6)	2.45
North Fork/ Trustcompany/ GreenPoint Equivalent Pro Forma(7)	2.82
Cash Dividends Declared per Common Share:
Historical	0.68
North Fork/ Trustcompany Equivalent Pro Forma(6)	1.11
North Fork/ Trustcompany/ GreenPoint Equivalent Pro Forma(7)	1.11
Book Value Per Share at Period End:
Stated:
Historical	14.32
North Fork/ Trustcompany Equivalent Pro Forma(6)	13.10
North Fork/ Trustcompany/ GreenPoint Equivalent Pro Forma(7)	27.24
Tangible:
Historical	14.22
North Fork/ Trustcompany Equivalent Pro Forma(6)	7.43
North Fork/ Trustcompany/ GreenPoint Equivalent Pro Forma(7)	8.44

(1)	The North Fork/ Trustcompany pro forma combined net income per share amounts are calculated by totaling the historical net income of North Fork and Trustcompany and dividing the resulting amounts by the average pro forma combined shares of North Fork and Trustcompany, giving effect to the merger. The average pro forma combined shares of North Fork and Trustcompany equals (a) the historical basic and diluted average shares of North Fork plus (b) the historical basic and diluted average shares of Trustcompany adjusted for the exchange ratio of 1.0 in the merger. The pro forma net income per share amounts do not take into consideration any cost savings or revenue enhancement opportunities that may be realized as a result of the merger.

(2)	The North Fork/ Trustcompany/ GreenPoint pro forma combined net income per share amounts are calculated by (a) totaling the historical net income of North Fork and Trustcompany as described in Note (1), plus GreenPoint’s net income and (b) dividing the resulting amounts by the average pro forma combined shares of North Fork, Trustcompany and GreenPoint, giving effect to the mergers. The average pro forma combined shares of North Fork, Trustcompany and GreenPoint equals (a) the historical basic and diluted average shares of North Fork plus (b) the historical basic and diluted average shares of Trustcompany adjusted for the exchange ratio of 1.0 in the merger and (c) the historical basic and diluted average shares of GreenPoint adjusted for the exchange ratio of 1.0514 in the GreenPoint merger. The pro forma net income per share amounts do not take into consideration any cost savings or revenue enhancement opportunities that may be realized as a result of the merger.

(3)	Pro forma combined cash dividends declared represent North Fork’s historical dividends per share.

(4)	The North Fork/ Trustcompany pro forma combined stated and tangible book values per share amounts are calculated by totaling the historical stated and tangible stockholders’ equity of North Fork and Trustcompany and dividing the resulting amounts by the pro forma combined shares of North Fork and Trustcompany, giving effect to the merger. The pro forma combined shares of North

Fork and Trustcompany reflect North Fork’s historical shares of common stock outstanding and Trustcompany’s historical shares of common stock outstanding adjusted for the exchange ratio of 1.0 in the merger and the assumed exercise of all Trustcompany’s stock options outstanding prior to the merger.

(5)	The North Fork/ Trustcompany/ GreenPoint pro forma combined stated and tangible book values per share amounts are calculated by totaling the historical stated and tangible stockholders’ equity of North Fork, Trustcompany and GreenPoint and dividing the resulting amounts by the pro forma combined shares of North Fork, Trustcompany and GreenPoint, giving effect to the mergers. The pro forma combined shares of North Fork, Trustcompany and GreenPoint reflect (a) North Fork’s historical shares of common stock outstanding; (b) Trustcompany’s historical shares of common stock outstanding adjusted for the exchange ratio of 1.0 in the merger and the assumed exercise of all Trustcompany’s stock options outstanding prior to the merger; and (c) GreenPoint’s historical common shares outstanding adjusted for the exchange ratio of 1.0514 and the assumed exercise of all GreenPoint’s stock options outstanding prior to the merger.

(6)	The North Fork/ Trustcompany equivalent pro forma amounts are calculated by multiplying the corresponding North Fork/ Trustcompany pro forma amounts by the exchange ratio of 1.0.

(7)	The North Fork/ Trustcompany/ GreenPoint equivalent pro forma amounts are calculated by multiplying the corresponding North Fork/ Trustcompany/ GreenPoint pro forma amounts by the exchange ratio of 1.0.

TRUSTCOMPANY SPECIAL MEETING

General

      This proxy statement-prospectus is being furnished to Trustcompany stockholders in connection with the solicitation of proxies by the Trustcompany board of directors to be used at the special meeting of stockholders to be held on           ●          , 2004, at ● p.m., local time, at ●, and at any adjournment or postponement of that meeting. This proxy statement-prospectus and the enclosed form of proxy are being sent to Trustcompany stockholders on or about           ●          , 2004.

      Please promptly sign, date and return the accompanying proxy card in the enclosed postage-paid, addressed envelope. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger.

Record Date and Voting

      The Trustcompany board of directors has fixed the close of business on           ●          , 2004, as the record date for determining the holders of shares of Trustcompany common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of Trustcompany common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were      ●      shares of Trustcompany common stock outstanding.

      Each holder of shares of Trustcompany common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for Trustcompany to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Trustcompany common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card that is received at or prior to the meeting (and not revoked).

      If your proxy card is properly executed and received by Trustcompany in time to be voted at the special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy card but do not provide Trustcompany with any instructions, your shares will be voted FOR the approval and adoption of the merger agreement.

      The only matter that we expect to be presented at the special meeting is the approval and adoption of the merger agreement. If any other matters properly come before the special meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in the manner determined by a majority of the members of the Trustcompany board of directors.

Vote Required

      Approval and adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Trustcompany common stock. Shares as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of Trustcompany stockholders on the merger is based upon the number of outstanding shares of Trustcompany common stock, and not the number of those shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by Trustcompany stockholders will have the same effect as a “NO” vote with respect to this matter. Broker non-votes will be counted for purposes of a quorum but will not be counted as having been voted in person or by proxy at the special meeting and will have the same effect as a “NO” vote.

Revocability of Proxies

      The presence of a stockholder at the special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	sending a written notice to Trustcompany’s Secretary in time to be received before the special meeting stating that you are revoking your proxy;

•	completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting; or

•	attending the special meeting, filing a written notice with the secretary of the meeting stating that you are revoking your proxy and voting in person.

Solicitation of Proxies

      In addition to solicitation by mail, directors, officers and employees of Trustcompany may solicit proxies for the special meeting from Trustcompany stockholders personally or by telephone or telegram without additional remuneration for soliciting such proxies. We will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. We have also made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies and have agreed to pay them $8,000, plus reasonable expenses, for these services.

INFORMATION ABOUT NORTH FORK

      North Fork is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the Bank Holding Company Act. North Fork’s bank subsidiaries, North Fork Bank, a New York state-chartered bank, and Superior Savings of New England, N.A., or Superior Savings, a national bank, operate 177 retail banking facilities throughout Suffolk and Nassau Counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx, in Westchester and Rockland Counties north of New York City and in New Jersey and Connecticut.

      At December 31, 2003, North Fork had total assets of $21.0 billion, deposits of $15.1 billion and stockholders’ equity of $1.5 billion. North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the metropolitan New York area.

      On February 15, 2004, North Fork entered into an agreement with GreenPoint Financial Corp. providing for the merger of GreenPoint with and into North Fork. At December 31, 2003, GreenPoint had total assets of $23.0 billion, deposits of $12.5 billion and stockholders’ equity of $1.8 billion. GreenPoint operates a national mortgage business and GreenPoint Bank, a New York retail bank with 90 retail banking facilities located throughout the metropolitan New York City area, Long Island and Westchester County, New York. For more information about GreenPoint, see “Where You Can Find More Information” on page 76.

      In the GreenPoint merger, GreenPoint stockholders will receive 1.0514 shares of North Fork common stock in exchange for each share of GreenPoint common stock. North Fork will account for its acquisition of GreenPoint under the purchase method of accounting. The pro forma financial information in this document includes pro forma adjustments reflecting the completion of the GreenPoint merger under the purchase method of accounting. See “Unaudited Pro Forma Combined Condensed Financial Statements” on page 58.

      Upon completion of the GreenPoint merger, the North Fork board of directors will be expanded by five members, and Messrs. Thomas S. Johnson and Bharat B. Bhatt, Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, of GreenPoint, and three additional members of the existing GreenPoint board of directors who are reasonably agreed to by North Fork and GreenPoint, will be appointed to fill such vacancies. To date North Fork and GreenPoint have not identified the three additional directors who will serve as directors of North Fork upon completion of the GreenPoint merger. Upon completion of the GreenPoint merger, Mr. Bhatt will also become a senior executive vice president of North Fork.

      Completion of the GreenPoint merger is subject to a number of conditions, including the receipt of all required regulatory approvals and the approval of the stockholders of both North Fork and GreenPoint. North Fork expects to complete the GreenPoint merger in the third quarter of 2004. However, there can be no assurances that North Fork will complete the GreenPoint merger in the anticipated time frame or at all. Completion of the Trustcompany merger is not conditioned upon the completion of the GreenPoint merger, and North Fork intends to complete the Trustcompany merger regardless of whether all of the conditions to the completion of the GreenPoint merger have been satisfied.

      From time to time, North Fork investigates and holds discussions and negotiations concerning possible transactions with other financial institutions. As of the date of this proxy statement-prospectus, North Fork has not entered into any agreements or understandings with respect to any significant business combination transactions except for the transactions described herein and in documents incorporated herein by reference. See “Where You Can Find More Information” on page 76. Any such transaction would be subject to stockholder approval only if required under applicable law or the rules of the NYSE.

      For more information about North Fork’s business, reference is made to North Fork’s Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference. See “Where You can Find More Information” on page 76.

      The principal office of North Fork is located at 275 Broadhollow Road, Melville, New York 11747, telephone number (631) 844-1004.

INFORMATION ABOUT TRUSTCOMPANY

      Trustcompany is a New Jersey state-chartered bank that currently operates 95 retail banking facilities, 43 of which are “in-store” supermarket branches, located in the Counties of Bergen, Essex, Hudson, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren in New Jersey as well as in Rockland County, New York.

      At December 31, 2003, Trustcompany had total assets of $4.3 billion, deposits of $3.3 billion and stockholders’ equity of $263.4 million.

      For more information about Trustcompany’s business, reference is made to Trustcompany’s Annual Report on Form 10-K for the year ended December 31, 2003, which has been filed as an exhibit to North Fork’s Current Report on Form 8-K, dated March 4, 2004, which is incorporated herein by reference. See “Where You can Find More Information” on page 76.

      The principal office of Trustcompany is located at 35 Journal Square, Jersey City, New Jersey 07306, telephone number (201) 420-2500.

THE MERGER

      The following description of the material information pertaining to the merger, including the summary of the material terms and provisions of the merger agreement and the related voting agreements, is qualified in its entirety by reference to the more detailed Appendices to this proxy statement-prospectus, including the merger agreement in Appendix A, the voting agreements in Appendices B-G and the opinion of UBS in Appendix H. We urge you to read all the Appendices to this proxy statement-prospectus in their entirety.

Transaction Structure

      The North Fork board of directors and the Trustcompany board of directors each have unanimously approved the merger agreement, which provides for the merger of Trustcompany with and into North Fork’s principal bank subsidiary, North Fork Bank. North Fork Bank will be the surviving bank in the merger. We expect to complete the merger in the second quarter of 2004. Each share of North Fork common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of North Fork, and each share of Trustcompany common stock issued and outstanding at the effective time of the merger will be converted into one share of North Fork common stock.

      The North Fork certificate of incorporation will be the certificate of incorporation of the combined company after completion of the merger, and the North Fork bylaws will be the bylaws of the combined company. Upon completion of the merger, the North Fork board of directors will be expanded by one member, and Alan J. Wilzig, the Chairman, President and Chief Executive Officer of Trustcompany, will join the North Fork board of directors. Mr. Wilzig also will become a director of North Fork Bank and an executive vice president of North Fork and North Fork Bank, principally in charge of operations of the combined company in New Jersey.

Background of the Merger

      Trustcompany has periodically considered the possibility of various forms of strategic alternatives to its current operative strategy, including potential business combinations with a variety of financial institutions, as well as maximizing its performance as an independent company. These strategic alternatives included a possible acquisition of Trustcompany by a larger financial institution, the acquisition by Trustcompany of a smaller institution, a merger of equals and the formation of a holding company structure for Trustcompany. Trustcompany from time to time evaluated the potential benefits of various business combinations, such as those outlined above, and assessed the potential strategic fit with institutions based on, among other things, their lines of business, prospects, management, geographic location and concentration.

      In early March 2002, Trustcompany’s financial advisor met with representatives of North Fork to discuss a potential business combination between Trustcompany and North Fork. These discussions were preliminary and informal. In late April 2002, the parties agreed to exchange more detailed information and signed a confidentiality agreement, which was supplemented on December 1, 2003 after talks between Trustcompany and North Fork resumed as described below. From early May until July 2002, North Fork and Trustcompany conducted informal due diligence. After that time, there were no further discussions between the parties until December 2002.

      After the suspension of the preliminary discussions with North Fork, Trustcompany decided to pursue a holding company structure to achieve greater financial and operative flexibility for Trustcompany as a stand-alone entity, and in July 2002, Trustcompany Bancorp, a New Jersey corporation, was formed. Trustcompany’s board of directors approved an acquisition and exchange of shares of Trustcompany common stock for shares of Trustcompany Bancorp common stock that would have resulted in Trustcompany Bancorp becoming the parent holding company of Trustcompany. This holding company strategy was tabled for the period from late November 2002 until August 2003. Finally, in late November

2003, when the discussions between Trustcompany and North Fork resumed, Trustcompany again put the holding company structure on hold.

      During the first half of December 2002, discussions about a possible business combination between Trustcompany and North Fork resumed. Throughout December 2002 and January 2003, Trustcompany’s chief executive officer, Alan J. Wilzig, and its current chief financial officer, William S. Burns, met periodically with Trustcompany’s financial advisor to discuss, among other things, the status and prospects of Trustcompany, the markets it was operating in, and the possibilities of reopening discussions of a possible business combination with North Fork. In addition, during the month of December 2002, Mr. Wilzig spoke informally with John A. Kanas, North Fork’s chief executive officer, about a possible business combination. On December 30, 2002, Trustcompany’s financial advisor met with Mr. Kanas on behalf of Trustcompany to further discuss and explore North Fork’s potential interest in a business combination with Trustcompany.

      During January 2003, Trustcompany provided North Fork with confidential financial information regarding Trustcompany. This was followed by a meeting among Trustcompany’s financial advisor, Mr. Kanas and Daniel M. Healy, North Fork’s chief financial officer, to discuss their review of that confidential financial information. On January 22, 2003, Mr. Burns and other officers of Trustcompany met with Mr. Healy and other officers of North Fork, together with financial advisors to both Trustcompany and North Fork. Following that meeting, the parties determined that it was not in the best interests of Trustcompany and North Fork to proceed with further discussions at that time. The exchange ratio proposed by North Fork was significantly discounted from the exchange ratio that Trustcompany believed to be fair and in the best interests of Trustcompany and its stockholders.

      From time to time during the course of 2003, Trustcompany had informal discussions with several financial institutions other than North Fork concerning the possibility of a transaction with Trustcompany. Discussions with one financial institution proceeded to the exchange of confidentiality agreements and one meeting attended by senior executives of both institutions, as well as financial and legal advisors of both sides. However, those discussions never led to serious negotiations and were eventually abandoned in August 2003.

      In late October and early November of 2003, Trustcompany resumed discussions with UBS Securities LLC, Trustcompany’s financial advisor, about a possible business combination between North Fork and Trustcompany. On November 6, 2003, UBS met with Messrs. Kanas and Healy to update North Fork on recent developments at Trustcompany and discuss the possibility of an acquisition by North Fork. As a result of those discussions, North Fork concluded that it could generate increased earnings by leveraging the Trustcompany franchise with North Fork’s efficient infrastructure. The two North Fork executives expressed particular interest in Trustcompany’s extensive New Jersey branch network and its strong core deposit and loan customer relationships and decided to meet with Messrs. Wilzig and Burns to discuss the issues surrounding a potential business combination. Messrs. Kanas and Healy also indicated a preference that consideration for a possible merger would be in the form of 100% North Fork stock.

      On December 3, 2003, Mr. Healy met with Mr. Burns to discuss, among other things, Trustcompany’s financial condition, its most recent results of operation, a detailed review of balance sheet and income statement trends, potential cost savings assumptions and pro forma purchase accounting adjustments, terms of a potential merger, including the proposed exchange ratio of North Fork stock for Trustcompany stock, the merger consideration, and the role of Trustcompany and New Jersey in North Fork’s strategic plans. After meeting for several hours, the two chief financial officers verbally agreed on a merger consideration of 100% North Fork stock at a fixed exchange ratio of one share of North Fork common stock for each share of Trustcompany common stock, taking into account the then-current conditions of the market, the then-current price of each of Trustcompany and North Fork common stock and the potential of the stock price of the combined entity if a merger was to take place, subject to additional discussions between Messrs. Kanas and Wilzig and further due diligence by North Fork and Trustcompany and their respective legal and financial advisors. On December 8, 2003, Mr. Kanas met with Mr. Wilzig. Both parties agreed to commence due diligence immediately in order to finalize and announce a transaction as quickly as possible. Trustcompany’s management believed that it was in the best interests of Trustcompany and its stockholders to pursue further discussions with North Fork at this time as a result of North Fork proposing a more attractive exchange ratio for Trustcompany shares. Additional factors that contributed to Trustcompany’s desire to pursue a possible strategic combination with North Fork included North Fork’s performance during 2003, and the corresponding increase in its share price (from about $32 in late January 2003 to about $39 when discussions resumed in early December 2003), North Fork’s entrance into the New Jersey marketplace and Trustcompany’s planned move into Manhattan.

      On December 9, 2003, the North Fork board of directors held a special meeting at which the terms of the proposed transaction were presented to the board and discussed. At such meeting, the North Fork board authorized its management to pursue further due diligence and negotiations with the management of Trustcompany.

      From December 9 to December 13, 2003, North Fork had a team of its employees, accountants, financial advisors and attorneys perform a comprehensive due diligence review of Trustcompany. This review, which included an examination of Trustcompany’s operational, financial, accounting, tax and legal practices and perspectives, was held at the offices of Trustcompany’s outside legal advisor, Sullivan & Cromwell LLP, in New York City. Similarly, representatives of Trustcompany, as well as its accountants, financial advisors and in-house attorneys, performed a due diligence review of North Fork with particular focus on North Fork’s operating strategy, financial projections and potential risk elements.

      Trustcompany’s board of directors met on the afternoon of December 14, 2003 and the evening of December 15, 2003 to consider the terms and conditions of the merger. During that same period, North Fork and representatives of certain significant stockholders of Trustcompany — specifically Naomi Wilzig, Alan Wilzig, Ivan Wilzig, Sherry Wilzig Izak, Donald Brenner and Richard Kanter — negotiated the terms of a voting agreement, which North Fork maintained was a precondition to the merger, pursuant to which such stockholders would agree to vote their respective Trustcompany shares in favor of the merger. Trustcompany’s financial and legal advisors (UBS Securities LLC and Sullivan & Cromwell LLP, respectively) were present at both meetings of the Trustcompany board of directors to review and discuss with, and answer questions from, the members of Trustcompany’s board of directors relating to the terms of the proposed merger. The December 14, 2003 meeting began with updates and summaries by Trustcompany senior management on Trustcompany’s due diligence review of North Fork’s business, financial condition and results of operations. UBS then reviewed its financial analysis of the exchange ratio and rendered to the Trustcompany board of directors an oral opinion (which was confirmed by delivering a written opinion dated December 16, 2003, the date of execution of the merger agreement) to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limitations described in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Trustcompany stockholders (other than the Trustcompany stockholders who are parties to the above-described voting agreements). Sullivan & Cromwell LLP updated Trustcompany’s board of directors on the status of the negotiations of the merger agreement with North Fork and related matters, including a review of the key provisions of the merger agreement, the voting agreements referenced below and Mr. Wilzig’s employment agreement, and reviewed and discussed with the directors their fiduciary duties and responsibilities in a transaction of this type under applicable New Jersey law. The directors engaged in detailed discussions with the financial and legal advisors and senior management including with respect to the proposed merger, the terms and conditions of the merger agreement and the directors’ fiduciary duties.

      At the December 15, 2003 meeting, Trustcompany’s board was updated on the status of the negotiations with North Fork, including the remaining open issues of the merger agreement, the voting agreements and Mr. Wilzig’s employment agreement. At the conclusion of that meeting, Trustcompany’s board of directors agreed to meet on the morning of December 16, 2003 to review all final, negotiated items relating to the merger of Trustcompany and North Fork, including the merger agreement. At the December 16, 2003 meeting, following a discussion with UBS Securities LLC and Sullivan & Cromwell LLP and senior management, Trustcompany’s board of directors voted unanimously to approve, and to recommend to Trustcompany’s stockholders the approval of, the merger and the merger agreement.

      On December 15, 2003, the North Fork board of directors held a special meeting at which senior management of North Fork reviewed its discussions and negotiations with Trustcompany regarding the proposed transaction, financial information with respect to Trustcompany and the proposed transaction, as well as the results of its due diligence investigation of Trustcompany. Also at this meeting, Skadden, Arps, Slate, Meagher & Flom LLP, counsel to North Fork, reviewed with the North Fork board of directors the terms of the merger agreement, the voting agreements and Mr. Wilzig’s employment agreement. After questions by and discussion among the members of the North Fork board of directors, and after consideration of the factors described under “— North Fork’s Reasons for the Merger,” the North Fork board of directors voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, as well as the voting agreements and Mr. Wilzig’s employment agreement.

      Early on the morning of December 16, 2003, following approval by both North Fork’s and Trustcompany’s boards of directors, North Fork and Trustcompany executed the merger agreement and North Fork and the Trustcompany stockholders referred to above executed the voting agreements, and the execution of the merger agreement was publicly announced around 8:00 a.m., New York City time.

      Trustcompany’s board of directors held a telephonic meeting on the morning of February 15, 2004. The purpose of the meeting was to review with Trustcompany’s board the proposed merger of North Fork and GreenPoint and to determine whether the board would continue to recommend the merger of Trustcompany with North Fork Bank in light of that merger. UBS Securities LLC and Sullivan & Cromwell LLP participated in the meeting to review and discuss with, and answer questions from, the members of Trustcompany’s board of directors relating to the merger between North Fork and GreenPoint. At this meeting, UBS reviewed with the Trustcompany board of directors its financial analysis of the exchange ratio as well as financial aspects of the proposed GreenPoint merger and its potential impact on North Fork and the proposed merger. Sullivan & Cromwell LLP updated Trustcompany’s board of directors on its fiduciary duties and responsibilities in a transaction of this type under applicable New Jersey law and discussed the relevant framework under the merger agreement. Trustcompany’s board also received and considered a written presentation from North Fork regarding the proposed merger with GreenPoint, and an oral presentation from North Fork’s chief financial officer, Daniel M. Healy, who was present for a portion of the meeting. The directors engaged in detailed discussions with the financial and legal advisors and senior management, and asked a number of questions regarding the GreenPoint merger of Mr. Healy, including questions regarding the effect of a merger between North Fork and GreenPoint on the expected timing of the merger between Trustcompany and North Fork. Trustcompany’s board unanimously agreed to continue to recommend that Trustcompany stockholders vote in favor of the merger agreement subject to finalization of the GreenPoint merger agreement on terms substantially similar to the terms reviewed by Trustcompany’s board and receipt of a written opinion from UBS. On February 16, 2004, UBS delivered to Trustcompany’s board of directors its written opinion, which is described under “— Opinion of Trustcompany’s Financial Advisor,” to the effect that, as of February 16, 2004 and based on and subject to the assumptions made, matters considered and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Trustcompany common stock (other than those holders party to the voting agreements).

North Fork’s Reasons for the Merger

      North Fork’s board of directors believes that the merger with Trustcompany will allow North Fork to enhance its market penetration in New Jersey, with Trustcompany’s 94 retail banking facilities in northern and central New Jersey and improve North Fork’s retail banking franchise by adding $3.3 billion in deposits.

      In reaching its decision to approve the merger agreement, the North Fork board of directors consulted with management of North Fork, as well as with its legal and financial advisors, and considered the following material factors:

•	The financial performance and condition, business operations, capital level and asset quality of Trustcompany and projected results and prospects of North Fork and Trustcompany on a combined basis, including anticipated cost savings.

•	The anticipated financial effects of the merger, including an estimated $30.6 million in cost savings on an after-tax basis expected to result from the merger, and the expectation that the merger would be immediately accretive to North Fork’s GAAP earnings per share in 2004 by 3.8% on an annualized basis, based on I/ B/ E/ S International Inc. estimates and North Fork management’s estimates for cost savings to be achieved within 90 days following the merger. Anticipated after-tax cost savings include $14 million in compensation and benefits, $3 million in occupancy and equipment, and $13 million in other operating expenses. On a pro forma basis, giving effect to the merger as of September 30, 2003, North Fork would have total assets of $25.3 billion, deposits of $18.2 billion, stockholders’ equity of $2.2 billion, and stated and tangible book value per share of approximately $12.68 and $7.27, respectively. The North Fork board of directors was advised in this regard that North Fork expects to incur an after-tax restructuring charge of approximately $42.4 million in connection with the completion of the merger. The combined company’s ability to achieve these cost savings and other results depends on various factors, a number of which will be beyond its control, and there can be no assurance that such results will be achieved. See “Forward-Looking Statements” on page ii.

•	The terms of the merger agreement, including the exchange ratio, which, based on the closing stock price for North Fork on December 15, 2003, provided for price-to-2004 estimated earnings per share on a GAAP basis, based on I/B/E/S consensus earnings per share estimates, and price-to-tangible book value per share multiples of 20.2x and 2.58x, respectively.

•	The current and prospective economic, competitive and regulatory environment facing financial institutions and their competitors generally, and North Fork in particular.

•	The expectation that the merger would be treated as a tax-free reorganization for United States federal income tax purposes and would be accounted for as a purchase.

      In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, North Fork’s board of directors did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. North Fork’s board of directors considered all of the factors described above together, including through discussions with and questioning of North Fork’s management and North Fork’s legal and financial advisors. In considering the factors described above, individual members of North Fork’s board of directors may have given different weight to different factors.

Recommendation of the Trustcompany Board and Trustcompany’s Reasons for the Merger

      Trustcompany’s board of directors believes that the New York metropolitan area is one of the most attractive banking markets in the country, but competition has intensified in recent years as larger banking organizations have established a significant presence, both de novo and by acquisition, throughout that market. A merger with North Fork would continue this focus on the New York metropolitan area, while enabling Trustcompany’s stockholders both to receive a premium and become stockholders of a company with a strong record of financial performance. The board consulted with financial, legal and other advisors and determined that the merger was in the best short-term and long-term interests of Trustcompany and its stockholders, as well as its employees, customers and the communities it serves.

      In reaching its decision to approve the merger agreement, Trustcompany’s board of directors consulted with Trustcompany senior management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

•	The board’s understanding of the business, operations, financial condition, earnings and prospects of each of Trustcompany and North Fork, taking into account the results of Trustcompany’s due diligence review of North Fork.

•	The fact that Trustcompany and North Fork share a similar commitment to their stockholders, customers, employees and the communities they serve and are both focused on maintaining strong profitability with high asset quality, which Trustcompany’s board believed would facilitate the process of integration of these two organizations.

•	The effect of the merger on Trustcompany’s depositors, customers, employees and the communities it serves. The complementary nature of Trustcompany’s and North Fork’s geographic markets presents an opportunity for minimal disruption in Trustcompany’s current branch operations and will afford Trustcompany’s depositors, customers and the communities it serves with increased financial services and access to those services throughout a wider market area.

•	The expected financial strength of the combined company following the merger, including its ability to realize enhanced returns on capital and to take advantage of various business opportunities with greater financial resources.

•	The benefit to Trustcompany’s stockholders from increased growth prospects associated with the North Fork proposal and the belief that the merger represents superior prospects when compared to a stand-alone strategy. Trustcompany’s board considered the current and prospective environment in which Trustcompany and North Fork operate, including national and local economic conditions, the competitive environment for financial institutions generally, the trend toward consolidation in the financial services industry and the potential effect of these factors on Trustcompany’s growth, development, productivity and profitability. Trustcompany’s board further considered the fact that a number of Trustcompany’s major competitors are substantially larger than Trustcompany and have a significant presence and substantially greater market share in the greater New York City metropolitan area.

•	The historical stock price performance of both Trustcompany and North Fork and the potential for North Fork common stock price appreciation, including the fact that at the time the board approved the transaction North Fork was trading in line with its peer group while it traditionally trades at a premium to that group.

•	The multiples, including price-to-earnings, price-to-book value and price-to-tangible book value, implied by the proposed merger (based on North Fork’s closing price of $38.36 on December 12, 2003) compared to Trustcompany on a stand-alone basis and comparable transactions.

Price-to-2004
	Estimated Earnings		Price to Tangible
Institution	on a GAAP basis(1)	Price-to-Book Value	Book Value

Trustcompany	19.2x	2.44x	2.46x
Median of Comparable Transactions	17.5x	2.38x	2.71x
Pro-forma Combined Trustcompany/North Fork	20.6x	2.61x	2.63x

(1)	Based on I/B/E/S consensus earnings per share estimates.

•	Based on the closing price of North Fork’s common stock on December 12, 2003, the exchange ratio to be used in the merger represented an implied premium of 7.2% over the closing price of Trustcompany common stock on the Nasdaq National Market on December 12, 2003 and an implied premium of 16.8% over the 30-day average historical exchange ratio obtained by comparing the closing prices for Trustcompany common stock and North Fork common stock during the period ending on that date.

•	North Fork’s projected dividend rate represents a 50% increase over Trustcompany’s current dividend rate.

•	The tax-free nature of the transaction to Trustcompany stockholders with respect to shares of North Fork common stock they receive in exchange for their Trustcompany common stock.

•	The opinion of UBS Securities LLC, dated December 16, 2003, the date of the merger agreement, to the effect that, as of that date and based upon and subject to various assumptions made, matters considered and limitations described in its written opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Trustcompany common stock (other than those holders who were party to the voting agreements).

•	The chairman of Trustcompany’s board, Mr. Alan J. Wilzig, will be appointed to the board of directors of North Fork and North Fork Bank and Mr. Wilzig will be an executive officer of North Fork and North Fork Bank, overseeing North Fork’s operations in the New Jersey region.

•	North Fork will indemnify, defend and hold harmless the members of Trustcompany’s board and executive officers.

•	Trustcompany’s board also considered the terms of the voting agreements entered into by North Fork and the holders of approximately 42% of Trustcompany’s common stock under which these stockholders agreed to vote their respective shares of Trustcompany common stock in favor of the merger.

      Trustcompany’s board also considered potentially adverse factors in connection with the merger, including the following:

•	the challenges of integrating the businesses and operations of two financial services companies;

•	the possibility that anticipated transaction synergies, including anticipated cost savings, revenue enhancements and growth prospects, would not be achieved or would be achieved later than planned;

•	the possibility that North Fork’s stock price falls, which would result in a decline in the value of the merger consideration to be received by Trustcompany stockholders;

•	the risks associated with the need to obtain necessary regulatory and stockholder approvals and the terms of such regulatory approvals; and

•	the possibility that merger integration would occupy more of management’s time and attention than anticipated and therefore impact other strategic and business priorities.

      Trustcompany’s board realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded that the potential positive factors outweighed the potential risks of consummating the merger.

      On February 15, 2004, in connection with Trustcompany’s board of directors’ review of information regarding the GreenPoint merger and confirmation of its recommendation to the Trustcompany stockholders, the Trustcompany board updated its review of the factors with respect to the merger described above in light of the proposed merger of North Fork and GreenPoint.

      This discussion of information and factors considered by Trustcompany’s board is not intended to be exhaustive, but includes all material factors considered by it. Trustcompany’s board did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors. After consideration of these factors, Trustcompany’s board concluded that the merger and the merger agreement are in the best long-term and short-term interests of Trustcompany and its stockholders, as well as its employees, customers and the communities it serves, and they authorized and approved the merger agreement and recommended that Trustcompany stockholders adopt the merger agreement. It should be noted that this explanation of Trustcompany’s board’s reasoning and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page ii.

      Trustcompany’s board of directors unanimously recommends that Trustcompany stockholders vote “FOR” the approval and adoption of the merger agreement.

Opinion of Trustcompany’s Financial Advisor

      On December 14, 2003, at a meeting of Trustcompany’s board of directors held to approve the proposed merger, UBS delivered to Trustcompany’s board an oral opinion (confirmed by delivery of a written opinion dated December 16, 2003, the date of execution of the merger agreement), to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of Trustcompany common stock (other than those holders who were party to the voting agreements).

      In connection with Trustcompany’s board of directors review of information regarding of the GreenPoint merger and confirmation of its recommendation to the Trustcompany stockholders, the Trustcompany board requested an updated opinion from UBS as to the fairness, from a financial point of view, of the exchange ratio in the proposed merger. On February 16, 2004, UBS delivered to Trustcompany’s board of directors its written opinion, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Trustcompany common stock (other than those holders who were party to the voting agreements). The full text of UBS’ February 16, 2004 opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Appendix H and is incorporated into this proxy statement-prospectus by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the exchange ratio and does not address any other aspect of the merger or any related transaction (including the GreenPoint merger). The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Trustcompany or the underlying business decision of Trustcompany to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the proposed merger or any other matter. You are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion below is qualified in its entirety by reference to the full text of UBS’ opinion, which is attached to this proxy statement-prospectus as Appendix H.

      In arriving at its opinion, UBS:

•	reviewed publicly available business and historical financial information and other data relating to the business and financial prospects of Trustcompany, North Fork and GreenPoint, including publicly available consensus financial forecasts and estimates relating to Trustcompany, North Fork and GreenPoint that were reviewed and discussed with UBS by Trustcompany’s management;

•	reviewed the reported prices and trading activity for Trustcompany common stock, North Fork common stock and GreenPoint common stock;

•	reviewed internal financial information and other data relating to the business and financial prospects of Trustcompany, North Fork and GreenPoint that were provided to UBS by Trustcompany and North Fork, and were not publicly available;

•	conducted discussions with members of the senior managements of Trustcompany and North Fork concerning the respective businesses and financial prospects of Trustcompany, North Fork and GreenPoint;

•	reviewed publicly available financial and stock market data with respect to companies in lines of businesses that UBS believed to be generally comparable to those of Trustcompany, North Fork and GreenPoint;

•	compared the financial terms of the merger and the GreenPoint merger with the publicly available financial terms of other transactions that UBS believed to be generally relevant;

•	considered pro forma effects of the merger and the GreenPoint merger on North Fork’s financial statements and reviewed estimates of synergies and other potential benefits prepared by the management of North Fork and reviewed and discussed with UBS by the managements of Trustcompany and North Fork;

•	considered the potential impact of the GreenPoint merger on North Fork and the merger;

•	reviewed the merger agreement and the GreenPoint merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

      In connection with its review, with Trustcompany’s consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with Trustcompany’s consent, UBS relied on that information being complete and accurate in all respects material to its analysis. In addition, at Trustcompany’s direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Trustcompany, North Fork or GreenPoint, and was not furnished with any evaluation or appraisal. As Trustcompany was aware, UBS was not provided access to GreenPoint or its management in connection with the GreenPoint merger and, accordingly, with Trustcompany’s consent, UBS relied upon its discussions with the management of North Fork regarding North Fork’s due diligence of GreenPoint. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies and other potential benefits that it reviewed relating to Trustcompany, North Fork and GreenPoint, UBS assumed, at Trustcompany’s direction, that they reflected the best then available estimates and judgments of the managements of Trustcompany and North Fork as to the future performance of Trustcompany, North Fork and GreenPoint, respectively, and were otherwise reasonable. In addition, UBS assumed, with Trustcompany’s approval, that these future financial results would be achieved in all respects material to its analysis, and these synergies and other potential benefits would be realized, at the times and in the amounts projected by the management of North Fork and reviewed and discussed with UBS by Trustcompany’s management. UBS also assumed, with Trustcompany’s consent, that each of the merger and GreenPoint merger will qualify as a tax-free reorganization for United States federal income tax purposes. UBS also assumed, with Trustcompany’s consent, that each of Trustcompany, North Fork, North Fork Bank and GreenPoint would comply with all terms of the merger agreement and the GreenPoint merger agreement, as the case may be, without waiver, modification or amendment in any manner material to its analysis. UBS further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger and the GreenPoint merger would be obtained without any material adverse effect on Trustcompany, North Fork, GreenPoint, the merger, the GreenPoint merger or otherwise in any manner material to its analysis.

      In connection with its engagement, UBS was not authorized to, and it did not, solicit indications of interest in a possible business combination with Trustcompany. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion. UBS assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date of its opinion. UBS was not asked to, and it did not, offer any opinion as to any terms of the merger agreement (other than, as described in this proxy statement-prospectus, the exchange ratio) or the GreenPoint merger agreement or the form of the merger or the GreenPoint merger. UBS expressed no opinion as to what the value of North Fork common stock would be when issued in the merger or the GreenPoint merger or the prices at which North Fork common stock would trade or otherwise be transferable at any time. Except as disclosed above, Trustcompany imposed no other instructions or limitations on UBS with respect to the investigation made or the procedures followed by UBS in rendering its opinion.

      In connection with rendering its opinion to the Trustcompany board, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Trustcompany, North Fork or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

      UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

      The estimates of the future performance of Trustcompany, North Fork and GreenPoint derived from the managements of Trustcompany and North Fork or public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Trustcompany and North Fork. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies actually may be sold.

      The exchange ratio was determined through negotiation between Trustcompany and North Fork and the decision to enter into the merger agreement was solely that of the Trustcompany board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the Trustcompany board in its evaluation of the merger and should not be viewed as determinative of the views of the Trustcompany board of directors or management with respect to the merger or the exchange ratio.

      The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Trustcompany board of directors in connection with its opinion dated February 16, 2004. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Comparable Companies Analysis

      Trustcompany. UBS compared selected financial information for Trustcompany with corresponding financial information of nine selected publicly held companies in the small regional banking market that operate in the Mid-Atlantic or Northeast markets. These selected companies included the following banks:

•	Community Bank;

•	First Commonwealth Financial;

•	Harleysville National;

•	Hudson United Bancorp;

•	NBT Bancorp;

•	National Penn;

•	Provident Bankshares;

•	S&T Bancorp; and

•	Susquehanna.

The selected companies may significantly differ from Trustcompany based on, among other things, their size, geographic coverage area, customer focus and services.

      UBS reviewed the equity values of the selected companies as multiples of calendar year 2003 and estimated calendar years 2004 and 2005 earnings per share, or EPS, on a GAAP basis and on a cash basis, as well as book value per share and tangible book value per share as of December 31, 2003. UBS then compared the multiples derived from the selected companies with corresponding multiples for Trustcompany based the exchange ratio and the closing price of North Fork’s common stock on February 13, 2004. Multiples for the selected companies were based on closing stock prices on February 13, 2004. Financial data for the selected companies and Trustcompany were based on company press releases, public filings and consensus estimates from I/ B/ E/ S International, which provides a database of research analysts’ estimates for future earnings. This analysis indicated the following high, low and median price multiples for the selected companies, as compared to the multiples implied for Trustcompany based on the exchange ratio provided for in the merger:

Stock Prices as Multiples of:

Tangible
	2003A	2003A	2004E	2004E	2005E	2005E	Book	Book
	EPS	EPS	EPS	EPS	EPS	EPS	Value/	Value/
	GAAP	Cash	GAAP	Cash	GAAP	Cash	Share	Share

High	19.7x	19.7x	17.8x	17.5x	16.3x	16.0x	3.67x	4.72x
Median	15.6x	15.5x	14.5x	14.4x	13.6x	13.5x	2.41x	2.73x
Low	14.1x	13.2x	13.2x	12.4x	12.2x	11.6x	1.65x	2.15x
Trustcompany (based on exchange ratio)	29.9x	29.8x	23.5x	23.4x	21.4x	21.3x	3.17x	3.19x

      North Fork. UBS also compared selected financial information for North Fork with corresponding financial information of seven selected publicly held companies in the super regional banking market. These selected companies included the following banks:

•	BB&T Corporation;

•	KeyCorp;

•	M&T Bank Corporation;

•	The PNC Financial Services Group, Inc.;

•	Regions Financial Corporation;

•	SouthTrust Corporation; and

•	SunTrust Banks, Inc.

The selected companies may significantly differ from North Fork based on, among other things, their size, exact geographic coverage area, customer focus and services.

      UBS reviewed the equity values of the selected companies as multiples of calendar years 2004 and 2005 estimated EPS on a GAAP basis and a cash basis, as well as book value per share and tangible book value per share as of December 31, 2003. UBS then compared the multiples derived from the selected companies with corresponding multiples for North Fork based on the closing price of North Fork common stock on February 13, 2004, both with and without giving effect to potential cost savings. For purposes of this analysis, UBS assumed that both the merger and the GreenPoint merger were consummated as of December 31, 2003 and, accordingly, the financial data for North Fork included financial data for Trustcompany and GreenPoint. Multiples for the selected companies were based on closing stock prices on February 13, 2004. Financial data for the selected companies, Trustcompany, North Fork and GreenPoint were based on company press releases, public filings and I/ B/ E/ S consensus estimates and estimated cost savings were based on estimates of North Fork management. This analysis indicated the following median price multiples for the selected companies, as compared to the implied multiples for North Fork as of February 13, 2004, both with and without giving effect to potential cost savings:

Stock Prices as Multiples of:

Tangible
	2004E	2004E	2005E	2005E	Book	Book
	EPS	EPS	EPS	EPS	Value/	Value/
	GAAP	Cash	GAAP	Cash	Share	Share

Median	13.9x	13.8x	12.9x	12.7x	2.14x	3.42x
North Fork (without cost savings)	15.2x	15.2x	14.1x	14.1x	3.30x	5.09x
North Fork (with cost savings)	13.1x	12.9x	12.2x	12.0x	1.60x	5.52x

Discounted Cash Flow Analysis

      UBS calculated the estimated present value of Trustcompany common stock, using discount rates ranging from 10% to 12%. UBS applied forward price-to-earnings multiples for Trustcompany ranging from 13.0x to 15.0x to Trustcompany’s EPS based on I/B/E/S consensus estimates of $1.86 in 2004 and an I/B/E/S consensus long-term EPS growth rate of 10% for the years 2005-2009. This analysis indicated an implied reference range for Trustcompany common stock of approximately $25.33 to $30.89 per share, as compared to the implied Trustcompany common stock value of $43.75 per share based on the closing price of North Fork common stock on February 13, 2004 and the exchange ratio provided for in the merger.

Analysis of Selected Precedent Transactions

      UBS reviewed the implied equity values in the following 12 selected mergers and acquisitions transactions in the regional banking industry announced since March 2003:

Acquiror	Target	Date

Sovereign Bancorp Inc.	Seacoast Financial Services Corporation	January 2004
Provident Financial Group, Inc.	First Sentinel Bancorp, Inc.	December 2003
Banknorth Group, Inc.	CCBT Financial Companies, Inc.	December 2003
Independence Community Bank Corp.	Staten Island Bancorp, Inc.	November 2003
Webster Financial Corporation	FIRSTFED AMERICA BANCORP, INC.	October 2003
The PNC Financial Services Group Inc.	United National Bancorp	August 2003
First Niagara Financial Group, Inc.	Troy Financial Corporation	August 2003
The New Haven Savings Bank	Connecticut Bancshares, Inc.	July 2003
New York Community Bancorp, Inc.	Roslyn Bancorp, Inc.	June 2003
Sovereign Bancorp, Inc.	First Essex Bancorp, Inc.	June 2003
Royal Bank of Scotland Group plc	Port Financial Corp.	April 2003
Mercantile Bankshares Corporation	F&M Bancorp	March 2003

The selected transactions may different significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

      UBS reviewed the implied equity value in the selected transactions as multiples of calendar years 2003 and 2004 estimated EPS, book value and tangible book value as well as per share premiums paid or to be paid over the closing price of the acquired company on the trading day immediately before the transaction announcement. UBS then compared the multiples derived from the selected transactions with corresponding multiples implied in the merger. Financial data for the selected transactions and Trustcompany were based on company press releases, public filings and consensus I/B/E/S estimates at the time of the announcement of the transaction. UBS used the closing prices for Trustcompany common stock and North Fork common stock on February 13, 2004. This analysis indicated the following implied high, low and median multiples for the selected transactions, as compared to the multiples implied for Trustcompany based on the exchange ratio provided for in the merger, as well as the implied premiums for the selected transactions, as compared to the premium implied in the merger based on the closing price of Trustcompany common stock on December 12, 2003:

	Equity Value Per Share as Multiples of:

				Tangible
	2003E	2004E	Book	Book
	EPS	EPS	Value/	Value/	One-Day
	GAAP	GAAP	Share	Share	Premium

High	37.4x	23.7x	2.96x	4.21x	43.3%
Median	19.6x	18.1x	2.48x	2.79x	15.5%
Low	10.5x	9.7x	2.08x	2.25x	1.8%
Trustcompany (based on exchange ratio)	29.9x	23.5x	3.17x	3.19x	7.2%

Pro Forma Merger Analysis

      UBS analyzed the potential pro forma financial effects of the merger on Trustcompany’s estimated EPS on a cash basis for calendar years 2004 and 2005, both with and without giving effect to the proposed GreenPoint merger and after giving effect to potential cost savings and other synergies anticipated by the management of North Fork to result from the merger and GreenPoint merger, as the case may. Based on the exchange ratio, this analysis indicated that the merger could be accretive to Trustcompany’s estimated EPS on a cash basis in calendar years 2004 and 2005, both with and without giving effect to the proposed GreenPoint merger and after giving effect to potential cost savings and other synergies. The estimates of achievable cost savings and other synergies and the timing of the realization of these cost savings and other synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. Actual results may vary, and variations in amounts and timing may be material.

Other Factors

      UBS also reviewed for Trustcompany’s board of directors, for informational purposes, financial aspects of the proposed GreenPoint merger. In particular, UBS compared selected financial information of GreenPoint to corresponding data of selected publicly held companies in the mid-size regional banking markets and reviewed the financial terms of selected merger and acquisition transactions in the mid-size banking industry. UBS also calculated the estimated present value of the implied per share value of GreenPoint common stock both with and without giving effect to potential cost savings and synergies anticipated by the management of North Fork to result from the GreenPoint merger and reviewed the potential pro forma financial impact of the GreenPoint merger on North Fork’s financial results. In addition, UBS reviewed the relative contributions of North Fork and GreenPoint to the combined company and the implied exchange ratios based on the average daily closing prices of the North Fork common stock and GreenPoint common stock over various periods and the premiums implied by these ratios.

Terms of Engagement, Selection of UBS, Material Relationships

      Under the terms of its engagement, Trustcompany has agreed to pay UBS for its financial advisory services rendered in connection with the merger an aggregate fee based on 0.77% of the total consideration received by the holders of Trustcompany common stock as well as a fee in connection with its opinion dated February 16, 2004. The aggregate fees payable to UBS currently are estimated to be approximately $7.5 million. In addition, Trustcompany has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

      Trustcompany selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with Trustcompany and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

      UBS and its predecessors and affiliates have provided services in the past to Trustcompany, North Fork and GreenPoint, for which services UBS and its predecessors and affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may have held or traded, and may in the future hold or trade, the securities of Trustcompany, North Fork and GreenPoint for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Conversion of Stock

      At the effective time of the merger, each share of Trustcompany common stock outstanding, other than the shares described in the following sentence, will be converted into the right to receive one share of North Fork common stock. Shares of Trustcompany common stock held by North Fork or Trustcompany or any subsidiary of either company will not be converted into the right to receive North Fork common stock, except, in both cases, for shares held in a fiduciary capacity for the benefit of third parties and shares held in respect of a debt previously contracted.

      Because the exchange ratio is fixed and because the market price of North Fork common stock may fluctuate prior to the effective time, the value of the shares of North Fork common stock that holders of Trustcompany common stock will receive in the merger may increase or decrease prior to and following the merger.

      No fractional shares of North Fork common stock will be issued to any holder of Trustcompany common stock upon completion of the merger. For each fractional share that would otherwise be issued, North Fork will pay cash in an amount equal to the fraction multiplied by the average of the closing sale prices of North Fork common stock as reported on the NYSE for the five consecutive trading days immediately preceding the effective time of the merger. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

      Each share of North Fork common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of common stock of the combined company immediately after completion of the merger.

      For a description of North Fork common stock and a description of the differences between the rights of the holders of Trustcompany common stock and holders of North Fork common stock, see “Description of North Fork Capital Stock” on page 69 and “Comparison of Stockholders’ Rights” on page 71.

Treatment of Options

      Each outstanding option to acquire Trustcompany common stock granted under Trustcompany’s stock option and incentive plans will be converted automatically at the effective time of the merger into an option to purchase North Fork common stock and will continue to be governed by the terms of the Trustcompany stock plan and related grant agreements under which it was granted, except that:

•	The number of shares of North Fork common stock subject to the new North Fork stock option will be equal to the product of the number of shares of Trustcompany common stock subject to the Trustcompany stock option and the exchange ratio; and

•	The exercise price per share of North Fork common stock subject to the new North Fork stock option will be equal to the exercise price per share of Trustcompany common stock under the Trustcompany stock option divided by the exchange ratio.

In any event, stock options that are incentive stock options under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, will be adjusted in the manner prescribed by the Internal Revenue Code.

Exchange of Stock Certificates

      At or prior to the completion of the merger, North Fork will deposit with a bank or trust company certificates representing the shares of North Fork common stock and the cash in lieu of any fractional shares to be issued in the merger in exchange for outstanding shares of Trustcompany common stock. The bank or trust company will act as the exchange agent for the benefit of the holders of certificates of Trustcompany common stock.

      As soon as practicable after the completion of the merger, but in no event later than five business days thereafter, a form of transmittal letter will be mailed by the exchange agent to each Trustcompany stockholder. This transmittal letter will contain instructions for the surrender of certificates representing Trustcompany common stock in exchange for shares of North Fork common stock and any cash in lieu of fractional shares.

      You should not return your Trustcompany common stock certificates with the enclosed proxy and you should not forward them to the exchange agent until you receive a letter of transmittal after completion of the merger.

      Until you surrender your Trustcompany stock certificates for exchange after completion of the merger, you will accrue but will not be paid any dividends or other distributions declared after the effective time with respect to North Fork common stock into which your shares have been converted. When you surrender your certificates, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Trustcompany of any shares of Trustcompany common stock. If certificates representing shares of Trustcompany common stock are presented for transfer after the completion of the merger, they will be canceled and exchanged for a certificate representing the applicable number of shares of North Fork common stock.

      If a certificate for Trustcompany common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Effective Time

      The effective time of the merger will be the time and date indicated on the certificate issued by the Superintendent of Banks of the New York State Banking Department. The certificate will be issued on the first day which is at least two business days after all the conditions to the merger set forth in the merger agreement have first been satisfied or waived, unless we agree otherwise.

      We anticipate that the merger will be completed during the second quarter of 2004. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, North Fork and Trustcompany will obtain the required approvals or complete the merger. If the merger is not completed on or before September 30, 2004, either North Fork or Trustcompany may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See “— Conditions to Completion of the Merger” on page 38.

Voting Agreements

      On December 17, 2003, each of Ms. Naomi Wilzig, individually, and in her capacity as executrix of the Estate of Siggi B. Wilzig and trustee of The Siggi B. Wilzig Trust; Ms. Sherry Wilzig Izak; and Messrs. Alan J. Wilzig, Ivan L. Wilzig, Donald Brenner and Richard Kanter (collectively, the “voting stockholders”) entered into letter agreements with North Fork and North Fork Bank pursuant to which each voting stockholder agreed to vote all of the shares of Trustcompany common stock beneficially owned by each of them (collectively 7,824,548 shares, or approximately 42% of the issued and outstanding shares of Trustcompany common stock) in favor of the merger and the merger agreement.

      Pursuant to the voting agreements, each voting stockholder agreed that at any meeting of stockholders of Trustcompany called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of Trustcompany with respect to any of the following, such voting stockholder would vote or cause to be voted all of such voting stockholder’s outstanding shares of Trustcompany common stock (1) in favor of the merger and merger agreement; (2) against any action that is intended, or could reasonably be expected to, materially impede, interfere with, delay or materially and adversely affect the merger or any of the other transactions contemplated by the merger agreement; and (3) against the following actions (other than the merger and the transactions contemplated by the merger agreement): any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Trustcompany or its subsidiaries, or a sale, lease or transfer of a substantial portion of the assets of Trustcompany or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Trustcompany or its subsidiaries.

      Each voting stockholder further agreed, among other things, that such voting stockholder would not, except as expressly set forth in the voting agreements, (1) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to a transfer of any or all of such voting stockholder’s shares of Trustcompany common stock (including as part of a transaction involving the sale of Trustcompany to any person other than North Fork or North Fork Bank) or (2) enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, directly or indirectly, with respect to such voting stockholder’s shares of Trustcompany common stock, that is inconsistent with the voting agreement.

      Each voting stockholder has also agreed in the voting agreements that such voting stockholder will not (1) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal; (2) participate in any discussions or negotiations regarding any acquisition proposal; or (3) make or authorize any statement, recommendation or solicitation in support of any acquisition proposal. However, each of Messrs. Alan J. Wilzig, Brenner and Kanter, acting in his capacity as a director and/or an officer of Trustcompany, may take any action that would not constitute a violation or breach of Trustcompany’s covenant in the merger agreement not to solicit an acquisition proposal with any person other than North Fork as described under “— No Solicitation by Trustcompany.”

Conditions to the Completion of the Merger

      Completion of the merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance as to whether or when all of such conditions will be satisfied or, where permissible, waived.

      The respective obligations of North Fork and Trustcompany to complete the merger are subject to the following conditions:

•	approval and adoption of the merger agreement by Trustcompany’s stockholders;

•	approval by the NYSE of listing of the shares of North Fork common stock to be issued in the merger, subject to official notice of issuance;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	effectiveness of the registration statement, of which this proxy statement-prospectus constitutes a part, for the North Fork shares to be issued in the merger;

•	absence of any judgment, order, injunction or decree of a court or agency of competent jurisdiction which prohibits the completion of the merger;

•	absence of any statute, rule or regulation which prohibits or makes illegal completion of the merger;

•	accuracy of the other party’s representations and warranties contained in the merger agreement as of the dates specified therein, except, in the case of most of such representations and warranties, where the failure to be so accurate would not be reasonably likely to have a “material adverse effect” on the party making such representations and warranties (see “Representations and Warranties” immediately below), and the performance by the other party of its obligations contained in the merger agreement in all material respects;

•	the receipt by the other party of all third-party consents, approvals and waivers required to complete the merger, except where failure to obtain such consents, approvals or waivers would not have a “material adverse effect” on such party;

•	the absence of any pending proceeding by any government entity seeking an injunction to prevent the merger; and

•	the receipt by such party of an opinion of its counsel substantially to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Representations and Warranties

      Each of Trustcompany and North Fork has made representations and warranties to the other in the merger agreement as to:

•	corporate existence, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	governmental and third party consents necessary to complete the merger;

•	SEC and regulatory filings;

•	financial statements;

•	fees payable to financial advisors in connection with the merger;

•	absence of material adverse changes;

•	legal proceedings and regulatory actions;

•	tax matters;

•	tax treatment of the merger;

•	employee benefit matters;

•	accuracy of information included herein;

•	compliance with laws;

•	material contracts;

•	environmental matters;

•	derivative transactions;

•	regulatory approvals and reorganization;

•	property;

•	intellectual property; and

•	disclosure controls and procedures.

North Fork has also made representations and warranties to Trustcompany with respect to North Fork’s ownership of Trustcompany common stock and the validity of the shares of North Fork common stock to be issued in connection with the merger. Trustcompany has also made representations and warranties to North Fork with respect to (1) investment securities; (2) inapplicability of state anti-takeover laws; (3) receipt of a fairness opinion; (4) loan portfolio; and (5) labor relations.

      Most of the representations and warranties of the parties will be deemed to be true and correct unless the totality of any facts, circumstances or events inconsistent with any such representations or warranties has had or would be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of the party making such representations and warranties and its subsidiaries taken as a whole or on the ability of such party and its subsidiaries to consummate the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is likely, the parties will disregard any effects resulting from any (1) changes in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (2) changes in GAAP, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies generally, except to the extent that any such condition or change affects the party to a materially greater extent than it affects banks or their holding companies generally; (3) changes or modifications to a party’s loan, litigation or real estate valuation policies and practices (including loan classifications and level of reserves) pursuant to the merger agreement or that otherwise arises out of the merger agreement and compliance with the terms and conditions thereof; and (4) changes in general economic or business conditions, in each case which affects banks or their holding companies generally, except to the extent that any such changes affect the party to a materially greater extent than they affect banks or their holding companies generally.

Conduct of Business Pending the Merger

      Trustcompany has agreed, during the period from the date of the merger agreement to the completion of the merger, to conduct its business in the ordinary course consistent with past practice, and to use its reasonable best efforts to:

•	preserve its business organization and that of its subsidiaries intact;

•	keep available to itself and to North Fork the present services of the employees of Trustcompany and its subsidiaries; and

•	preserve for itself and North Fork the goodwill of its customers and its subsidiaries’ customers and others with whom business relationships exist.

      In addition, each of North Fork and Trustcompany has agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of the other party,

(1) in the case of Trustcompany, declare or pay any dividend or make any distribution on its capital stock, other than normal quarterly dividends not in excess of $.18 per share, and in the case of North Fork, declare or pay any extraordinary or special dividends or make any extraordinary or special distributions on its capital stock;

(2) except as required by GAAP, change its methods of accounting;

(3) take any action or fail to take any action that is intended or may reasonably be expected to result in any of such parties’ representations and warranties being or becoming untrue in any material respect, or in any conditions to the merger not being satisfied; or

(4) take or cause to be taken, or fail to take or cause to be taken, any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      Trustcompany has agreed to additional covenants that place restrictions on the conduct of the business of Trustcompany and its subsidiaries, including specific covenants providing that Trustcompany and its subsidiaries will not, without the prior written consent of North Fork,

(1) (i) split, combine or reclassify any share of its capital stock; (ii) repurchase, redeem or otherwise acquire any shares of capital stock of Trustcompany or any of its subsidiaries, or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any lien or authorize the issuance, delivery, sale, pledge or encumbrance of or subject to any lien, any shares of Trustcompany capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, except for the issuance of Trustcompany common stock upon the exercise of outstanding options issued under employee benefit plans, programs or arrangements in accordance with their present terms;

(2) amend its certificate of incorporation or bylaws;

(3) make any capital expenditures, other than in the ordinary course of business or as necessary to maintain existing assets in good repair and which do not exceed $1,000,000 in the aggregate;

(4) enter into any new line of business;

(5) (i) acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof, or acquire any assets which would be material to Trustcompany, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices, or (ii) open, close, sell or acquire any branches;

(6) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any third party or make any loans to or investments in any person other than in the ordinary course of business consistent with prudent practice;

(7) (i) except as required by applicable law or as required to maintain qualification pursuant to the Internal Revenue Code adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy between Trustcompany or any of its subsidiaries and any of its current or former directors, officers or employees except for immaterial amendments with the prior written consent of North Fork which consent will not be reasonably withheld, (ii) except for normal increases in the ordinary course of business consistent with past practice or as required by applicable law, increase in any manner the compensation or fringe benefits of any directors, officer or employee or pay any benefit not contemplated by any employee benefit plan or agreement in effect as of the date of the merger agreement or (iii) make any equity or equity-based grants or allocations under any employee benefit plan (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) except that Trustcompany may grant stock options pursuant to its option plans in the ordinary course of business consistent with past practice but in no event shall the number of stock options granted after the date of the merger agreement relate to more than 20,000 shares of Trustcompany common stock;

(8) sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, abandon or fail to maintain, any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice;

(9) file any application to establish, relocate or terminate the operations of, any banking office of Trustcompany or any of its subsidiaries;

(10) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

(11) create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space;

(12) enter into any agreement, letter of intent or agreement in principle (whether or not binding) relating to any acquisition proposal (as defined under “— No Solicitation by Trustcompany”) with any person other than North Fork;

(13) except pursuant to agreements or arrangements in effect on December 16, 2003, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(14) make or change any material tax elections (unless required by applicable law), file any amended tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

(15) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations, including taking any action to settle or compromise any litigation, in each case, material to Trustcompany and its subsidiaries, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by the financial statements for the nine months ended September 30, 2003, or incurred since December 31, 2002 in the ordinary course of business consistent with past practice;

(16) restructure or materially change its investment securities portfolio or the manner in which the portfolio is classified or reported; or

(17) except for loans or commitment for loans that have previously been approved by Trustcompany prior to December 16, 2003, and except for loans or commitments for loans with respect to 1-4 family residential loans, make or acquire any loan or issue a commitment for any loan (i) that is categorized by Trustcompany as having a risk rating of 4 or higher, (ii) with a principal amount above $3,000,000 for new customers, or (iii) with a principal amount above $6,000,000 for existing customers.

No Solicitation by Trustcompany

      Trustcompany has agreed that it will not authorize its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to (1) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or (3) make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.

      For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Trustcompany or any of its subsidiaries, (2) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Trustcompany or its subsidiaries, (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of Trustcompany, (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Trustcompany or any of its subsidiaries, other than transactions contemplated by the merger agreement or (5) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or which could reasonably be expected to dilute or adversely affect materially the benefits to North Fork of the transactions contemplated by the merger agreement.

      However, under the merger agreement, Trustcompany is permitted to furnish information to, and enter into discussions or negotiations with, a third party making a “superior proposal” if:

•	Trustcompany receives the superior proposal prior to the approval of the merger agreement by Trustcompany stockholders; and

•	the Trustcompany board of directors concludes in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would breach the Trustcompany board of directors’ fiduciary duties under applicable law.

      Trustcompany is required to provide a 48-hour prior written notice of its decision to take such action to North Fork, together with all of the relevant details of the negotiations or discussions.

      For purposes of the merger agreement, the term “superior proposal” means any bona fide written proposal to acquire more than 50% of the combined voting power of the shares of Trustcompany common stock then outstanding or all or substantially all of the assets of Trustcompany

•	on terms that the Trustcompany board of directors determines in its good faith judgment are more favorable from a financial point of view to Trustcompany stockholders than the merger;

•	that constitutes a transaction that, in the good faith judgment of the Trustcompany board of directors, is reasonably likely to be consummated on its terms, taking into account all legal, financial, regulatory and other aspects of such proposal; and

•	for which financing, to the extent required, is then committed or which, in the good faith judgment of the Trustcompany board of directors based on written advice, with only customary qualifications, from a nationally recognized investment banking firm serving as financial advisor to Trustcompany, is highly likely to be obtained by such third party.

Regulatory Approvals Required for the Merger

      Completion of the merger is subject to a number of regulatory approvals and consents.

      The merger is subject to the prior approval of the FDIC under the Bank Merger Act, which approval was granted on March 4, 2004. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction:

•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States,

•	if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or

•	if it would in any other manner be a restraint of trade,

unless the FDIC finds that the anticompetitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to no less than 15 days.

      The merger is also subject to the prior approval of the New York State Banking Department under certain provisions of the New York Banking Law. North Fork filed an application with the New York State Banking Department on January 20, 2004. In determining whether to approve the application for the merger of Trustcompany with and into North Fork Bank, the New York State Banking Department will consider, among other factors:

•	whether the merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition; and

•	whether the merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly.

      The New York State Banking Department will also consider the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to:

•	ensure the safe and sound conduct of banking organizations;

•	conserve assets of banking organizations;

•	prevent hoarding of money;

•	eliminate unsound and destructive competition among banking organizations; and

•	maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders.

      Under the Community Reinvestment Act of 1977, as amended, and the comparable provisions of the New York Banking Law, the FDIC and the New York State Banking Department must also take into account the record of performance of each of North Fork Bank and Trustcompany in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. We do not know of any reason why we would not be able to obtain the regulatory approval of the New York State Banking Department in a timely manner.

      In addition, the merger is subject to the prior approval of the New Jersey Commissioner of Banking and Insurance under certain provisions of the New Jersey Banking Act of 1948, which approval was granted on March 25, 2004. In determining whether to approve such application, the New Jersey Commissioner of Banking and Insurance may consider, among other factors:

•	whether the merger will be in the public interest; and

•	whether North Fork Bank, the receiving bank in the merger, has the minimum capital stock and surplus required under the New Jersey Banking Act of 1948.

      The merger agreement also is subject to approval by the New Jersey Commissioner of Banking and Insurance, which approval was granted on March 25, 2004. The New Jersey Commissioner of Banking and Insurance must consider whether the merger agreement conforms to the New Jersey Banking Act of 1948. Only after the New Jersey Commissioner of Banking and Insurance grants such approval may Trustcompany submit the merger agreement for approval by its stockholders.

      We are not aware of any other regulatory approvals that would be required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

      The merger cannot proceed in the absence of any requisite regulatory approvals. See “— Conditions to the Completion of the Merger” on page 38 and “— Termination of the Merger Agreement” on page 46. There can be no assurance that all regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice or the New York State Attorney General will not challenge the merger or, if such a challenge is made, as to the result thereof.

Material United States Federal Income Tax Consequences

      The following is a discussion of the material United States federal income tax consequences of the merger to holders of Trustcompany common stock. This discussion is based upon the Internal Revenue Code, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this proxy statement-prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given holder of Trustcompany common stock.

      This discussion assumes that Trustcompany stockholders hold their shares of Trustcompany common stock as capital assets and does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under some United States federal income tax laws. Stockholders receiving this special treatment include but are not limited to:

•	foreign persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	traders in securities that elect mark-to-market;

•	dealers in securities or foreign currencies;

•	persons who received their Trustcompany common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who have a functional currency other than the U.S. dollar;

•	persons who hold shares of Trustcompany common stock as part of a hedge, straddle or conversion transaction; and

•	persons who exercise their dissenters’ appraisal rights.

      In connection with the filing of the registration statement, North Fork has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and Trustcompany has received an opinion of Sullivan & Cromwell LLP, in each case dated the date of this proxy statement-prospectus, and rendered on the basis of facts, representations of facts, covenants and assumptions set forth or referred to in such opinions, which such counsel have assumed to be consistent with those existing at the time of the merger. The respective opinions state that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger is treated in this manner,

•	no gain or loss will be recognized by North Fork or Trustcompany as a result of the merger;

•	no gain or loss will be recognized by a stockholder of Trustcompany who exchanges all of his or her shares of Trustcompany common stock solely for shares of North Fork common stock, except for any gain recognized with respect to cash received instead of a fractional share of North Fork common stock;

•	the aggregate tax basis of the shares of the common stock received by holders of Trustcompany common stock who exchange all of their Trustcompany common stock for shares of North Fork common stock in the merger will be the same as the aggregate tax basis of the shares of Trustcompany common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share of North Fork common stock for which cash is received); and

•	the holding period of the shares of North Fork common stock received by a Trustcompany stockholder generally will include the holding period of shares of Trustcompany common stock surrendered in exchange therefor.

      A Trustcompany stockholder who receives cash instead of a fractional share of North Fork common stock should recognize capital gain or loss equal to the difference between the cash amount received and the portion of the stockholder’s adjusted tax basis in shares of Trustcompany common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the stockholder’s holding period in the shares of Trustcompany common stock exchanged for the cash in lieu of a fractional share of North Fork common stock is greater than one year.

      Neither North Fork nor Trustcompany will be obligated to complete the merger unless, in the case of North Fork, it has received a further opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and, in the case of Trustcompany, it has received a further opinion of Sullivan & Cromwell LLP, at the time of the merger, each stating that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will be rendered on the basis of facts, representations of facts, covenants and assumptions set forth or referred to in such opinions.

      Opinions of counsel are not binding on the Internal Revenue Service or the courts. Neither North Fork nor Trustcompany has requested, nor will they request, an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in such opinions or that a court will not sustain such a challenge.

      Tax matters are very complicated, and the tax consequences of the merger to each Trustcompany stockholder will depend on the facts of that stockholder’s situation. Trustcompany stockholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Termination of the Merger Agreement

      General. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by the stockholders of Trustcompany, in any of the following ways:

•	by mutual consent of North Fork and Trustcompany;

•	by either North Fork or Trustcompany, 60 days after the date on which any request or application for a required regulatory approval is denied by the governmental entity which must grant such approval, unless within the 60-day period a petition for rehearing or an amended application has been filed with such governmental entity, except that no party may so terminate the merger agreement if such denial or request for withdrawal is a result of the failure of such party to perform or observe its covenants and agreements contained in the merger agreement;

•	by either North Fork or Trustcompany, if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the merger;

•	by either North Fork or Trustcompany, if the merger is not completed on or before September 30, 2004, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements contained in the merger agreement;

•	by either North Fork or Trustcompany, if any approval of the stockholders of Trustcompany required for completion of the merger has not been obtained;

•	by either North Fork or Trustcompany, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a material breach of any of the representations or warranties of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations or warranties described under “— Conditions to Completion of the Merger”;

•	by either North Fork or Trustcompany, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a material breach of any of the covenants or agreements of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger; or

•	by North Fork, if (1) the Trustcompany board of directors does not publicly recommend that its stockholders approve and adopt the merger agreement, (2) after recommending that its stockholders approve and adopt the merger agreement, the Trustcompany board of directors withdraws, modifies or amends such recommendation in a manner adverse to North Fork or (3) the Trustcompany board of directors authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition proposal with any person other than North Fork.

      Termination Fee. Trustcompany must pay North Fork a termination fee of $30 million if:

•	North Fork terminates the merger agreement because (1) the Trustcompany board of directors did not publicly recommend that its stockholders approve and adopt the merger agreement, (2) after recommending that its stockholders approve and adopt the merger agreement, the Trustcompany board of directors withdrew, modified or amended such recommendation in a manner adverse to North Fork or (3) the Trustcompany board of directors authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose an acquisition proposal with any person other than North Fork;

•	North Fork or Trustcompany terminates the merger agreement because the approval of the stockholders of Trustcompany required for the consummation of the merger has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof, and prior thereto North Fork had the right to terminate the merger agreement as set forth in the prior bullet; or

•	North Fork terminates the merger agreement because Trustcompany materially breached its covenant not to solicit an acquisition proposal with any person other than North Fork as described under “— No Solicitation by Trustcompany.”

      Trustcompany must pay North Fork one half of the termination fee if a proposal for an “acquisition transaction” with any person other than North Fork is made known to Trustcompany and is publicly announced or otherwise shall have become public or shall have been made to the Trustcompany stockholders; or any person other then North Fork files an application or notice with the Board of Governors of the Federal Reserve System, the FDIC or any other federal or state bank regulatory or antitrust authority for approval to engage in an acquisition transaction or a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition transaction if consummated and concurrently therewith or thereafter the merger agreement is terminated by (1) mutual consent, (2) either North Fork or Trustcompany because the merger has not been consummated by September 30, 2004, (3) either North Fork or Trustcompany because the approval of Trustcompany’s stockholders required for the consummation of the merger has not been obtained or (4) by North Fork because Trustcompany materially breached a representation, warranty, covenant or other agreement, and such breach has not been cured within 30 days following written notice to Trustcompany or such breach, by its nature, cannot be cured prior to consummation of the merger.

      If within 18 months after such termination an acquisition transaction with any person other than North Fork occurs, or Trustcompany enters into an agreement to engage in, or the Trustcompany Board approves or accepts or recommends that the Trustcompany stockholders approve or accept, an acquisition transaction with any person other than North Fork, then Trustcompany will pay North Fork the remainder of the termination fee.

      For purposes of the merger agreement, the term “acquisition transaction” means (1) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of Trustcompany; (2) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 20% or more of the outstanding shares of voting stock of Trustcompany; or (3) a merger, consolidation, business combination, liquidation, dissolution or similar transaction involving Trustcompany.

      Effect of Termination. If the merger agreement is terminated, it will thereafter become void and there will be no liability on the part of North Fork or Trustcompany or their respective officers or directors, except that:

•	any such termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement; and

•	certain provisions of the merger agreement relating to the payment of fees and expenses and the confidential treatment of information will survive the termination.

      Trustcompany agreed to the termination fee arrangement in order to induce North Fork to enter into the merger agreement. The effect of the termination fee could be to discourage other companies from seeking to acquire or merge with Trustcompany prior to completion of the merger, and could cause Trustcompany to reject any acquisition proposal from a third party which does not take into account the termination fee. Trustcompany does not believe that the payment of the termination fee, if required under the terms of the merger agreement, would materially adversely affect Trustcompany’s assessment of its then-strategic alternatives.

Extension, Waiver and Amendment of the Merger Agreement

      Extension and Waiver. At any time prior to the completion of the merger, each of North Fork and Trustcompany may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

      Amendment. Subject to compliance with applicable law, North Fork and Trustcompany may amend the merger agreement at any time before or after approval of the merger agreement by Trustcompany stockholders. However, after any approval of the merger agreement by Trustcompany stockholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Trustcompany stockholders.

Employee Benefit Plans and Existing Agreements

      Employee Benefit Plans. The merger agreement provides that following the effective time of the merger, North Fork will continue to provide to employees of Trustcompany who continue in employment with North Fork or any of its subsidiaries, for so long as each employee remains employed with North Fork or a subsidiary, employee benefits pursuant to Trustcompany’s employee benefit plans or pursuant to the employee benefit plans of North Fork or any of its subsidiaries provided to similarly-situated North Fork employees on terms no less favorable than the benefits provided to such similarly situated employees. For purposes of determining an employee’s eligibility to participate, entitlement to benefits (except pension benefits) or vested percentage of benefits under the North Fork employee benefit plans, North Fork will give full credit for the service a continuing employee had with Trustcompany prior to the merger. Former employees of Trustcompany will also be given credit for any amounts paid under a corresponding Trustcompany employee benefit plan for purposes of applying deductibles and co-payments as though the employee had paid the amounts in accordance with the terms and conditions of the applicable North Fork plan, and North Fork will waive pre-existing condition limitations and waiting periods to the extent satisfied under a Trustcompany plan.

      Existing Agreements. North Fork is obligated under the merger agreement to honor, in accordance with their terms, all disclosed employee benefit plans, employment, severance and other compensation agreements and arrangements between Trustcompany and its employees and directors.

Stock Exchange Listing

      North Fork common stock is listed on the NYSE. North Fork has agreed to use all reasonable efforts to cause the shares of North Fork common stock to be issued in the merger to be listed on the NYSE. It is a condition to completion of the merger that those shares be listed on the NYSE, subject to official notice of issuance.

Expenses

      The merger agreement provides that each of North Fork and Trustcompany will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that North Fork and Trustcompany will share equally the costs and expenses of printing and mailing this proxy statement-prospectus to the stockholders of Trustcompany, and all filing and other fees paid to the SEC and the FDIC or any other government entity in connection with the merger and the other transactions contemplated hereby.

Dividends

      The merger agreement provides that, prior to the effective time;

•	North Fork may not declare or pay any special dividends or distributions on North Fork common stock; and

•	Trustcompany may not declare or pay any dividend or distribution on its capital stock, other than regular quarterly cash dividends on Trustcompany common stock not in excess of $0.18 per share.

      Prior to completion of the merger, North Fork and Trustcompany will coordinate with each other the declaration, record and payment dates for the Trustcompany common stock and the North Fork common stock so that Trustcompany stockholders and North Fork stockholders will not receive more than one dividend for a single quarter or fail to receive one dividend for any calendar quarter.

Appraisal Rights

      Pursuant to the New Jersey Banking Act of 1948, holders of Trustcompany common stock may dissent from the merger agreement and elect to have the value of their shares of Trustcompany common stock appraised and paid in cash, provided that such holder complies with Sections 140-145 of the New Jersey Banking Act of 1948. This summary is not intended to be complete and is qualified in its entirety by reference to Sections 140-145 of the New Jersey Banking Act of 1948. A copy of these sections is attached to this proxy statement-prospectus as Appendix I.

      Any Trustcompany stockholder intending to enforce his right to receive payment for shares of Trustcompany common stock may not vote in favor of the merger agreement and must file with Trustcompany a written notice of dissent from the merger agreement no later than the third day prior to the date of the special meeting. Neither a vote against the merger agreement, a proxy directing such vote, an abstention nor a failure to vote will satisfy the requirement that a written notice of dissent be delivered to Trustcompany before the vote on the merger agreement is taken at the special meeting. In addition, a vote in favor of the merger agreement shall constitute a waiver of any dissenters’ rights pursuant to the New Jersey Banking Act of 1948. A vote against, an abstention or a failure to vote will not constitute a waiver of such rights.

      After the written notice of dissent is delivered to Trustcompany, the dissenting stockholder may, within 30 days after the merger agreement is filed with the New Jersey Commissioner of Banking and Insurance after the receipt of stockholder approval, serve a demand upon North Fork Bank at its principal office, for the payment to such stockholder of the value of his shares of Trustcompany common stock. North Fork Bank may, within 10 days after receipt of such demand, make an offer to pay the stockholder an amount for his shares of Trustcompany common stock, which in the opinion of the board of directors of North Fork Bank, does not exceed the amount which would be paid for such shares, if the business and assets of Trustcompany were liquidated on the day the merger agreement was filed with the New Jersey Commissioner of Banking and Insurance after the receipt of stockholder approval.

      If the stockholder does not accept the payment offered by North Fork Bank for his shares, he may, within three weeks after receipt by him of North Fork Bank’s offer of payment, or, if no offer is made, within three weeks after the date upon which his demand was served upon North Fork Bank, institute a special court proceeding for the appointment of three appraisers to determine the value of his shares of Trustcompany common stock as of the date the merger agreement was filed with the New Jersey Commissioner of Banking and Insurance after the receipt of stockholder approval. Upon conclusion of the appraisers’ proceeding, the appraisers will file a report with the court of the value of the shares of Trustcompany common stock, and shall provide a copy to North Fork and each dissenting stockholder. North Fork Bank and the stockholder will have 10 days after the filing of the report to object to the appraisal. In the absence of any objections, the report and appraisal will be binding upon North Fork Bank and the stockholder, and North Fork Bank will pay each stockholder that dissented from the merger agreement the value of his shares, as reported by the appraisers, with interest from the date the merger agreement was filed with the New Jersey Commissioner of Banking and Insurance, after receipt of stockholder approval. If objections are made, the court will make such order or judgment thereon as shall be just.

      Failure to comply strictly with these procedures will cause the stockholder to lose his dissenters’ rights. Consequently, any stockholder who desires to exercise his dissenters’ rights is urged to consult a legal advisor before attempting to exercise such rights.

Accounting Treatment

      The merger will be accounted for as a “purchase,” as such term is used under GAAP, for accounting and financial reporting purposes. Trustcompany will be treated as the acquired corporation for such purposes. Trustcompany’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of North Fork. Applicable income tax effects of such adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of North Fork issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of Trustcompany.

Financial Interests of Trustcompany Directors and Executive Officers in the Merger

      When you consider the recommendation of Trustcompany’s board of directors, you should be aware that Trustcompany’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of other Trustcompany stockholders. The Trustcompany board of directors was aware of these interests and considered them when it approved the merger agreement. These interests are summarized below.

      Executive Employment Agreement. In connection with the merger, North Fork entered into an executive employment agreement with Alan J. Wilzig to serve as Executive Vice President of North Fork and North Fork Bank, as President and Chief Executive Officer of Superior Savings of New England,

N.A. and as a member of North Fork’s board of directors and a member of the North Fork board of directors’ Executive Committee. The employment agreement will become effective on completion of the merger and will continue for a period of three years.

      During the term of the employment agreement, Mr. Wilzig will receive an annual salary of $750,000, which will be subject to annual review for increase but not decrease, and a bonus for each fiscal year during the term of employment having a target amount of 100% of his salary and a minimum amount of 40% of the total annual bonus of North Fork’s then current Chief Executive Officer. If Mr. Wilzig is employed as of the normal expiration date of the employment agreement, he will also be entitled to receive a special payment equal to any excess of (1) $4,500,000 over (2) the aggregate amount of salary and bonus earned by him during his employment. During his employment, Mr. Wilzig will also be entitled to participate in North Fork’s executive compensation plans (including management incentive, deferred compensation, equity-based, supplemental retirement and other incentive or retention plans).

      North Fork may not terminate Mr. Wilzig’s employment without “cause” for one year. If North Fork terminates Mr. Wilzig’s employment without “cause” after this time or if Mr. Wilzig terminates his employment for “good reason,” he will be entitled to:

•	any vested compensation that has not been paid and any benefits to which he is entitled under any of North Fork’s plan;

•	a pro rated bonus for his year of termination based on the highest of his past three bonuses (his “historic bonus”);

•	severance equal to the higher of (1) 1.5 times his salary and historic bonus and (2) his salary and historic bonus pro rated to the normal expiration date of his employment agreement and (3) the special payment. If Mr. Wilzig terminates his employment for good reason, the payment contemplated in this paragraph shall equal the greater of clauses (2) and (3) of the preceding sentence; and

•	the lump-sum equivalent of the benefits he would have received under North Fork’s defined-benefit retirement plans and the contributions North Fork would have made under its defined-contribution retirement plans, in each case if he had continued his employment through the normal expiration date.

      In addition, in the event of a termination under these circumstances, all stock options issued to Mr. Wilzig will vest and become immediately exercisable and will remain exercisable for at least 24 months after the end of his employment (or, if earlier, until they would have expired but for his termination). Upon termination of his employment for any reason, Mr. Wilzig will also be entitled to receive, under the terms of his existing employment agreement with Trustcompany described below, (1) for a two-year period following termination of employment, continued life, health, dental, accident and long-term disability on substantially the same terms and conditions as in effect prior to his termination and (2) for a one-year period following termination of employment, use of his office and driver. In the event any excise taxes under Section 4999 of the Internal Revenue Code are imposed on the benefits described in the preceding sentence, Mr. Wilzig will receive an additional after-tax amount equal to the amount of the excise.

      Under the employment agreement, termination for “cause” means termination of Mr. Wilzig’s employment for one or more of certain causes, such as willful misconduct by Mr. Wilzig that is materially injurious to North Fork’s financial condition; or his conviction with no further possibility of appeal of a felony under applicable state or federal banking or financial institution laws, or his agreement to plead guilty to any such felony. Mr. Wilzig’s resignation shall be deemed to be for “good reason” if his resignation occurs after North Fork’s failure to appoint or re-appoint or elect or re-elect him to the above-described positions; a material failure by North Fork to give him the responsibilities prescribed in the employment agreement; a failure by North Fork to pay him the amounts described in the agreement; a material breach by North Fork of any other material term of the agreement; a change in his principal place of employment to a place that is not the principal executive office of North Fork; Mr. Wilzig’s notice of intent to terminate within 180 days after he receives notice of North Fork’s intent not to renew his change-in-control agreement (as described below); and Mr. Wilzig gives notice to terminate his employment for any reason during the twenty-fifth month of his employment.

      North Fork and Mr. Wilzig have also agreed to enter into a change-in-control agreement in the form customarily used by North Fork, which will become effective upon completion of the merger. Upon a “change in control” of North Fork (as defined in the change-in-control agreement) or a public announcement of a change in control and consummation of the transaction within six months thereafter, at any time during Mr. Wilzig’s employment or before the normal expiration date of the employment agreement but after termination of his employment without cause or for good reason: (1) the payments and benefits provided to Mr. Wilzig in the change-in-control agreement will substitute for the payments and benefits described above, unless he elects otherwise, (2) he will be entitled to certain benefits in accordance with the terms of North Fork’s “Performance Plan” and (3) all restricted stock and other equity-based compensation previously awarded will vest and become immediately payable.

      Existing Employment and Change-in-Control Agreements. Each of Mr. Wilzig, William S. Burns, Executive Vice President and Chief Financial Officer of Trustcompany, and Sharon V. Weiner, Senior Vice President, General Counsel and Secretary of Trustcompany, has an existing employment agreement with Trustcompany that provides for severance payments and benefits on termination of employment following a change in control of Trustcompany (including termination by the executive for any reason within 90 days following such change in control or termination of the executive’s employment by Trustcompany without cause (as defined in each existing agreement)).

      Each of Mr. Wilzig’s, Mr. Burns’ and Ms. Weiner’s existing employment agreements with Trustcompany has a fixed term (three years for Mr. Wilzig and two years for Mr. Burns and Ms. Weiner) that automatically renews for an additional one year term on each anniversary date unless a party gives a notice that the agreement should not automatically renew. The agreements provide for a minimum annual salary ($470,000 for Mr. Wilzig, $275,000 for Mr. Burns and $165,000 for Ms. Weiner), an annual cash bonus (equal to at least 50% of Mr. Wilzig’s then current base salary, at least $150,000 for Mr. Burns and at least $25,000 for Ms. Weiner), and participation on generally applicable terms and conditions in other compensation and employee benefit plans. Mr. Wilzig’s employment agreement also provides certain uninsured death and disability benefits. The agreements also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. Under the terms of the existing employment agreements, Trustcompany may terminate each of the executive’s employment, and the executive may resign, at any time with or without cause. However, if Trustcompany terminates the executive’s employment without cause during the term of the employment agreement, Trustcompany will pay to the executive a lump-sum severance payment generally equal to the value, without discount, of the cash compensation and employee benefits that he or she would have received if he or she had continued working for the remainder of the term of the agreement, but in no event less than two years for Mr. Wilzig and six months for Mr. Burns and Ms. Weiner, and accelerate his or her stock options to the extent permitted under the applicable stock option plans. Mr. Wilzig’s executive employment agreement with North Fork supercedes his existing employment agreement and provides that within 5 days after the consummation of the merger, he will be paid the severance payments and benefits described in the preceding sentence. Mr. Burns and Ms. Weiner would also be entitled to the severance payments and benefits described above if he or she resigns following a breach of certain sections of the employment agreement by Trustcompany which, if subject to cure, is not cured after being given reasonable opportunity to cure. In addition, for 90 days after a change of control, Mr. Burns and Ms. Weiner may resign for any reason and collect a lump-sum severance benefit equal to two times the sum of his or her then current base salary and highest annual bonus (but, in the case of Mr. Burns, in no event less than $950,000).

      In the event the merger is not consummated, Mr. Wilzig’s existing employment agreement remains in place. Under his existing agreement, Trustcompany may terminate Mr. Wilzig’s employment, and he may resign, at any time with or without cause. However, if Trustcompany terminates Mr. Wilzig’s employment without cause during the term of the employment agreement, Trustcompany will pay to him the lump-sum severance benefits described above. The same severance benefits would be payable if he resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of Mr. Wilzig’s principal place of employment to a location over 40 miles in distance from our principal office in Jersey City, New Jersey; or other material breach of the employment agreement by Trustcompany which is not cured within 30 days. For 90 days after a change of control, Mr. Wilzig may resign for any reason and collect a lump-sum severance benefit equal to three years’ salary and bonus (without discount), as well as three years of employee benefits. In the event that Trustcompany terminates Mr. Wilzig’s employment, or he resigns for one of the reasons specified above, and a change of control becomes pending prior to the later of the expiration of the employment agreement or six months following the date of termination of employment, Trustcompany will pay to Mr. Wilzig, upon the consummation of the change of control transaction, the payment that would have been payable if a change of control had occurred on the date of his termination of employment.

      If any severance payments under Messrs. Wilzig’s or Burns’ or Ms. Weiner’s existing employment agreements are subject to an excise tax under Section 4999 of the Internal Revenue Code, the agreements provide for an additional gross-up payment to compensate for the tax. The effect of this provision is that Trustcompany, rather than the executive, bears the financial cost of the excise tax.

      At North Fork’s request, on December 31, 2003, Trustcompany paid Mr. Wilzig $3,961,875 in satisfaction of the lump-sum cash payment he is entitled to receive on consummation of the merger in accordance with the terms of his existing employment agreement and the executive employment agreement with North Fork. On the same date, Trustcompany paid Mr. Burns an amount equal to $725,000 and Ms. Weiner an amount equal to $200,000, in each case, in partial satisfaction of the lump-sum payments the executives are entitled to receive on resignation or termination after consummation of the merger under the circumstances described in their existing employment agreements. On the consummation of the merger, and subject to the resignation or termination described above, the remainder of these lump-sum payments for Mr. Burns and Ms. Weiner will be $272,500 and $350,000, respectively.

      Existing Change-in-Control Agreements with Named Executives. Trustcompany is also party to “change-in-control” agreements with Frank Van Grofski and William Wagner. Under the terms of Mr. Van Grofki’s agreement, if he is terminated without “cause,” or he resigns for “good reason” (each as defined below) within one year after a change of control, he will be entitled to a lump-sum cash payment equal to his salary at the time of termination and the bonus paid him for the year prior to the change of control, together with continued health insurance benefits for one year after the termination. Under the terms of Mr. Wagner’s agreement, if he is terminated without cause, or he resigns for good reason within one year after a change of control, he will be entitled to a lump-sum cash payment equal to 1 1/2 times his salary at the time of termination and the bonus paid him for the year prior to the change of control, together with continued health insurance benefits for 18 months after the termination. The consummation of the merger will be a change in control of Trustcompany for purposes of these existing agreements.

      “Cause” means that the officer (1) has willfully or intentionally failed to perform his or her assigned duties in any material respect or materially violated the policies of Trustcompany in place from time to time of which the officer had prior notice; (2) has engaged in dishonest or illegal conduct in connection with his or her performance of services for Trustcompany; (3) has been convicted of a felony or engaged in an act of moral turpitude; or (4) has violated in any respect any final cease-and-desist order from, or written agreement with, any judicial or regulatory authority having jurisdiction over Trustcompany with respect to his or her performance of services for Trustcompany.

      “Good reason” is generally defined to mean a termination in the officer’s employment by the officer if Trustcompany, without the officer’s consent, (1) reduces his or her annual base salary; (2) makes a material adverse change to his or her functions, duties or responsibilities; or (3) relocates his or her existing work location to a new location that is more than 35 miles distant from the existing location.

      At North Fork’s request, on December 31, 2003, Trustcompany paid Mr. Wagner an amount equal to $75,000 in partial satisfaction of the lump-sum payment he would be entitled to receive on resignation or termination after consummation of the merger under the circumstances described in his change-in-control agreement. On the consummation of the merger, and subject to their respective termination or resignation as described above, the remainder of these lump-sum payments for Messrs. Van Grofski and Wagner will be $260,000 and $337,500, respectively, under the terms of their change-in-control agreements.

      Additional Change-in-Control Agreements. Trustcompany is also party to change-in-control agreements with 18 other officers of Trustcompany, which provides that, if the officer is terminated without “cause” (as described above), or he or she resigns for “good reason” (as described above) within one year after a change of control, the officer will be entitled to receive a lump-sum cash payment equal to a multiple of his or her salary at the time of termination (ranging from six months to two years) and the bonus paid to him or her for the year prior to the change in control, together with continued health insurance benefits.

      At North Fork’s request, on December 31, 2003, Trustcompany paid several of these officers an aggregate amount equal to $720,000 in partial satisfaction of the lump-sum payment they are entitled to receive on resignation or termination consummation of the merger under the circumstances described in their change-in-control agreements. On the consummation of the merger, and subject to such officers’ termination or resignation as described above, the remainder of the lump-sum payments for these officers will be an additional aggregate of $3,332,850 under the terms of their change-in-control agreements.

      Indemnification. On December 31, 2003, Trustcompany and North Fork entered into a letter agreement regarding the December 31, 2003 payments to the officers of the amounts described above. The letter agreement provides that any severance payments that any of the officers is entitled to receive as a result of the merger will be offset by the amount of the December 31, 2003 payments. In addition, the letter agreement provides that on the consummation of the merger (or on termination of the merger agreement if the merger is not consummated), North Fork will indemnify, hold harmless and defend Trustcompany for the December 31, 2003 payments made to the officers, for reasonable out-of-pocket expenses incurred in connection with the payments and for losses, liabilities and expenses incurred in connection with or arising out of any action, suit, proceeding, audit or investigation by any third party in respect of the payments.

      Effect of the Merger on Existing Trustcompany Stock Options. The merger agreement provides that, on completion of the merger, each outstanding and unexercised stock option to purchase shares of Trustcompany common stock under Trustcompany’s stock-based benefit plans will no longer represent the right to acquire shares of Trustcompany common stock and will become a right to acquire North Fork common stock. The number of underlying shares of North Fork common stock and the exercise price for each option will be adjusted based upon the exchange ratio, subject to applicable requirements under the Internal Revenue Code with respect to incentive stock options.

      Approval and adoption of the merger agreement by Trustcompany stockholders will also constitute approval of the conversion of Trustcompany stock options into North Fork stock options as described above and the assumption by North Fork of the stock-based benefit plans of Trustcompany.

      All outstanding stock options issued under Trustcompany’s stock-based benefit plans as of December 31, 2003 that are not then exercisable will become exercisable at the completion of the merger under the terms of those plans. As of December 31, 2003, there were 842,899 shares of Trustcompany common stock that were the subject of options granted under Trustcompany’s stock-based benefit plans that were not then exercisable. If the merger had been consummated on December 31, 2003, the value of those options (based on the difference between North Fork’s stock value at December 31, 2003 and the exercise price, taking into account the exchange ratio), would have been approximately $13.7 million.

      Security Ownership of Certain Beneficial Owners. The only persons who own of record, or who are known by Trustcompany to own beneficially, more than 5% of Trustcompany’s outstanding common stock are the Estate of Siggi B. Wilzig, Alan J. Wilzig and Ivan L. Wilzig. Their holdings, as of March 10, 2004, were as follows:

Name and Address	Number of Shares
of Beneficial Owner	Owned Beneficially		Percent of Class(a)

Estate of Siggi B. Wilzig	4,416,562	(b)	23.94%
Two Penn Plaza
Newark, NJ 07105
Alan J. Wilzig	1,086,010	(b)(c)	5.89%
35 Journal Square
Jersey City, NJ 07306
Ivan L. Wilzig	974,721	(b)(d)	5.28%
35 Journal Square
Jersey City, NJ 07306

(a)	As of March 10, 2004, there were 18,447,525 shares of Trustcompany common stock outstanding.

(b)	Includes 39,741 shares of Trustcompany common stock held in a family charitable foundation for which Alan J. Wilzig, Ivan L. Wilzig, Naomi Wilzig and Sherry Wilzig Izak are co-trustees and exercise investment discretion.

(c)	See footnote (c) under “— Security Ownership of Directors and Executive Officers.”

(d)	Includes 42,000 shares Ivan L. Wilzig has the right to acquire within 60 days (through May 9, 2004) under outstanding stock options.

     Security Ownership of Directors and Executive Officers. The following table sets forth information as of March 10, 2004 regarding the ownership of Trustcompany’s common stock by each director, by each named executive of Trustcompany and by all directors and executive officers as a group.

	Trustcompany Common Stock

	Amount Owned
	Beneficially as of		Percent of
Name and Position	March 10, 2004(a)		Class(b)

Alan J. Wilzig, Chairman of the Board, President and Chief Executive Officer	1,086,010	(c)(d)	5.89%
Donald R. Brenner, Director and Vice Chairman	546,845	(c)(e)	2.96%
Lawrence R. Codey, Director and Vice Chairman	24,000	(c)	*
Richard W. Kanter, Director	332,266	(c)(f)	1.80%
Martin J. Kaplitt, Director	61,890	(c)(g)	*
Mark Kutsher, Director	22,500	(c)	*
Abraham Oster, Director	250		*
Jerome Quint, Director	67,900	(c)(h)	*
Marion Wiesel, Director	70,000	(c)(i)	*
William S. Burns, Executive Vice President and Chief Financial Officer	16,292	(c)	*
Frank T. Van Grofski, Senior Executive Vice President and Chief Operating Officer	19,622	(c)	*
William Wagner, Executive Vice President	6,558	(c)	*
Sharon V. Weiner, Senior Vice President, General Counsel and Secretary	14,253	(c)	*
All directors and executive officers as a group (16 persons)	2,400,782		13.01%

*	Represents less than one percent of Trustcompany’s outstanding common stock.

(a)	The shares are owned directly and beneficially, and the holders have sole voting and investment power, except as otherwise noted. The amounts do not include shares held by adult children, as to which beneficial ownership is disclaimed.

(b)	As of March 10, 2004, there were 18,447,525 shares of Trustcompany’s common stock outstanding.

(c)	Includes shares which may be acquired within 60 days (through May 9, 2004) under outstanding stock options as follows: Mr. Wilzig — 149,500 shares; Mr. Brenner — 20,000 shares; Mr. Codey — 20,000 shares; Mr. Kanter — 20,000 shares; Dr. Kaplitt — 20,000 shares; Mr. Kutsher — 20,000 shares; Dr. Quint — 20,000 shares; Ms. Wiesel — 20,000 shares; Mr. Burns — 15,891 shares; Mr. Van Grofski — 19,000 shares; Mr. Wagner — 6,000 shares; Ms. Weiner — 7,800 shares; all directors and executive officers as a group (16 persons) — 422,391 shares.

(d)	Includes 39,741 shares of Trustcompany common stock held in a family charitable foundation for which Alan J. Wilzig, Ivan L. Wilzig, Naomi Wilzig and Sherry Wilzig Izak are co-trustees and exercise investment discretion.

(e)	Includes 90,000 shares held by Mr. Brenner’s wife, 3,900 shares owned by a family foundation for which Mr. Brenner serves as president and trustee, 286,902 shares held in trust for Mr. Brenner and members of Mr. Brenner’s family and for which Mr. Brenner serves trustee and 19,500 shares held in a separate IRA account. Mr. Brenner disclaims beneficial ownership of these shares, except to the extent of his interest in the IRA account.

(f)	Includes 208,900 shares held by a company in which Mr. Kanter has a controlling interest and 100,808 shares held in trust for Mr. Kanter’s wife and for which Mr. Kanter is a co-trustee.

(g)	Includes 27,750 shares held in a family trust for which Dr. Kaplitt is a co-trustee, 13,000 shares held in Dr. Kaplitt’s KEOGH account, 90 shares held in Dr. Kaplitt’s spouse’s IRA account, and 800 shares held in Dr. Kaplitt’s IRA account.

(h)	Includes 17,400 shares held jointly with Dr. Quint’s spouse, 13,000 shares held by Dr. Quint’s spouse and 14,500 shares in Dr. Quint’s spouse’s IRA account.

(i)	Includes 25,000 shares held jointly with Ms. Wiesel’s spouse.

Restrictions on Resales by Affiliates

      Shares of North Fork common stock to be issued to Trustcompany stockholders in the merger have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Trustcompany. Any subsequent transfer of shares, however, by any person who is an affiliate of Trustcompany at the time the merger is submitted for a vote of the Trustcompany stockholders will, under existing law, require either:

•	the further registration under the Securities Act of the North Fork common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

      An “affiliate” of Trustcompany is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Trustcompany. These restrictions are expected to apply to the directors and executive officers of Trustcompany and the holders of 10% or more of the outstanding Trustcompany common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. North Fork will give stop transfer instructions to the transfer agent with respect to the shares of North Fork common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

      Trustcompany has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Trustcompany for purposes of Rule 145 under the Securities Act to deliver to North Fork a written agreement intended to ensure compliance with the Securities Act.

Agreement with Respect to Certain Loans

      On December 16, 2003, North Fork also entered into an agreement with Trustcompany, the Estate of Siggi B. Wilzig and the Siggi B. Wilzig Trust, in which Trustcompany agreed to use its reasonable best efforts to sell or otherwise dispose of $29.2 million in loans (and unfunded commitments) to a particular borrower before the effectiveness of the merger (and this sale or disposition may be conditioned on completion of the merger). The Estate and the Trust agreed to purchase any of the loans that remain unsold at the effective date for $20 million (less any repayments of, or proceeds from the sale of, the loans). In addition, North Fork agreed to lend, on customary terms, the Estate and the Trust any funds required to make that purchase. As disclosed in Trustcompany’s Annual Report on Form 10-K for the year ended December 31, 2003, this agreement resulted in Trustcompany recognizing a charge of $9.2 million and reclassifying the remaining balance of the loans to the held-for-sale category.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The following Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet (“Pro Forma Balance Sheet”) combines the historical balance sheets of North Fork, Trustcompany and GreenPoint giving effect to the consummation of the mergers as of December 31, 2003. The following Unaudited Pro Forma Combined Condensed Consolidated Statement of Income (“Pro Forma Income Statement”) for the year ended December 31, 2003 give effect to the consummation of the mergers as if such transactions had become effective as of January 1, 2003. The mergers will be accounted for using the purchase method of accounting and give effect to the related pro forma adjustments described in the accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Statements (“Pro Forma Financial Statements”).

      The Pro Forma Financial Statements included herein are presented for information purposes only. They include various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the mergers had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. These statements and accompanying notes should be read together with the historical financial statements, including the notes thereto, of North Fork, Trustcompany and GreenPoint that have been presented in prior filings with the SEC. See “Where You Can Find More Information” on page 76.

      We anticipate that the mergers will provide the combined company with financial benefits including cost savings and enhanced revenue opportunities. The pro forma information, while helpful in illustrating the financial characteristics of the combined companies under one set of assumptions, does not reflect benefits of expected cost savings or revenue opportunities and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

NORTH FORK BANCORPORATION, INC.

COMBINED WITH THE TRUST COMPANY OF NEW JERSEY &

GREENPOINT FINANCIAL CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED BALANCE SHEET
December 31, 2003
(In thousands, except ratios)

							North Fork/
			Pro Forma Adjustments				Trustcompany		Pro Forma Adjustments
	North Fork	Trustcompany					Pro Forma	GreenPoint					Pro Forma
	Historical	Historical	Debits		Credits		Combined	Historical	Debits		Credits		Combined

Assets:
Cash & Due from Banks	$510,354	$117,403	$45,518	(2C)	$52,034	(3)	$614,298	$268,168	$345,031	(7C)	$214,387	(8)	$1,156,166
					6,943	(2D)			143,056	(7B)
Money Market Investments	21,037	30,000					51,037	66,951					117,988
Securities:
Available-for-Sale	7,128,542	1,678,406	22,144	(2E)	22,144	(2B)	8,806,948	6,472,507	53,057	(7B)	22,810	(7D)	15,309,702
Held-to-Maturity	190,285	52,427	4,654	(2E)			247,366	5,588					252,954

Total Securities	7,318,827	1,730,833	26,798		22,144		9,054,314	6,478,095	53,057		22,810		15,562,656

Loans Held-for-Sale	4,074	66,095					70,169	4,764,323					4,834,492
Loans Held-for-Investment	12,341,199	2,132,706			19,592	(2E)	14,454,313	9,962,512	89,233	(7D)			24,506,058
Less: Allowance for Loan Losses	122,733	10,144					132,877	77,726					210,603

Net Loans Held-for- Investment	12,218,466	2,122,562	—		19,592		14,321,436	9,884,786	89,233		—		24,295,455

Goodwill	410,494	—	516,176	(2)			926,670	395,065	4,977,818	(7)	395,065	(7B)	5,904,488
Identifiable Intangibles	12,765	1,895	40,670	(2F)	1,895	(2B)	53,435	—	120,465	(7E)			173,900
Premises & Equipment, net	150,875	39,135	30,000	(2E)			220,010	183,104	55,000	(7D)			458,114
Other Assets	314,749	170,082	13,988	(2E)	13,828	(2F)	514,238	944,663	195,440	(7D)	40,958	(7E)	1,642,656
			7,751	(2B)					52,256	(8)	22,983	(7B)
			19,135	(3)
			2,361	(2D)

Total Assets	$20,961,641	$4,278,005	$702,397		$116,436		$25,825,607	$22,985,155	$6,031,356		$696,203		$54,145,915

Liabilities:
Deposits:
Demand	$4,080,134	$627,830					4,707,964	442,931					5,150,895
Savings	3,770,683	560,883					4,331,566	3,660,081					7,991,647
NOW & Money Market	4,519,476	659,928					5,179,404	4,132,685					9,312,089
Time	2,745,822	1,458,042			12,778	(2E)	4,216,642	4,309,944			68,487	(7D)	8,595,073

Total Deposits	15,116,115	3,306,683	—		12,778		18,435,576	12,545,641	—		68,487		31,049,704

Federal Funds Purchased & Collateralized Borrowings	3,221,154	671,331			50,567	(2E)	3,943,052	7,189,465			311,550	(7D)	11,444,067
Subordinated Debt	476,499	—					476,499	149,820			37,500	(7D)	663,819
Capital Securities	259,244	—					259,244	199,778			28,000	(7D)	487,022
Senior Notes	—	—					—	352,431	12,425	(7D)			340,006
Accrued Expenses & Other Liabilities	410,140	36,626					446,766	709,490			198,163	(7D)	1,354,419

Total Liabilities	$19,483,152	$4,014,640	—		$63,345		$23,561,137	$21,146,625	$12,425		$643,700		$45,339,037

Stockholders’ Equity:
Common Stock	1,746	36,776	36,776	(2B)	204	(2A)	1,950	1,654	1,654	(7B)	1,504	(7A)	3,454
Additional Paid in Capital	378,793	30,061	30,061	(2B)	785,777	(2A)	1,164,570	941,400	941,400	(7B)	6,540,904	(7A)	7,705,474
Retained Earnings	1,816,458	182,135	182,135	(2B)			1,816,458	1,925,751	1,925,751	(7B)			1,816,458
Accumulated Other Comprehensive (Loss)/ Income	(2,044)	14,393	14,393	(2B)			(2,044)	(30,074)			30,074	(7B)	(2,044)
Deferred Compensation	(91,789)	—					(91,789)	(84,351)			84,351	(7B)	(91,789)
Treasury Stock, at Cost	(624,675)	—					(624,675)	(915,850)			915,850	(7B)	(624,675)

Total Stockholders’ Equity	1,478,489	263,365	263,365		785,981		2,264,470	1,838,530	2,868,805		7,572,683		8,806,878

Total Liabilities and Stockholders’ Equity	$20,961,641	$4,278,005	$263,365		$849,326		$25,825,607	$22,985,155	$2,881,230		$8,216,383		$54,145,915

			North Fork/
			Trustcompany
	North Fork	Trustcompany	Pro Forma	GreenPoint	Pro Forma
	Historical	Historical	Combined	Historical	Combined

Capital Ratios:
Tier 1 Capital	10.49%	9.63%	10.17%	11.26%	10.51%
Risk Adjusted Capital	15.53%	10.03%	14.40%	12.81%	13.40%
Leverage Capital	6.47%	5.75%	6.26%	7.28%	6.60%

See “Notes to the Unaudited Pro Forma Combined Condensed Financial Statements”

NORTH FORK BANCORPORATION, INC.

COMBINED WITH THE TRUST COMPANY OF NEW JERSEY

& GREENPOINT FINANCIAL CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED STATEMENT OF INCOME
For the Twelve Months Ended December 31, 2003
(In thousands, except per share amounts)

			Pro Forma				North Fork/		Pro Forma
			Adjustments				Trustcompany		Adjustments
	North Fork	Trustcompany					Pro Forma	GreenPoint					Pro Forma
	Historical	Historical	Debits		Credits		Combined	Historical	Debits		Credits		Combined

Interest Income:
Loans	$789,136	$134,377			$6,531	(4)	$930,044	$913,320	$25,495	(9)			$1,817,869
Securities	320,484	68,974	$3,350	(4)			386,108	218,816			$9,124	(9)	614,048
Money Market Investments	640	1,234					1,874	16,128					18,002

Total Interest Income	1,110,260	204,585	3,350		6,531		1,318,026	1,148,264	25,495		9,124		2,449,919

Interest Expense:
Savings, NOW & Money Market Deposits	58,008	14,641					72,649	93,870					166,519
Time Deposits	54,127	35,903			6,389	(4)	83,641	139,582			27,395	(9)	195,828
Federal Funds Purchased & Collateralized Borrowings	150,724	28,103			12,182	(4)	166,645	214,004			61,932	(9)	318,717
Subordinated Debt	23,611	—					23,611	14,016			5,647	(9)	31,980
Capital Securities	8,276	—					8,276	18,300			1,201	(9)	25,375
Senior Notes	—	—					—	5,718	2,876	(9)			8,594

Total Interest Expense	294,746	78,647	—		18,571		354,822	485,490	2,876		96,175		747,013

Net Interest Income	815,514	125,938	3,350		25,102		963,204	662,774	28,371		105,299		1,702,906
Provision for Loan Losses	26,250	12,800					39,050	4,119					43,169

Net Interest Income after Provision for Loan Losses	789,264	113,138	3,350		25,102		924,154	658,655	28,371		105,299		1,659,737

Non-Interest Income:
Customer Related Fees & Service Charges	82,406	19,282					101,688	56,403					158,091
Investment Management, Commissions & Trust Fees	13,712	2,012					15,724	12,280					28,004
Mortgage Banking Income	10,065	11,439					21,504	500,181					521,685
Other Operating Income	33,866	5,517					39,383	14,056					53,439
Securities Gains, net	15,762	1,190					16,952	3,474					20,426

Total Non-Interest Income	155,811	39,440	—		—		195,251	586,394	—		—		781,645

Non-Interest Expense:
Employee Compensation & Benefits	191,758	52,496					244,254	275,318					519,572
Occupancy & Equipment, net	66,929	24,091	500	(4)			91,520	86,144	833	(9)			178,497
Other Operating Expenses	71,661	42,190					113,851	131,488					245,339
Amortization of Identifiable Intangibles	3,567	194	8,175	(4)			11,936	—	24,093	(9)			36,029
Merger Related Costs	—	7,173					7,173	—					7,173
Debt Restructuring Costs	11,955	6,027					17,982	—					17,982

Total Non-Interest Expense	345,870	132,171	8,675		—		486,716	492,950	24,926		—		1,004,592

Income Before Income Taxes on Continuing Operations	599,205	20,407	12,025		25,102		632,689	752,099	53,297		105,299		1,436,790
Provision for Income Taxes on Continuing Operations	202,840	2,336	4,089		8,535		209,622	280,757	18,121		35,802		508,060

Net Income from Continuing Operations	$396,365	$18,071	$7,936		$16,567		$423,067	$471,342	$35,176		$69,497		$928,730

Earnings Per Share on Continuing Operations:
Basic	$2.63	$0.99					$2.47	$3.86					$2.83
Diluted	2.60	0.95					2.45	3.78					2.82
Weighted Average Shares Outstanding:
Basic	150,869	18,339				(6)	171,242	122,233				(11)	327,828
Diluted	152,516	18,934				(6)	172,889	124,620				(11)	329,475

See “Notes to the Unaudited Pro Forma Combined Condensed Financial Statements”

NOTES TO THE UNAUDITED PRO FORMA

COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note (1) Basis of Presentation

      The Trustcompany merger will be accomplished through the exchange of 1.0 share of North Fork’s common stock for each outstanding share of common stock of Trustcompany (exchange ratio of 1.0). The GreenPoint merger will be accomplished through the exchange of 1.0514 shares of North Fork’s common stock for each outstanding share of common stock of GreenPoint (exchange ratio of 1.0514). It is anticipated that the Trustcompany merger will be completed during the second quarter of 2004 and the GreenPoint merger will be completed in the third quarter of 2004.

      Estimated fair value adjustments for securities, loans, premises & equipment, time deposits and borrowings were determined by the management of North Fork, Trustcompany and GreenPoint with the assistance of certain investment banking firms. The resulting premiums and discounts for purposes of the Pro Forma Financial Statements, where appropriate, are being amortized and accreted into income as more fully described in Notes 4 and 9. Actual fair value adjustments, where appropriate, will be determined as of the merger dates and will be amortized and accreted into income to produce a level yield to maturity.

      Deferred tax assets were recorded equal to the tax consequences associated with differences between the tax basis and book basis of the assets acquired and liabilities assumed, using an effective tax rate of 34%. North Fork’s, Trustcompany’s and GreenPoint’s actual effective tax rates for 2003 were 33.85%, 11.45% and 37.33%, respectively. North Fork calculated the expected pro forma combined effective tax rate of 34% based on federal, state and local statutory tax rates in effect at December 31, 2003.

      Certain reclassifications have been made to Trustcompany’s and GreenPoint’s historical financial information in order to conform to North Fork’s financial information.

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Trustcompany’s Pro Forma Adjustments

Note (2)

      A reconciliation of the excess consideration paid by North Fork over Trustcompany’s net assets acquired (“Goodwill”) is as follows (in thousands):

Cost to Acquire Trustcompany:	Note
North Fork Common Stock Issued	(2A	)			$785,981
Estimated Cash Paid for Transaction Costs, net of taxes(1)	(3)				32,899

Consideration Paid for Trustcompany					818,880

Trustcompany Net Assets at Fair Value:
Trustcompany Stockholders’ Equity at December 31, 2003	(2B	)	$263,365
Add: Cash Received for Stock Options and Related Tax Benefit(1)	(2C	)	45,518
Less: Pre-merger In-Store Branch Closure Costs, net of taxes	(2D	)	(4,582)
Less: Write-off of Identifiable Intangibles	(2B	)	(1,895)
Less: Reversal of Accumulated Other Comprehensive Income	(2B	)	(14,393)

Subtotal				$288,013

Fair Value Adjustments:
Securities Available-for-Sale	(2E	)	22,144
Securities Held-to-Maturity	(2E	)	4,654
Loans Held-for-Investment	(2E	)	(19,592)
Premise & Equipment(2)	(2E	)	30,000
Time Deposits	(2E	)	(12,778)
Collateralized Borrowings	(2E	)	(50,567)

Fair Value Adjustments			(26,139)
Tax Effect of Fair Value Adjustments(1)			13,988

Total Adjustment to Net Assets Acquired				(12,151)

Adjusted Net Assets Acquired					275,862

Subtotal					543,018

Core Deposit Intangible	(2F	)		40,670
Tax Effect of Core Deposit Intangible(1)				(13,828)

Net Core Deposit Intangible					26,842

Estimated Goodwill Recognized					$516,176

(1)	Assumed effective tax rate of 34%

(2)	Includes an estimated land fair value adjustment of $15 million.

      Purchase accounting adjustments were estimated as follows:

A. Issuance of 20,372,767 shares of North Fork’s common stock at $38.58 (North Fork’s average closing price from December 12, 2003 to December 18, 2003) for Trustcompany’s 18,387,801 outstanding shares of common stock plus 1,984,966 employee stock options assumed to be exercised

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prior to the merger at an exchange ratio of 1.0 (See item 2C below). These pro forma adjustments include $204 thousand to common stock and $785.8 million to additional paid in capital.
B. Elimination of Trustcompany’s stockholders’ equity at December 31, 2003 including accumulated other comprehensive income which represents the reversal of the unrealized gain on available-for-sale securities (net of a $7.8 million deferred tax liability) and the write-off of Trustcompany’s existing core deposit intangible.
C. Cash proceeds from the exercise of 1,984,966 employee stock options (weighted average grant price of $20.472), inclusive of related tax benefits approximating $4.9 million. This assumes all Trustcompany’s stock options outstanding are exercised for cash at the merger date.

D. In-store branch closure costs, net of taxes of $4.6 million ($6.9 million less $2.3 million in related tax benefits) represent an estimate of the exit costs to be incurred in connection with Trustcompany’s previously announced plans to close 20 in-store branches. The closures are expected to be completed during the second quarter of 2004, prior to the merger. Estimated exit costs consist of lease termination charges and equipment write-offs.

E. Fair value adjustments reflect the allocation of the acquisition cost to assets acquired and liabilities assumed based on their estimated fair values.

F. North Fork retained an independent valuation service firm to assist in the core deposit intangible valuation. The related premium is being amortized over its estimated useful life of 11 years on an accelerated basis.

Note (3)

      Transaction and direct acquisition costs associated with the merger are estimated at $32.9 million, net of taxes. Estimated transaction and direct acquisition costs have been determined in accordance with the criteria specified in EITF Issue No. 95-3 “Recognition of Liabilities in Connection With a Purchase Business Combination” and included in the Pro forma Balance Sheet as a component of Goodwill (See Note (2) above). A summary of these costs, based on North Fork’s and Trustcompany’s preliminary estimates, are as follows:

(In thousands)
Professional Fees	$16,065
Merger Related Compensation and Severance	15,234
Facilities and Systems	12,535
Other Merger Related Costs	8,200

Total Pre-Tax Transaction Costs	52,034
Less: Related Tax Benefits	(19,135)

Estimated Transaction Costs, Net of Taxes	$32,899

      Professional fees include investment banking, legal and other professional fees and expenses associated with shareholder and customer notifications. Merger related compensation and severance costs include employee severance, compensation arrangements, transitional staffing and related employee benefit expenses. Facilities and system costs include lease termination charges and equipment write-offs resulting from the elimination of Trustcompany’s headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of Trustcompany’s computer systems. Other merger related costs include costs associated with obtaining directors and officers’ liability insurance for Trustcompany directors and officers subsequent to the merger and other expenses associated with the integration of operations. Refinements to the foregoing estimates may occur subsequent to the completion of the merger. Merger related costs incurred by Trustcompany are being expensed as incurred. As of December 31, 2003, Trustcompany had recognized $7.2 million in

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

merger related costs that have not been included in the above table. All other costs incurred by North Fork will be capitalized or expensed as incurred, based on the nature of the costs and North Fork’s accounting policies for these costs.

Note (4)

      The following table summarizes the estimated fair value adjustments included on the Pro Forma Balance Sheet and the estimated full year impact of amortizing and/or accreting the respective adjustments into income over their estimated useful lives:

		Estimated	2003
	Premiums/	Life	Amortization/
Category	(Discounts)	in Years	(Accretion)

Securities	$26,798	8	$3,350
Loans	(19,592)	5	(6,531)
Buildings	15,000	30	500
Time Deposits	(12,778)	3	(6,389)
Collateralized Borrowings	(50,567)	8	(12,182)
Core Deposit Intangible	40,670	11	8,175

Total	$(469)		$(13,077)

The pro forma amortization/accretion above will be recognized using the level yield method with the exception of the premium recorded on Buildings, which will be recognized using the straight-line method.

Note (5)

      The following table summarizes the estimated impact of the amortization/(accretion) of the purchase accounting adjustments made in connection with the merger on North Fork’s results of operations for the following years:

			Net (Increase)/
			Decrease in
Projected Future Amounts	Core Deposit	Net (Accretion)/	Income Before
for the Years Ended December 31,	Intangible	Amortization	Income Taxes

2003.	$8,175	$(21,252)	$(13,077)
2004.	6,426	(17,955)	(11,529)
2005.	5,043	(10,773)	(5,730)
2006.	4,026	(4,711)	(685)
2007.	3,213	(1,333)	1,880
2008 and Thereafter	13,788	14,885	28,673

The average useful life of the core deposit intangible was estimated at 11 years and is being amortized utilizing an accelerated basis as determined in preparing the valuation analysis.

Note (6)

      Basic and fully diluted weighted average common stock and common stock equivalents outstanding were determined by adding North Fork’s historical weighted average number of common and common stock equivalents and the 20,372,767 shares issued to Trustcompany’s stockholders under the terms of the merger agreement (18,387,801 shares of common stock outstanding at December 31, 2003 plus 1,984,966 stock options outstanding at December 31, 2003).

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GreenPoint’s Pro Forma Adjustments

Note (7)

      A reconciliation of the excess consideration paid by North Fork over GreenPoint’s net assets acquired (“Goodwill”) is as follows (in thousands):

Cost to Acquire GreenPoint:	Note
North Fork Common Stock Issued	(7A)			$6,542,408
Estimated Cash Paid for Transaction Costs, net of taxes(1)	(8)			162,131

Consideration Paid for GreenPoint				6,704,539
GreenPoint Net Assets at Fair Value:
GreenPoint’s Stockholders’ Equity at December 31, 2003.	(7B)	$1,838,530
Add: Cash Received for Stock Options and Related Tax Benefit(1)	(7C)	345,031
Add: Cash Received upon Termination of GreenPoint’s ESOP and Related Tax Benefit(1)	(7B)	143,056
Add: Reversal of Accumulated Other Comprehensive Income	(7B)	30,074
Less: Write-off of Identifiable Intangibles	(7B)	(395,065)

Subtotal			$1,961,626

Fair Value Adjustments:
Total Securities	(7D)	(22,810)
Loans Held-for-Investment	(7D)	89,233
Premise & Equipment(2)	(7D)	55,000
Time Deposits	(7D)	(68,487)
Collateralized Borrowings	(7D)	(311,550)
Subordinated Debt	(7D)	(37,500)
Capital Securities	(7D)	(28,000)
Senior Notes	(7D)	12,425
Valuation of Discontinued Operations	(7D)	(198,163)

Fair Value Adjustments		(509,852)
Tax Effect of Fair Value Adjustments(1)		195,440

Total Adjustment to Net Assets Acquired			(314,412)

Adjusted Net Assets Acquired				1,647,214

Subtotal				5,057,325

Core Deposit Intangible	(7E)		120,465
Tax Effect of Core Deposit Intangible(1)			(40,958)

Net Core Deposit Intangible				79,507

Estimated Goodwill Recognized				$4,977,818

(1)	Assumed effective tax rate of 34%

(2)	Includes an estimated land fair value adjustment of $30 million.

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Purchase accounting adjustments were estimated as follows:

A. Issuance of 150,365,610 shares of North Fork’s common stock at $43.51 (North Fork’s average closing price from February 12, 2004 to February 19, 2004) for GreenPoint’s 131,896,837 outstanding shares of common stock plus 11,117,820 employee stock options assumed to be exercised prior to the merger at an exchange ratio of 1.0514 (See item 7C below). These pro forma adjustments include $1.5 million to common stock and $6.541 billion to additional paid in capital.
B. Elimination of GreenPoint’s stockholders’ equity at December 31, 2003 including other comprehensive income which represents the reversal of the unrealized loss on available-for-sale securities (including a $23.0 million net deferred tax asset), the write-off of GreenPoint’s existing goodwill, and the cash received upon the termination of GreenPoint’s Employee Stock Ownership Plan (“ESOP”) (utilized to pay off the existing ESOP loan) and the associated tax benefit.
C. Cash proceeds from the exercise of 11,117,820 employee stock options (weighted average grant price of $22.08), inclusive of related tax benefits approximating $99.5 million. This assumes all of GreenPoint’s stock options outstanding are exercised for cash at the merger date.
D. Fair value adjustments reflect the allocation of the acquisition cost to assets acquired and liabilities assumed based on their estimated fair values.
E. North Fork retained an independent valuation service firm to assist in the core deposit intangible valuation. The related premium is being amortized over its estimated useful life of 11 years on an accelerated basis.

Note (8)

      Transaction and direct acquisition costs associated with the GreenPoint merger are estimated at $162.1 million, net of taxes. Estimated transaction and direct acquisition costs have been estimated in accordance with the criteria specified in EITF Issue No. 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination” and included in the Pro forma Balance Sheet as a component of Goodwill (See Note (7) above). A summary of these costs, based on North Fork’s and GreenPoint’s preliminary estimates, are as follows:

(In thousands)
Professional Fees	$47,801
Merger Related Compensation and Severance	137,586
Facilities and Systems	14,000
Other Merger Related Costs	15,000

Total Pre-Tax Transaction Costs	214,387
Less: Related Tax Benefit	(52,256)

Estimated Transaction Costs, Net of Taxes	$162,131

      Professional fees include investment banking, legal and other professional fees and expenses associated with shareholder and customer notifications. Merger related compensation and severance costs include employee severance, compensation arrangements, transitional staffing and related employee benefit expenses. Facilities and system costs include lease termination charges and equipment write-offs resulting from the elimination of GreenPoint’s headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of GreenPoint’s computer systems. Other merger related costs include costs associated with obtaining directors and officers’ liability insurance for GreenPoint directors and officers subsequent to the merger and other expenses associated with the integration of operations. Refinements to the foregoing estimates may occur subsequent to the completion of the merger. Merger related costs incurred by GreenPoint are being

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expensed as incurred. All other costs incurred by North Fork will be capitalized or expensed as incurred, based on the nature of the costs and North Fork’s accounting policies for these costs.

Note (9)

      The following table summarizes the estimated fair value adjustments included on the Pro Forma Balance Sheet and the estimated full year impact of amortizing and/or accreting the respective adjustments into income over their estimated useful lives:

		Estimated	2003
	Premiums/	Life	Amortization/
Category	(Discounts)	in Years	(Accretion)

Securities	$(22,810)	4	$(9,124)
Loans	89,233	6	25,495
Buildings	25,000	30	833
Time Deposits	(68,487)	4	(27,395)
Collateralized Borrowings	(311,550)	7	(61,932)
Subordinated Debt	(37,500)	7	(5,647)
Capital Securities	(28,000)	23	(1,201)
Senior Notes	12,425	4	2,876
Core Deposit Intangible	120,465	11	24,093

Total	$(221,224)		$(52,002)

The pro forma amortization/accretion above will be recognized using the level yield method with the exception of the premium recorded on Buildings, which will be recognized using the straight-line method .

Note (10)

      The following table summarizes the estimated impact of the amortization/(accretion) of the purchase accounting adjustments made in connection with the GreenPoint merger on North Fork’s results of operations for the following years:

			Net (Increase)/
			Decrease in
Projected Future Amounts	Core Deposit	Net (Accretion)/	Income Before
for the Years Ended December 31,	Intangible	Amortization	Income Taxes

2003	$24,093	$(76,095)	$(52,002)
2004	19,274	(61,639)	(42,365)
2005	15,660	(51,625)	(35,965)
2006	12,047	(42,371)	(30,324)
2007	9,637	(36,886)	(27,249)
2008 and Thereafter	39,754	(73,073)	(33,319)

The average useful life of the core deposit intangible was estimated at 11 years and is being amortized utilizing an accelerated basis as determined in preparing the valuation analysis.

Note (11)

      Basic and fully diluted weighted average common stock and common stock equivalents outstanding were determined by adding North Fork’s pro forma weighted average number of common and common stock equivalents giving effect to the Trustcompany acquisition (See Note (6)) and the 156,585,732 shares issued to GreenPoint stockholders under the terms of the GreenPoint merger agreement (137,812,874 average shares of common stock outstanding for the twelve months ended December 31, 2003 plus 11,117,820 stock options outstanding at December 31, 2003 at an exchange ratio of 1.0514).

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

North Fork

      North Fork common stock is listed on the NYSE and traded under the symbol “NFB.” The following table sets forth, for the periods indicated, the high and low reported closing prices per share of North Fork common stock on the NYSE, and the cash dividends declared per share of North Fork common stock.

	Price Range of
	Common Stock
			Dividends
	High	Low	Declared

2001
First Quarter	$26.11	$23.00	$0.21
Second Quarter	$32.00	$25.10	$0.21
Third Quarter	$33.48	$26.20	$0.21
Fourth Quarter	$32.49	$27.00	$0.24
2002
First Quarter	$35.73	$31.73	$0.24
Second Quarter	$40.55	$34.79	$0.25
Third Quarter	$42.31	$34.97	$0.25
Fourth Quarter	$39.73	$33.33	$0.27
2003
First Quarter	$35.64	$29.45	$0.27
Second Quarter	$34.35	$28.70	$0.27
Third Quarter	$35.70	$33.17	$0.27
Fourth Quarter	$40.81	$35.77	$0.30
2004
First Quarter (through March 30, 2004)	$43.91	$40.05	$0.30

Trustcompany

      Trustcompany common stock is quoted on the Nasdaq National Market under the symbol “TCNJ.” The following table sets forth, for the periods indicated, the high and low reported closing prices per share of Trustcompany common stock on the Nasdaq National Market reporting system, and cash dividends declared per share of Trustcompany common stock.

	Price Range of
	Common Stock
			Dividends
	High	Low	Declared

2001
First Quarter	$18.25	$11.8125	$0.14
Second Quarter	$24.20	$15.75	$0.14
Third Quarter	$25.10	$21.45	$0.14
Fourth Quarter	$26.84	$21.70	$0.15
2002
First Quarter	$24.56	$20.91	$0.15
Second Quarter	$27.28	$23.051	$0.15
Third Quarter	$26.00	$23.25	$0.15
Fourth Quarter	$28.929	$22.50	$0.16
2003
First Quarter	$30.50	$26.58	$0.16
Second Quarter	$31.30	$26.83	$0.16
Third Quarter	$33.85	$29.85	$0.18
Fourth Quarter	$40.00	$30.31	$0.18
2004
First Quarter (through March 30, 2004)	$43.56	$39.77	$0.18

North Fork Future Dividend Policy

      The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of funds legally available therefor. North Fork expects to continue paying quarterly cash dividends on North Fork common stock. However, North Fork cannot be certain that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend upon business conditions, operating results, capital and reserve requirements and the North Fork board of directors’ consideration of other relevant factors.

DESCRIPTION OF NORTH FORK CAPITAL STOCK

General

      The authorized capital stock of North Fork consists of 500 million shares of North Fork common stock, par value $0.01 per share, and 10 million shares of North Fork preferred stock, par value $1.00 per share. As of the date hereof, ● shares of North Fork common stock were outstanding and no shares of North Fork preferred stock were outstanding. The preferred stock may be issued in one or more series with such terms and at such times and for such consideration as the North Fork board of directors determines. As of the date hereof, ● shares of North Fork common stock were reserved for issuance in accordance with the merger agreement, ● shares of North Fork common stock were reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans, ● shares of North Fork common stock were reserved for issuance pursuant to North Fork’s dividend reinvestment and stock purchase plans and ● shares of North Fork common stock were reserved for issuance in accordance with the GreenPoint merger agreement .

      The following summary of the terms of the capital stock of North Fork is not intended to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporate Law, or DGCL, and is qualified by reference to the certificate of incorporation and bylaws of North Fork. To obtain copies of these documents, see “Where You Can Find More Information” on page 76.

Common Stock

      The outstanding shares of North Fork common stock are fully paid and nonassessable. Holders of North Fork common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of North Fork common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The North Fork common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

      Subject to the preferences applicable to any shares of North Fork preferred stock outstanding at the time, holders of North Fork common stock are entitled to dividends when and as declared by the North Fork board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Preferred Stock

      No shares of preferred stock are outstanding. The board of directors of North Fork may, without further action by the stockholders of North Fork, issue a series of North Fork preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

Anti-Takeover Provisions

      The North Fork certificate of incorporation and North Fork’s bylaws provide that the North Fork board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of North Fork are elected at each annual meeting of the stockholders. In addition, North Fork’s bylaws provide that the power to fill vacancies is vested in the North Fork board of directors. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of North Fork through an increase in the number of directors on the North Fork board and the election of designated nominees to fill such newly created vacancies.

DESCRIPTION OF TRUSTCOMPANY CAPITAL STOCK

General

      Trustcompany’s certificate of incorporation authorizes the issuance of up to 72,000,000 shares of common stock, par value $2.00 per share, and 60,000 shares of 9.75 Percent Cumulative Preferred Stock, par value $100 per share.

Common Stock

      Under Trustcompany’s certificate of incorporation, each holder of shares of Trustcompany common stock is entitled to one vote per share on all matters requiring stockholder action and to participate equally — subject to any preference which any holder of preferred stock may have — with the other holders of Trustcompany common stock in any dividends, when, as and if declared by Trustcompany’s board of directors from funds legally available therefor. Subject to the rights of the 9.75 Percent Cumulative Preferred Stock, each share of Trustcompany common stock is entitled to equal rights in the event of liquidation. Trustcompany stockholders do not have the right to cumulate their votes for the election of directors.

      The holders of Trustcompany common stock do not have preemptive or other rights to subscribe for additional shares of any class of capital stock. Without preemptive rights, a stockholder’s ownership position is subject to dilution if and when Trustcompany issues additional shares of capital stock. Trustcompany common stock is not redeemable.

      As of March 30, 2004, 18,447,525 shares of Trustcompany common stock were issued and outstanding.

Preferred Stock

      Trustcompany does not have any shares of preferred stock outstanding. Trustcompany’s certificate of incorporation provides for the issuance of up to 60,000 shares of preferred stock, which entitles each holder to one vote per share on all matters presented to the stockholders as one class, except as otherwise provided by law, and to cumulative dividends of 9.75% of the par value of $100 per share payable in equal quarterly installments. In the event of liquidation, the holders of the preferred stock have a priority over common stockholders to the extent of the par value of $100 per share plus accumulated but unpaid dividends.

Limitation of Liability and Indemnification of Directors and Officers

      Trustcompany’s certificate of incorporation limits the personal liability of directors or officers of Trustcompany for monetary damages resulting from a breach of fiduciary duty as a director or officer to the fullest extent permitted under New Jersey law. Trustcompany’s certificate of incorporation provides that any current or former director or officer of Trustcompany shall be indemnified to the fullest extent permitted under New Jersey law against all liabilities and expenses imposed upon or incurred by such director or officer in connection with any proceeding in which such director or officer may be made or threatened to be made a party, or in which such director or officer may become involved by reason of serving or having served Trustcompany in such capacity.

Business Combinations

      See “Comparison of Stockholders’ Rights” on page 71 for a description of certain provisions of Trustcompany’s certificate of incorporation and New Jersey law that may have the effect of delaying, deferring or preventing a change in control of Trustcompany.

COMPARISON OF STOCKHOLDERS’ RIGHTS

      The rights of Trustcompany stockholders are currently governed by the New Jersey Banking Act of 1948 and the certificate of incorporation and bylaws of Trustcompany. The rights of North Fork stockholders are currently governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of North Fork. If the merger is completed, Trustcompany stockholders will, upon completion of the merger, become stockholders of North Fork, and their rights as such will be governed by the DGCL and North Fork’s certificate of incorporation and bylaws. The material differences between the rights of holders of Trustcompany common stock and the rights of holders of North Fork common stock are summarized below.

      The following summary does not purport to be a complete statement of the rights of holders of North Fork common stock under applicable Delaware law, the North Fork certificate of incorporation and the North Fork bylaws or the rights of the holders of Trustcompany common stock under applicable New Jersey law, the Trustcompany certificate of incorporation and the Trustcompany bylaws. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the New Jersey Banking Act of 1948 and the governing corporate instruments of North Fork and Trustcompany, to which the holders of Trustcompany common stock are referred. Copies of such governing corporate instruments of North Fork and Trustcompany are available, without charge, to any person, including any beneficial owner to whom this proxy statement-prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page 76.

Summary of Material Differences Between the Rights of North Fork Stockholders

and the Rights of Trustcompany Stockholders

	North Fork Stockholder Rights	Trustcompany Stockholder Rights

Stockholder Action by Written Consent	North Fork stockholders may act by written consent.	New Jersey banking law provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if the stockholders unanimously consent in writing.

Stockholder Nominations and Proposals for Business	North Fork’s by-laws permit stockholders of record to nominate candidates for election to North Fork’s board of directors and to introduce other business that is a proper matter for stockholder action in connection with any annual meeting of stockholders. In either case, the stockholder must provide timely notice to the Secretary of North Fork and the notice must contain specific information as further delineated in North Fork’s by-laws.
To be timely, notice must be given to North Fork’s Secretary not less than 60 days in the case of a notice of a nominee and 45 days in the case of a notice of a proposed item of business, nor more than 90 days, in either case, before the anniversary of the date of the prior year’s annual meeting of stockholders in the case of a notice of a nominee, and the anniversary of the date on which North Fork first mailed its proxy materials for the preceding annual meeting, in the case of a notice of a proposed item of business. However, in either case, if the annual meeting is held on a date that is not within 30 days before or after the anniversary of the date of the prior year’s annual meeting, the notice must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.	Trustcompany’s by-laws and Ethics, Governance and Nominating Committee Charter permit stockholders of record to nominate candidates for election to Trustcompany’s board of directors and to make proposals to be acted upon at an annual meeting of stockholders. In either case, the stockholder must provide timely notice to the Secretary of Trustcompany, and the notice must contain specific information as further delineated in such charter.
To be timely, notice must be given not less than 60 days nor more than 90 days before the anniversary of the date of the notice of meeting mailed to stockholders in connection with the previous year’s annual meeting of stockholders, both with respect to a notice of a nominee for election and a notice of a proposal to be acted upon at an annual meeting of stockholders. With respect to an election of directors to be held at a special meeting of stockholders, notice of a nominee must be given not later than the close of business on the 7th day following the day on which notice of such meeting is first given to stockholders.

North Fork Stockholder Rights	Trustcompany Stockholder Rights

Business Combinations Involving Interested Stockholders	Delaware law prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder unless (1) before that date, the board of directors of the corporation approved the business combination or the transaction transforming the stockholder into an interested stockholder, (2) upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (3) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation’s directors and the holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. North Fork has not adopted any such amendment.	Trustcompany’s certificate of incorporation provides that business combinations involving an interested stockholder (as defined below) require the approval of the holders of at least 80% of Trustcompany’s then outstanding shares of voting stock, except that such business combinations shall require only the affirmative vote of two-thirds of the outstanding shares of Trustcompany capital stock entitled to vote if the business combination has been approved by a majority of the disinterested directors of Trustcompany, provided that a quorum of two- thirds of the disinterested directors is present for such approval.

“Interested stockholder” is defined in Trustcompany’s certificate of incorporation to include any individual, corporation, partnership or other entity (other than Trustcompany, a subsidiary of Trustcompany, or any entity or individual (or estate of such individual) who was a director, officer or 10% stockholder as of December 24, 1993) which (1) beneficially owns, directly or indirectly, 10% or more of the outstanding shares of Trustcompany voting stock; (2) is an affiliate (as defined in Rule 12b-2 of the Rules and Regulations under the Exchange Act) of Trustcompany and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of Trustcompany voting stock; or (3) is an assignee or has otherwise succeeded to any shares of Trustcompany voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder if such assignment or succession

	North Fork Stockholder Rights	Trustcompany Stockholder Rights

did not occur in the course of a public offering within the meaning of the Securities Act.

In addition, Trustcompany may be subject to the interested stockholder provisions of the New Jersey business corporation law.

Election of Directors	North Fork’s certificate of incorporation provides that North Fork’s board of directors is divided into three classes as nearly as equal in number as possible, with terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term.	Under New Jersey banking law each director on Trustcompany’s board of directors must be elected by the stockholders annually.

Removal of Directors	In accordance with Delaware law, North Fork stockholders may remove a director only for cause by a vote of the holders of a majority of the then- outstanding shares entitled to vote thereon.	Neither the Trustcompany certificate of incorporation nor the Trustcompany by-laws provide for stockholder removal of directors. New Jersey banking law likewise does not provide for stockholder removal of directors.

Consideration of Other Constituencies	The North Fork certificate of incorporation does not contain any provision specifically authorizing or requiring the North Fork board of directors to consider the interests of any constituencies of North Fork other than its stockholders in considering whether to approve or oppose any corporate action, including a merger or similar transaction. Pursuant to case law interpreting statutory provisions of Delaware law, the board of directors of a Delaware corporation such as North Fork generally may consider the impact of such a transaction on North Fork’s other constituencies, provided that doing so bears some reasonable relationship to general stockholder interests.	As permitted by New Jersey law, the Trustcompany certificate of incorporation provides that when evaluating any offer by a third party for a merger or similar transaction, the Trustcompany board of directors may, in connection with the exercise of its judgment in determining what is in the best interest of Trustcompany and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on: (1) Trustcompany’s employees, depositors, customers and creditors and those of its subsidiaries; (2) the communities which Trustcompany and its subsidiaries serve; and (3) any antitrust or other legal and regulatory issues that are raised by such offer.

	North Fork Stockholder Rights	Trustcompany Stockholder Rights

Personal Liability of Directors	Subject to Delaware law, the North Fork certificate of incorporation limits the personal liability of directors to North Fork or its stockholders for monetary damages for breach of fiduciary duty as a director to $25,000 per occurrence.	The Trustcompany certificate of incorporation limits the personal liability of directors of Trustcompany for monetary damages resulting from a breach of fiduciary duty as a director to the fullest extent permitted under New Jersey banking law.

Amendment of Certificate	The DGCL provides that amendments to a corporation’s certificate of incorporation generally require a resolution by the corporation’s board of directors setting forth the amendment proposed and declaring its advisability and the adoption of such amendment by the affirmative vote of holders of a majority of the corporation’s outstanding stock entitled to vote thereon. The North Fork certificate of incorporation contains no further provisions concerning the amendment of the North Fork certificate.	Generally, Trustcompany’s certificate of incorporation may be amended by the approval of the Trustcompany board of directors and by the holders of at least two-thirds of the capital stock entitled to vote.

Amendment of By-laws	North Fork’s by-laws may be amended by affirmative vote of holders of a majority of the outstanding shares of North Fork capital stock present and voting at a meeting at which a quorum is present. The North Fork certificate of incorporation also authorizes the board of directors to adopt, amend or repeal the by-laws.	The Trustcompany certificate of incorporation and by-laws provide that the Trustcompany board of directors is empowered to adopt, amend or repeal the by-laws, by a vote of the majority of the entire board of directors, and the stockholders may adopt, amend or repeal the by-laws by the affirmative vote of holders of a majority of the voting stock.

Special Meeting of Stockholders	Special meetings of North Fork stockholders may be called by the board of directors, the Chairman or the President.	Special meetings of Trustcompany stockholders may be called by the Chairman, the President, the board of directors or the holders of not less than one-tenth of all voting shares outstanding.

LEGAL MATTERS

      The validity of the North Fork common stock to be issued in connection with the merger will be passed upon for North Fork by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

      The consolidated financial statements of North Fork and its subsidiaries, as of December 31, 2003 and 2002, and for each of the years in the three year period ended December 31, 2003, incorporated in this proxy statement-prospectus by reference to North Fork’s Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Trustcompany and its subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, incorporated in this proxy statement-prospectus by reference to North Fork’s Current Report on Form 8-K dated March 4, 2004, have been so incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of GreenPoint and its subsidiaries incorporated in this proxy statement-prospectus by reference to North Fork’s Current Report on Form 8-K dated March 8, 2004 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

2005 TRUSTCOMPANY ANNUAL STOCKHOLDER MEETING

AND STOCKHOLDER PROPOSALS

      Trustcompany will hold a 2005 annual meeting of stockholders only if the merger is not completed before the time of such meeting. In the event this meeting is held, any proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders must be in writing and received by the Secretary of Trustcompany, at Trustcompany’s principal executive office not less than 60 nor more than 90 days in advance of March 31, 2005. In addition, stockholder proposals must meet other criteria set forth in Trustcompany’s Ethics, Governance and Nominating Committee Charter in order to be considered at Trustcompany’s 2005 annual meeting. Trustcompany’s Chief Executive Officer or other officer presiding at Trustcompany’s 2005 annual meeting will review any stockholder proposals that are filed as required and will determine whether they meet applicable criteria for consideration at Trustcompany’s 2005 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

      North Fork has filed with the SEC a registration statement under the Securities Act that registers the distribution to Trustcompany stockholders of the shares of North Fork common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about North Fork and North Fork common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement-prospectus.

      North Fork and GreenPoint also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like North Fork and GreenPoint, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      In addition, Trustcompany files reports, proxy statements and other information with the FDIC under the Exchange Act. You may read and copy this information at the public reference facilities maintained by the FDIC at 550 17th Street, N.W., Accounting and Securities Disclosure Section, Room F6043, Washington D.C. 20429.

      You can also inspect reports, proxy statements and other information about North Fork and GreenPoint at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and information about Trustcompany at the offices of the Nasdaq National Market, 33 Whitehall Street, New York, New York 10004.

      The SEC allows North Fork to “incorporate by reference” information into this proxy statement-prospectus. This means that North Fork can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this proxy statement-prospectus. Information furnished under Item 9 or Item 12 of North Fork’s or Trustcompany’s current report on Form 8-K is not incorporated by reference in this proxy statement-prospectus and registration statement. The information incorporated by reference contains important information about our companies and their financial condition.

      The following documents filed with the SEC by North Fork are incorporated by reference into this proxy statement-prospectus.

North Fork SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2003
The description of North Fork common stock set forth in North Fork’s registration statements filed by North Fork pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description

The portions of North Fork’s proxy statement for the annual meeting of stockholders to be held on April 27, 2004 that have been incorporated by reference in the 2003 North Fork 10-K
Current Reports on Form 8-K	Filed on January 15, 2004, February 17, 2004, March 4, 2004, March 8, 2004 and March 31, 2004

      The following documents filed with the FDIC by Trustcompany have been filed as exhibits to North Fork’s Current Reports on Form 8-K, dated March 4, 2004 and March 31, 2004 and are incorporated by reference into this proxy statement-prospectus.

Trustcompany FDIC Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2003
The portions of Trustcompany’s proxy statement for the annual meeting of stockholders to be held on April 28, 2004 that have been incorporated by reference in the 2003 Trustcompany 10-K
Current Report on Form 8-K	Filed on January 29, 2004

      All documents and reports filed by North Fork with the SEC between the date of this proxy statement-prospectus and the date of the Trustcompany special meeting are incorporated by reference into this proxy statement-prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      North Fork has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to North Fork, as well as all pro forma financial information, and Trustcompany has supplied all relevant information relating to Trustcompany.

      Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

North Fork Bancorporation, Inc. 275 Broadhollow Road Melville, New York 11747 (631) 844-1004 Attention: Aurelie S. Campbell, Vice President and Corporate Secretary	The Trust Company of New Jersey 35 Journal Square Jersey City, New Jersey 07306 (201) 420-2500 Attention: Sharon V. Weiner, Secretary

      You may also contact the solicitation agent with any questions or for assistance in voting your shares of Trustcompany common stock at:

Innisfree M&A Incorporated

(888) 750-5834 (toll-free)

      If you would like to request documents, please make sure your request is received by ●, 2004, to receive them before the special meeting. If you request any incorporated documents from North Fork or Trustcompany, the appropriate company will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

      We have not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that has been incorporated into this proxy statement-prospectus. Therefore, if anyone distributes this type of information, it should not be relied upon. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement-prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement-prospectus does not extend to you. The information contained in this proxy statement-prospectus speaks only as of the date of this proxy statement-prospectus unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER

among
NORTH FORK BANCORPORATION, INC.
NORTH FORK BANK
and
THE TRUST COMPANY OF NEW JERSEY
dated as of
December 16, 2003

TABLE OF CONTENTS

ARTICLE I THE MERGER		A-1
1.1.	The Merger	A-1
1.2.	Effective Time	A-1
1.3.	Effects of the Merger	A-1
1.4.	Conversion of Company Common Stock	A-1
1.5.	Stock Options	A-2
1.6.	Parent Common Stock	A-3
1.7.	Parent Bank Common Stock	A-3
1.8.	Surviving Bank Capital Stock	A-3
1.9.	Organization Certificate	A-3
1.10.	By-Laws	A-3
1.11.	Directors and Officers	A-3
1.12.	Offices	A-3
1.13.	Tax Consequences	A-3

ARTICLE II EXCHANGE OF SHARES		A-3
2.1.	Parent to Make Shares Available	A-3
2.2.	Exchange of Shares	A-3
2.3.	Dissenters’ Rights	A-5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-5
3.1.	Disclosure Schedule	A-5
3.2.	Standards	A-5
3.3.	Corporate Organization	A-6
3.4.	Capitalization	A-6
3.5.	Authority; No Violation	A-7
3.6.	Consents and Approvals	A-8
3.7.	Reports	A-8
3.8.	Financial Statements	A-8
3.9.	Broker’s Fees	A-9
3.10.	Absence of Certain Changes or Events	A-9
3.11.	Legal Proceedings	A-9
3.12.	Taxes	A-10
3.13.	Employee Benefit Plans	A-10
3.14.	FDIC and SEC Reports	A-12
3.15.	Company Information	A-12
3.16.	Compliance with Applicable Law	A-12
3.17.	Certain Contracts	A-13
3.18.	Investment Securities	A-13
3.19.	Business Combination Provision; State Takeover Laws	A-13
3.20.	Environmental Matters	A-13
3.21.	Derivative Transactions	A-14
3.22.	Opinion	A-14
3.23.	Approvals; Reorganization	A-15
3.24.	Loan Portfolio	A-15

A-i

3.25.	Property	A-15
3.26.	Intellectual Property	A-15
3.27.	Disclosure Controls and Procedures	A-16
3.28.	Labor Relations	A-16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		A-17
4.1.	Disclosure Schedule	A-17
4.2.	Standards	A-17
4.3.	Corporate Organization	A-17
4.4.	Capitalization	A-18
4.5.	Authority; No Violation	A-18
4.6.	Consents and Approvals	A-19
4.7.	Reports	A-20
4.8.	Financial Statements	A-20
4.9.	Broker’s Fees	A-20
4.10.	Absence of Certain Changes or Events	A-20
4.11.	Legal Proceedings	A-21
4.12.	Taxes	A-21
4.13.	Employee Benefit Plans	A-21
4.14.	SEC Reports	A-22
4.15.	Parent Information	A-23
4.16.	Compliance with Applicable Law	A-23
4.17.	Certain Contracts	A-23
4.18.	Ownership of Company Common Stock	A-24
4.19.	Environmental Matters	A-24
4.20.	Derivative Transactions	A-25
4.21.	Approvals; Reorganization	A-25
4.22.	Property	A-25
4.23.	Intellectual Property	A-25
4.24.	Disclosure Controls and Procedures	A-26

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-26
5.1.	Covenants of the Company	A-26
5.2.	Covenants of Parent and Parent Bank	A-28

ARTICLE VI ADDITIONAL AGREEMENTS		A-29
6.1.	Regulatory Matters	A-29
6.2.	No Solicitation by the Company	A-29
6.3.	Access to Information	A-31
6.4.	Stockholder Meeting	A-32
6.5.	Affiliates	A-32
6.6.	Stock Exchange Listing	A-32
6.7.	Employee Benefit Plans; Existing Agreements	A-32
6.8.	Indemnification	A-33
6.9.	Reasonable Best Efforts; Additional Agreements	A-34
6.10.	Advice of Changes	A-34
6.11.	Current Information	A-35

A-ii

6.12.	Coordination of Dividends	A-35
6.13.	Accountant’s Letter	A-35
6.14.	Certain Modifications; Restructuring Charges	A-35
6.15.	Directorship	A-35
6.16.	Registration	A-35
6.17.	Section 16 Matters	A-35
6.18.	Transition	A-36

ARTICLE VII CONDITIONS PRECEDENT		A-36
7.1.	Conditions to Each Party’s Obligation To Effect the Merger	A-36
7.2.	Conditions to Obligations of Parent	A-36
7.3.	Conditions to Obligations of the Company	A-37

ARTICLE VIII TERMINATION AND AMENDMENT		A-38
8.1.	Termination	A-38
8.2.	Effect of Termination	A-39
8.3.	Amendment	A-39
8.4.	Extension; Waiver	A-39
8.5.	Termination Fee	A-39

ARTICLE IX GENERAL PROVISIONS		A-40
9.1.	Closing	A-40
9.2.	Nonsurvival of Representations, Warranties and Agreements	A-40
9.3.	Expenses	A-40
9.4.	Notices	A-40
9.5.	Interpretation	A-41
9.6.	Counterparts	A-41
9.7.	Entire Agreement	A-41
9.8.	Governing Law	A-41
9.9.	Enforcement of Agreement	A-41
9.10.	Severability	A-41
9.11.	Publicity	A-42
9.12.	Assignment; No Third Party Beneficiaries	A-42

A-iii

INDEX OF DEFINED TERMS

Location of
Term	Definition

Acquisition Proposal	6.2(a)
Acquisition Transaction	8.5(d)
Affected Employees	6.7(a)
Agreement	Preamble
Certificate	1.4(a)
Claim	6.8(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Common Stock	1.4(a)
Company Contract	3.17(a)
Company Disclosure Schedule	3.1
Company Intellectual Property	3.26(b)
Company Notice	6.2(a)
Company Option	1.5
Company Option Plans	1.5
Company Preferred Stock	3.4(a)
Company Reports	3.14
Company’s Counsel	7.3(e)
Derivative Transaction	3.21(c)
Dissenting Stockholders	1.4(a)
DPC Shares	1.4(b)
Effective Time	1.2
Environmental Laws	3.20(a)
ERISA	3.13(a)
ERISA Affiliate	3.13(a)
Exchange Act	3.8
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(a)
FDIC	3.3(a)
GAAP	3.8
Governmental Entity	3.6
Hazardous Materials	3.20(d)
Indemnified Parties	6.8(a)
Injunction	7.1(e)
Insurance Amount	6.8(b)
Intellectual Property	3.26(b)
Interim Grants	5.1(j)
IRS	3.12(a)
KPMG	3.8

A-iv

Location of
Term	Definition

Liens	3.4(b)
Loan Property	3.20(d)
Loans	3.24(a)
Material Adverse Effect	3.2(b)
Merger	Recitals
Multiemployer Plan	3.13(c)
N.J.B.A.	1.1
N.Y.B.L.	1.1
New Jersey Banking Department	3.5(a)
New York Banking Department	3.6
NYSE	2.2(e)
Parent	Preamble
Parent Bank	Preamble
Parent Common Stock	1.4(a)
Parent Contract	4.17(a)
Parent Disclosure Schedule	4.1
Parent Hazardous Materials	4.19(d)
Parent Intellectual Property	4.23(b)
Parent Loan Property	4.19(d)
Parent Multiemployer Plan	4.13(c)
Parent Participation Facility	4.19(d)
Parent Pension Plan	4.13(a)
Parent Plans	4.13(a)
Parent Preferred Stock	4.4(a)
Parent Reports	4.14
Parent’s Counsel	7.2(e)
Participation Facility	3.20(d)
Pension Plan	3.13(a)
Plans	3.13(a)
Proxy Statement	3.6
Regulatory Agencies	3.7
Requisite Regulatory Approvals	7.1(c)
S-4	3.6
Sandler O’Neill	3.9
SEC	3.6
Securities Act	3.14
Software	3.26(b)
Subsidiary	3.3(a)
Superintendent	1.2
Superior Proposal	6.2(a)
Surviving Bank	1.1
Tax Return	3.12(b)
Taxes	3.12(b)
Termination Fee	8.5(a)

A-v

Location of
Term	Definition

Trust Account Shares	1.4(b)
UBS	3.9
Union Agreement	3.28(c)
Voting Agreements	4.18
WARN Act	3.28(b)

A-vi

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of December 16, 2003 (this “Agreement”), by and among North Fork Bancorporation, Inc., a Delaware corporation (“Parent”), North Fork Bank, a New York state-chartered commercial bank and a wholly owned subsidiary of Parent (“Parent Bank”), and The Trust Company of New Jersey, a New Jersey state-chartered commercial bank (the “Company”).

      WHEREAS, the Boards of Directors of Parent, Parent Bank and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent Bank, with Parent Bank being the surviving entity (the “Merger”);

      WHEREAS, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes; and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1.     The Merger. Subject to the terms and conditions of this Agreement, in accordance with the provisions of the laws and regulations of the State of New York, including the New York Banking Law, as amended (the “N.Y.B.L.”), and the laws and regulations of the State of New Jersey, including the Banking Act of 1948, as amended (the “N.J.B.A.”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent Bank. Parent Bank shall be the surviving bank (hereinafter sometimes called the “Surviving Bank”) in the Merger and shall continue its corporate existence under the laws of the State of New York. The name of the Surviving Bank shall continue to be Parent Bank. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

      1.2.     Effective Time. The Merger shall become effective at the date and time set forth in the certificate which shall be issued by the Superintendent of Banks of the New York State Banking Department (the “Superintendent”) pursuant to Section 601-b of the N.Y.B.L. The term “Effective Time” shall be the date and time when the Merger becomes effective, as specified in the certificate of the Superintendent.

      1.3.     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 602 of the N.Y.B.L.

      1.4.     Conversion of Company Common Stock.

      (a) At the Effective Time, subject to Section 2.2(e), each share of the common stock, par value $2.00 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (x) held in the Company’s treasury, (y) held by stockholders (the “Dissenting Stockholders”) duly exercising appraisal rights, if any, pursuant to N.J.B.A. §17:9A-140, and (z) held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined in Section 3.3(a) hereof) (except for Trust Account Shares and DPC Shares (as such terms are defined in Section 1.4(b) hereof)), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for one share (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Parent (“Parent Common Stock”). All of the shares of Company Common Stock converted into Parent Common Stock pursuant to this Section 1.4(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) the cash in lieu of any fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be appropriately and equitably adjusted.

      (b) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

      1.5.     Stock Options. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (a “Company Option”) under the Company’s 1993 Incentive Stock Option Plan, as amended, 1993 Executive Stock Option Plan, as amended, 2002 Stock Option Plan, 2002 Executive Stock Option Plan and 2000 Non-Employee Director Stock Option Plan (collectively, the “Company Option Plans”), which is outstanding and unexercised immediately prior thereto shall, by virtue of the Merger and without any further action on the part of the Company or any holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below, and each Company Option shall otherwise remain subject to the Company Option Plans and the agreements evidencing grants thereunder, and any other agreements between the Company and an optionee regarding Company Options:

(a) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option and (ii) the Exchange Ratio, provided that any fractional share of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(b) the exercise price per share of Parent Common Stock under the new option shall be equal to (i) the exercise price per share of Company Common Stock under the original option divided by (ii) the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

(c) The adjustment provided herein with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code, and to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Parent.

(d) The Company, Parent and Parent Bank shall take all actions with respect to the Company Options and the Company Option Plan that are necessary to implement the provisions of this Section 1.5.

      1.6.     Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4(b) hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

      1.7.     Parent Bank Common Stock. The shares of common stock of Parent Bank, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

      1.8.     Surviving Bank Capital Stock. The authorized capital stock of the Surviving Bank shall be 25,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. After the Effective Time, the Surviving Bank shall have approximately $2,201,000 surplus.

      1.9.     Organization Certificate. At the Effective Time, the organization certificate of Parent Bank, as in effect at the Effective Time, shall be the organization certificate of the Surviving Bank.

      1.10.     By-Laws. At the Effective Time, the by-laws of Parent Bank, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Bank until thereafter amended in accordance with applicable law.

      1.11.     Directors and Officers. At and after the Effective Time, the directors and executive officers of the Surviving Bank shall consist of the persons named in Exhibit A hereto, each to hold office in accordance with the organization certificate and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

      1.12.     Offices. (a) At the Effective Time, the principal office and branch offices of the Company, established and authorized immediately prior to the Effective Time and listed on Exhibit B hereto, shall become established and authorized branch offices of the Surviving Bank.

      (b) At the Effective Time, the principal office and branch offices of Parent Bank, established and authorized immediately prior to the Effective Time and listed on Exhibit C hereto, shall become the established and authorized principal office and branch offices of the Surviving Bank.

      1.13.     Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Code.

ARTICLE II

EXCHANGE OF SHARES

      2.1.     Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the “Exchange Agent”) selected by Parent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4(a) and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Company Common Stock.

      2.2.     Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Company

Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

      (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock into which his Company Common Stock shall have been converted.

      (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Parent, Parent Bank or the Exchange Agent shall be entitled to deduct and withhold from the Exchange Fund otherwise payable pursuant to this Agreement such amounts as Parent, Parent Bank or the Exchange Agent are required to deduct and withhold under the Code and the regulations promulgated thereunder, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent, Parent Bank or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by Parent, Parent Bank or the Exchange Agent.

      (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

      (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(a) hereof.

      (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Parent Bank, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

      2.3.     Dissenters’ Rights. If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder’s shares for their “value,” as provided in N.J.B.A. §17:9A-140, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such stockholder shall thereupon be converted into shares of Parent Common Stock as provided by Section 1.4 hereof. Parent shall be responsible for payments to any Dissenting Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      3.1.     Disclosure Schedule. Prior to the execution and delivery of this Agreement, the Company has delivered to Parent a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Section 5.1.

      3.2.     Standards. (a) No representation or warranty of the Company contained in this Article III (other than the representations and warranties in Sections 3.4(a), 3.5(a), 3.5(b)(i), 3.8, 3.9, 3.10(a), 3.13(a), 3.13(b), 3.14, 3.15, 3.17(a), 3.18, 3.19, 3.22, and 3.23 which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect (as defined below) on the Company.

      (b) As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, an effect which (i) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in GAAP, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater extent than banks or their holding companies generally, (y) any change or modification to such party’s policies and practices pursuant to Section 6.14 or that otherwise arises out of this Agreement and compliance with the terms and conditions hereof, or (z) any change in general economic or business conditions, in each case which affects banks or their holding companies generally, except to the extent such change affects the referenced party to a materially greater extent than banks or their holding companies generally, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

      Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

      3.3.     Corporate Organization. (a) The Company is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The certificate of incorporation and by-laws of the Company, copies of which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.

      (b) Each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

      3.4.     Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 72,000,000 shares of Company Common Stock and 60,000 shares of preferred stock, par value $100 per share (the “Company Preferred Stock”). As of the date of this Agreement, there are (i) not more than 18,365,342 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued and outstanding, (iii) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 2,004,295 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 3.4(a) of the Company Disclosure Schedule and (iv) no shares of Company Common Stock held by the Company in its treasury or by the Company’s Subsidiaries. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.4(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 3.4(a) of the Company Disclosure Schedule.

      (b) Section 3.4(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) any equity investments other than investments in wholly owned Subsidiaries or (ii) any investments in real estate or real estate development projects, other than assets classified as “other real estate owned.” No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

      3.5.     Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of the Company Common Stock (the effectiveness of which stockholder approval may be subject to receipt of the prior approval of this Agreement by the New Jersey Commissioner of Banking and Insurance (the “New Jersey Banking Department”) pursuant to N.J.B.A. §17:9A-136), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Parent Bank) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or the by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.6 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

      3.6.     Consents and Approvals. Except for (a) the filing of an application with the FDIC under the Bank Merger Act and the approval of such application, (b) the filing of an application with the New York State Banking Department (the “New York Banking Department”) and the approval of such application, (c) the filing of an application with the New Jersey Banking Department and the approval of such application, (d) the filing with the FDIC of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing with the Securities and Exchange Commission (the “SEC”) and declaration of effectiveness by the SEC of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, (e) the approval of this Agreement by the requisite vote of the stockholders of the Company, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NYSE, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (h) such filings, authorizations or approvals as may be set forth in Section 3.6 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, agency or commission or other governmental or regulatory authority, including any Regulatory Agency (as defined in Section 3.7 hereof) (each a “Governmental Entity”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

      3.7.     Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with (i) the FDIC, (ii) any state banking commissions or any other state regulatory authority, including the New York Banking Department and the New Jersey Banking Department and (iii) any other self-regulatory organization (collectively, together with any other federal or state authority regulating financial institutions, including the Board of Governors of the Federal Reserve System, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.7 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding, or to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

      3.8.     Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated statements of condition of the Company and its Subsidiaries as of December 31 for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000 through 2002, inclusive, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the FDIC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of KPMG LLP (“KPMG”), independent public accountants with respect to the Company, and (b) the unaudited consolidated statements of condition of the Company and its Subsidiaries as of December 31, 2002 and September 30, 2003 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the nine-month periods ended September 30, 2002 and September 30, 2003, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the FDIC under the Exchange Act. The December 31, 2002 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.8 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by the Company with the FDIC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the FDIC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the FDIC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

      3.9.     Broker’s Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to UBS Securities LLC (“UBS”) and to Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) in accordance with the terms of letter agreements between UBS and the Company and between Sandler O’Neill and the Company, a true, complete and correct copy of each of which has been previously delivered by the Company to Parent.

      3.10.     Absence of Certain Changes or Events. (a) Except (i) as set forth in Section 3.10(a) of the Company Disclosure Schedule or (ii) as disclosed in any Company Report (as defined in Section 3.14 hereof) filed with the FDIC or SEC prior to the date of this Agreement, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on the Company.

      (b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, since December 31, 2002, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices.

      (c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, since December 31, 2002, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2002 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, other than regular quarterly cash dividends on the Company Common Stock, (iii) effected or authorized any issuance, split, combination or reclassification of any of the Company’s capital stock or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) changed any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (v) made any Tax election or change in Tax election, amended any Tax Returns (as defined in Section 3.12(b)) or entered into any settlement or compromise of any income tax liability of the Company or its Subsidiaries or entered into any closing agreement with respect to Taxes, or (vi) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

      3.11.     Legal Proceedings. (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

      (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

      3.12.     Taxes. (a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as defined below) required to be filed by it at or prior to the Effective Time, and such Tax Returns are true, correct and complete, (ii) timely paid in full all Taxes required to be paid by it and (iii) made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes not yet due. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, (i) there are no Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or proposed with regard to any Taxes (other than federal or state income Taxes) of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received a notice of any pending or proposed claims, audits or proceedings with respect to such Taxes, (iv) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (v) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (vi) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing, or indemnification of Taxes, (vii) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (viii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending, (ix) neither the Company nor any of its Subsidiaries has, since December 31, 2002, made any Tax election or change in Tax election, amended any Tax Returns or entered into any settlement or compromise of any income tax liability of the Company or its Subsidiaries, (x) neither the Company nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns, (xi) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement, and (xii) no claim has been made in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction.

      (b) For the purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, gross receipts, excise, property, ad valorem, value added, alternative minimum, stamp, occupation, use, service, license, intangible, net worth, sales, transfer, franchise, payroll, employment, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including but not limited to information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such return, report, information, return or other document.

      3.13.     Employee Benefit Plans. (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, stock purchase “welfare plan” (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension plan” (within the meaning of Section 3(2) of ERISA (a “Pension Plan”)); and each employment, termination or severance plan or agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the “Plans”) by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any current or former employee, of the Company and any Subsidiary or any current or former director of the Company.

      (b) The Company has heretofore made available to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the Form 5500 for such Plan (if applicable) for each of the two most recent plan years for which such forms are required to have been filed, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) a copy of the most recent summary plan description required for such Plan under ERISA (if applicable) and (iv) a copy of the trust or other funding agreement for the Plan (as applicable) and the latest financial statements thereof.

      (c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, (i) each of the Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans that is a Pension Plan and that is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes with respect to which the applicable remedial amendment period under Section 401(b) of the Code has not expired or has applied to the IRS for such favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Pension Plan which is subject to Title IV of ERISA, the actuarially determined present value of accrued benefits under such Pension Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Pension Plan’s actuary with respect to such Pension Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Pension Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any Pension Plan, (y) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries or (z) benefits the full cost of which is borne by the current or former employee, director or consultant (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred or is expected to be incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and the Company is not aware of any condition that presents a risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a Multiemployer Plan, (vii) all contributions required to be made, as of the date hereof, with respect to each Plan in respect of current or prior plan years have been made or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate have engaged in a transaction, with respect to any Plan that is covered by ERISA, that assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the knowledge of the Company, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (x) the consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee or officer of the Company or any Subsidiary of the Company to severance pay, termination pay or any other payment or benefit, (2) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer or (3) result in payment of amounts under the Plans which would not be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code.

      3.14.     FDIC and SEC Reports. The Company has previously made available to Parent a true, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 (collectively, the “Company Reports”) by the Company with the FDIC and the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act and (b) communication mailed by the Company to its stockholders since December 31, 2000, and no such registration statement, prospectus, report or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the FDIC and SEC, as applicable, with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Company by the FDIC or SEC relating to disclosures contained in any Company Report.

      3.15.     Company Information. The information relating to the Company and its Subsidiaries that is provided to Parent by the Company or any of its affiliates or representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

      3.16.     Compliance with Applicable Law. The Company and each of its Subsidiaries:

(a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, the Company has a Community Reinvestment Act rating of “satisfactory” or better;

(b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company and each of its Subsidiaries to carry on its business as currently conducted;

(c) has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

(d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

      3.17.     Certain Contracts. (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Bank or any of their respective Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports filed prior to the date of this Agreement, (iv) which is not terminable without cause on 60 days or less notice or involves the payment of more than $250,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.17(a), whether or not set forth in Section 3.17(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.”

      (b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company or a Subsidiary of the Company and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

      3.18.     Investment Securities. Section 3.18 of the Company Disclosure Schedule sets forth the book and market value as of September 30, 2003 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries.

      3.19.     Business Combination Provision; State Takeover Laws. The Board of Directors of the Company has (a) been informed of the Voting Agreements and (b) approved the transactions contemplated by this Agreement such that the provisions of the New Jersey Shareholders’ Protection Act and the provisions of Article VII of the Company’s certificate of incorporation will not, assuming the accuracy of the representations contained in Section 4.18 hereof, apply to this Agreement or any of the transactions contemplated hereby. No “moratorium,” “control share,” “fair price” or other antitakeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

      3.20.     Environmental Matters. Except as set forth in Section 3.20 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties (each as defined below, for so long as they were Loan Properties or Participation Facilities) are and have been in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees and orders, in each case relating to pollution or the discharge of, or exposure to Hazardous Materials (as defined below) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, and, to the knowledge of the Company, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, is likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c) To the knowledge of the Company, during the period of: (i) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law; and

(d) The following definitions apply for purposes of this Section 3.20: (i) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (ii) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (iii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

      3.21.     Derivative Transactions. (a) All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      (b) Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, no Derivative Transaction, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or with words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

      (c) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

      3.22.     Opinion. Prior to the execution of this Agreement, the Company has received an opinion from UBS to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock and such opinion has not been amended or rescinded as of the date of this Agreement.

      3.23.     Approvals; Reorganization. As of the date of this Agreement, the Company (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) the opinion of tax counsel referred to in Section 7.3(e) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

      3.24.     Loan Portfolio. (a) Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of September 30, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan in excess of $100,000 with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.24(a) of the Company Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of September 30, 2003, were classified by the Company or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of September 30, 2003 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (z) each asset of the Company that as of September 30, 2003, was classified as “Other Real Estate Owned” and the book value thereof. The Company shall promptly inform Parent in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

      (b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      3.25.     Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of December 31, 2002 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, or (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default thereunder.

      3.26.     Intellectual Property. (a) To the knowledge of the Company, the Company and its Subsidiaries own or have a valid license to use all Company Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To the knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries, and to the knowledge of the Company, all other Company Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of the Company Intellectual Property. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, the consummation of the Merger will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property, and Parent will have substantially the same rights to own or use the Company Intellectual Property following the consummation of the Merger as the Company and its Subsidiaries had prior to the consummation of the Merger.

      (b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company or any of its Subsidiaries.

      3.27.     Disclosure Controls and Procedures. Except as set forth in Section 3.27 of the Company Disclosure Schedule, since December 31, 2001 the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) promulgated under the Exchange Act) designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the FDIC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the FDIC and (vi) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. None of the Company’s or its Subsidiaries records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

      3.28.     Labor Relations. Except to the extent set forth in Section 3.28(a) of the Company Disclosure Schedule, (i) there is no labor strike, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and during the past three years there has not been any such action; (ii) to knowledge of the Company, no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries, other than those set forth in Section 3.28(a) of the Company Disclosure Schedule, true and correct copies of which have heretofore been delivered to Parent;

(vi) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state agency; and (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure.

      (b) Within the last five years, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries. Except as set forth in Section 3.28(b) of the Company Disclosure Schedule, none of the Company’s or its Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) within the period 90 days prior to date of this Agreement.

      (c) The Agreement between the Company and Local No. 153, Office and Professional Employees International Union AFL-CIO, dated as of July 28, 2002 (the “Union Agreement”) represents the entire agreement between the Company and the Union and there are no oral or written amendments thereto. Except for the Union Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral) with any labor organization or employee association.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

      4.1.     Disclosure Schedule. Prior to the execution and delivery of this Agreement, Parent has delivered to the Company a schedule (the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Parent’s representations or warranties contained in this Article IV, or to one or more of Parent’s covenants contained in Section 5.2.

      4.2.     Standards. No representation or warranty of Parent contained in this Article IV (other than the representations and warranties in Sections 4.4(a), 4.5(a)(i), 4.5(a)(ii)(2), 4.5(b)(i), 4.5(b)(ii)(2), 4.8, 4.9, 4.10, 4.13(a), 4.13(b), 4.14, 4.15, 4.17(a) and 4.21 which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and Parent shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect on Parent.

      Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

      4.3.     Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The certificate of incorporation and by-laws of Parent, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      (b) Parent Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of Parent Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of Parent’s other Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The organization certificate and by-laws of Parent Bank, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      (c) The minute books of Parent and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

      4.4.     Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of the date of this Agreement, there are (i) not more than 152,511,251 shares of Parent Common Stock issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were reserved for issuance, except that 2,066,983 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Dividend Investment and Stock Purchase Plan, 22,069,527 shares of Parent Common Stock were reserved for issuance pursuant to the Parent 1985 Incentive Stock Option Plan, the Parent 1987 Long-Term Incentive Plan, the Parent 1989 Executive Management and Compensation Plan, the Parent 1994 Key Employee Stock Plan, the Parent 1997 Non-Officer Stock Plan, the Parent 1998 Stock Compensation Plan, the Parent 1999 Stock Compensation Plan, the New Employee Stock Compensation Plan, the JSB Financial, Inc. 1996 Stock Option Plan, the Reliance Bancorp, Inc. 1994 Incentive Stock Option Plan and the Reliance Bancorp, Inc. Amended and Restated Stock Option Plan, (iv) no shares of Parent Preferred Stock were reserved for issuance and (v) 22,069,527 shares of Parent Common Stock were held by Parent in its treasury or by Parent’s Subsidiaries. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.4(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

      (b) Section 4.4(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Parent as of the date of this Agreement. Except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

      4.5.     Authority; No Violation. (a) (i) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This

Agreement has been duly and validly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Company and Parent Bank) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (ii) Except as set forth in Section 4.5(a)(ii) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (1) violate any provision of the certificate of incorporation or by-laws of Parent, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (2) assuming that the consents and approvals referred to in Section 4.6 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

      (a) (i) Parent Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent Bank, and no other corporate proceedings on the part of Parent Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent Bank and (assuming due authorization, execution and delivery by the Company and Parent) this Agreement constitutes a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (ii) Except as set forth in Section 4.5(b)(ii) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent Bank nor the consummation by Parent Bank of the transactions contemplated hereby, nor compliance by Parent Bank with any of the terms or provisions hereof, will (1) violate any provision of the organization certificate or by-laws of Parent Bank or (2) assuming that the consents and approvals referred to in Section 4.6 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent Bank or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent Bank is a party, or by which it or any of its properties or assets may be bound or affected.

      4.6.     Consents and Approvals. Except for (a) the filing of an application with the FDIC under the Bank Merger Act and the approval of such application, (b) the filing of an application with the New York Banking Department and the approval of such application, (c) the filing of an application with the New Jersey Banking Department and the approval of such application, (d) the filing with the FDIC of the Proxy Statement and the filing with the SEC and declaration of effectiveness by the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, (e) the approval of this Agreement by the requisite vote of the stockholders of the Company, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NYSE, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (h) such filings, authorizations or approvals as may be set forth in Section 4.6 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and Parent Bank of this Agreement or the consummation by Parent and Parent Bank of the Merger and the other transactions contemplated hereby.

      4.7.     Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.7 of the Parent Disclosure Schedule, no Regulatory Agency has initiated any proceeding, or to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

      4.8.     Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 2000 through 2002 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2001 and 2002, as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheets of Parent and its Subsidiaries as of September 30, 2002 and September 30, 2003 and the related unaudited consolidated statements of income, changes in stockholder’s equity and cash flows for the nine-month periods then ended as reported in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.8 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

      4.9.     Broker’s Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc.

      4.10.     Absence of Certain Changes or Events. Except (a) as set forth in Section 4.10 of the Parent Disclosure Schedule or (b) as disclosed in any Parent Report (as defined in Section 4.14 hereof) filed with the SEC prior to the date of this Agreement, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on Parent.

      4.11.     Legal Proceedings. (a) Except as set forth in Section 4.11(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

      (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

      4.12.     Taxes. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (a) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed by it at or prior to the Effective Time, and such Tax Returns are true, correct and complete, (b) timely paid in full all Taxes required to be paid by it and (c) made adequate provision in the financial statements of Parent (in accordance with GAAP) for all Taxes not yet due. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Parent, threatened against or with respect to Parent or any of its Subsidiaries. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, (i) there are no Liens for Taxes upon the assets of either Parent or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or proposed with regard to any Taxes (other than federal or state income Taxes) of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has received a notice of any pending or proposed claims, audits or proceedings with respect to such Taxes, (iv) with respect to each taxable period of Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the IRS or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (v) neither Parent nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Parent was the parent of the group filing such Tax Return, (vi) neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing, or indemnification of Taxes, (vii) neither Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (viii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to Parent or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending, (ix) neither Parent nor any of its Subsidiaries has, since December 31, 2002, made any Tax election or change in Tax election, amended any Tax Returns or entered into any settlement or compromise of any income tax liability of Parent or its Subsidiaries, (x) neither Parent nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns, (xi) neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement, and (xii) no claim has been made in any jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction.

      4.13.     Employee Benefit Plans. (a) Section 4.13(a) of the Parent Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, stock purchase “welfare plan” (within the meaning of Section 3(1) of ERISA; “pension plan” (within the meaning of Section 3(2) of ERISA (“Parent Pension Plan”); and each employment, termination or severance plan or agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the “Parent Plans”) by Parent or any of its Subsidiaries or any ERISA Affiliate, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any current or former employee, of Parent and any Subsidiary or any current or former director of Parent.

      (b) Parent has heretofore made available to the Company true and complete copies of each of the Parent Plans and all related documents, including but not limited to (i) the Form 5500 for such Parent Plan (if applicable) for each of the last two most recent plan years for which such forms are required to have been filed, (ii) the most recent determination letter from the IRS (if applicable) for such Parent Plan, (iii) a copy of the most recent summary plan description required for such Parent Plan under ERISA (if applicable) and (iv) a copy of the trust or other funding agreement for the Parent Plan (as applicable) and the latest financial statements thereof.

      (c) Except as set forth in Section 4.13(c) of Parent Disclosure Schedule, (i) each of the Parent Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each a “Parent Multiemployer Plan”), has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Parent Plans that is a Parent Pension Plan and that is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes with respect to which the applicable remedial amendment period under Section 401(b) of the Code has not expired or has applied to the IRS for such favorable determination letter, and Parent is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Parent Pension Plan which is subject to Title IV of ERISA, the actuarially determined present value of accrued benefits under such Parent Pension Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Pension Plan’s actuary with respect to such Parent Pension Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Pension Plan allocable to such accrued benefits, (iv) no Parent Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants of Parent, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any Parent Pension Plan, (y) deferred compensation benefits accrued as liabilities on the books of Parent or its Subsidiaries or (z) benefits the full cost of which is borne by the current or former employee, director or consultant (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred or is expected to be incurred by Parent, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and Parent is not aware of any condition that presents a risk to Parent, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Parent Plan is a Parent Multiemployer Plan, (vii) all contributions required to be made, as of the date hereof, with respect to each Parent Plan in respect of current or prior plan years have been made or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Parent, nor any of its Subsidiaries nor any ERISA Affiliate have engaged in a transaction, with respect to any Parent Plan that is covered by ERISA, that assuming the taxable period of such transaction expired as of the date hereof, could subject Parent or any of its Subsidiaries to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the knowledge of Parent, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto, (x) the consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee or officer of Parent or any Subsidiary of Parent to severance pay, termination pay or any other payment or benefit, (2) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer or (3) result in payment of amounts under the Parent Plans which would not be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code.

      4.14.     SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since

December 31, 2000 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its stockholders since December 31, 2000, and no such registration statement, prospectus, report or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against Parent by the SEC relating to disclosures contained in any Parent Report.

      4.15.     Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the S-4.

      4.16.     Compliance with Applicable Law. Parent and each of its Subsidiaries:

(a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, Parent Bank, and each other insured depository Subsidiary of Parent, has a Community Reinvestment Act rating of “satisfactory” or better;

(b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit Parent and each of its Subsidiaries to carry on its business as currently conducted;

(c) has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that Parent or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

(d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of Parent or any of its Subsidiaries and neither Parent nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

      4.17.     Certain Contracts. (a) Except as set forth in Section 4.17(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Reports filed prior to the date of this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.17(a), whether or not set forth in Section 4.17(a) of the Parent Disclosure Schedule, is referred to herein as a “Parent Contract.” Parent has previously delivered or made available to the Company true and correct copies of each Parent Contract.

      (b) Except as set forth in Section 4.17(b) of the Parent Disclosure Schedule, (i) each Parent Contract is valid and binding on Parent or a Subsidiary of Parent and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of Parent or any of its Subsidiaries under any Parent Contract, and (iv) no other party to such Parent Contract is, to the knowledge of Parent, in default in any respect thereunder.

      4.18.     Ownership of Company Common Stock. Except for the Voting Agreements, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares). For the purposes of this Agreement, “Voting Agreements” shall mean the voting agreements to be dated as of December 17, 2003, by and among Parent, Parent Bank and each of (i) Naomi Wilzig, Executrix of the Estate of Siggi B. Wilzig, and Trustee of The Siggi B. Wilzig Trust; (ii) Ivan L. Wilzig; (iii) Sherry Wilzig Izak; (iv) Alan J. Wilzig; (v) Donald Brenner; and (vi) Richard Kanter.

      4.19.     Environmental Matters. Except as set forth in Section 4.19 of the Parent Disclosure Schedule:

(a) Each of Parent and its Subsidiaries and, to the knowledge of Parent, each of the Parent Participation Facilities and the Parent Loan Properties (each as defined below, for so long as they were Parent Loan Properties or Parent Participation Facilities) are and have been in compliance with all Environmental Laws;

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent, any of its Subsidiaries, and, to the knowledge of Parent, any Parent Participation Facility or any Parent Loan Property, has been or, with respect to threatened proceedings, is likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Parent Participation Facility or any Parent Loan Property;

(c) To the knowledge of Parent, during the period of: (i) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) Parent’s or any of its Subsidiaries’ participation in the management of any Parent Participation Facility, or (iii) Parent’s or any of its Subsidiaries’ interest in a Parent Loan Property, there has been no release of Parent Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of Parent, prior to the period of (x) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent’s or any of its Subsidiaries’ participation in the management of any Parent Participation Facility, or (z) Parent’s or any of its Subsidiaries’ interest in a Parent Loan Property, there was no release or threatened release of Parent Hazardous Materials in, on, under or affecting any such property, Parent Participation Facility or Parent Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law; and

(d) The following definitions apply for purposes of this Section 4.20: (i) “Parent Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (ii) “Parent Loan Property” means any property in which Parent or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (iii) “Parent Participation Facility” means any facility in which

Parent or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

      4.20.     Derivative Transactions. (a) All Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Parent and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      (b) Except as set forth in Section 4.20(b) of the Parent Disclosure Schedule, no Derivative Transaction, were it to be a Loan held by Parent or any of its Subsidiaries, would be classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or with words of similar import. The financial position of Parent and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Parent and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Parent or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

      4.21.     Approvals; Reorganization. As of the date of this Agreement, Parent (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement and (ii) the opinion of tax counsel referred to in Section 7.2(e) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

      4.22.     Property. Each of Parent and its Subsidiaries has good and marketable title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of Parent as of December 31, 2002 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, or (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising in the ordinary course of business. All leases pursuant to which Parent or any Subsidiary of Parent, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in default thereunder.

      4.23.     Intellectual Property. (a) To the knowledge of Parent, Parent and its Subsidiaries own or have a valid license to use all Parent Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Parent Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Parent and its Subsidiaries as currently conducted. The Parent Intellectual Property owned by Parent or any of its Subsidiaries, and to the knowledge of Parent, all other Parent Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither Parent nor any of its Subsidiaries has received notice challenging the validity or enforceability of the Parent Intellectual Property. To the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. Except as set forth in Section 4.23(a) of the Parent Disclosure Schedule the consummation of the Merger will not result in the loss or impairment of the right of Parent or any of its Subsidiaries to own or use any of the Parent Intellectual Property, and Parent will have substantially the same rights to own or use the Parent Intellectual Property following the consummation of the Merger as Parent and its Subsidiaries had prior to the consummation of the Merger.

      (b) For purposes of this Agreement, the term “Parent Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Parent or any of its Subsidiaries.

      4.24.     Disclosure Controls and Procedures. Since December 31, 2001, Parent and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) promulgated under the Exchange Act) reasonably designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (vi) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. None of Parent’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent or its accountants.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1.     Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Parent the present services of the current officers and employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) other than (i) dividends and distributions by a direct or indirect wholly owned Subsidiary to its parent or (ii) normal quarterly dividends not in excess of $0.18 per share of Company Common Stock, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or subject to any Lien, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms;

(c) amend its certificate of incorporation, by-laws or other similar governing documents;

(d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $1,000,000 in the aggregate;

(e) enter into any new line of business;

(f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices or (ii) open, close, sell or acquire any branches;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any Loans, advances or capital contributions to, or investments in, any person, except in the ordinary course of business consistent with past practice;

(h) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

(i) change its methods of accounting in effect at December 31, 2002 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

(j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees except for immaterial amendments with the prior written consent of Parent which consent shall not be unreasonably withheld, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not contemplated by any Plan or agreement as in effect as of the date hereof, or (iii) make any equity or equity-based grants or allocations under any Plan (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) except that the Company may grant stock options pursuant to the Company Option Plans in the ordinary course of business consistent with past practice but in no event shall the number of stock options granted after the date hereof relate to more than 20,000 shares of Company Common Stock (such stock options being referred to herein as the “Interim Grants”); provided, however, that the Interim Grants shall not accelerate as a result of the transactions contemplated by this Agreement;

(k) take or cause to be taken, or fail to take or cause to be taken, any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

(l) sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, abandon or fail to maintain any of its material assets, properties (including Company Intellectual Property) or other rights or agreements other than in the ordinary course of business consistent with past practice;

(m) file any application to establish, or to relocate or terminate the operations of, any banking office of the Company or any of its Subsidiaries;

(n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

(o) create, renew, amend or terminate, fail to perform any obligations under, waive or release any rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound or enter into any agreement, letter of intent or agreement in principal (whether or not binding) relating to any Acquisition Proposal (as defined in Section 6.2(a) hereof);

(p) except pursuant to agreements or arrangements in effect on the date hereof and previously provided to Parent, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(q) make or change any material Tax elections (unless required by applicable law), file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(r) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, material to the Company and its Subsidiaries, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company Reports filed prior to the date hereof, or incurred since December 31, 2002 in the ordinary course of business consistent with past practice;

(s) restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(t) except for Loans or commitments for Loans that have been previously approved by the Company prior to the date of this Agreement, and except for Loans or commitments for Loans with respect to 1-4 family residential loans, make or acquire any Loan or issue a commitment for any Loan except for Loans and commitments that are made in the ordinary course consistent with past practice and with a principal amount of $1,000,000 or less; or

(u) authorize, commit or agree to do any of the foregoing actions;

      5.2.     Covenants of Parent and Parent Bank. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Parent and Parent Bank shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of Parent, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock;

(b) change its methods of accounting in effect at December 31, 2002, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent’s independent auditors;

(c) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied on a timely basis;

(d) take or cause to be taken, or fail to take or cause to be taken, any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code; or

(e) authorize, or commit or agree to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.1.     Regulatory Matters. (a) The Company and Parent shall promptly prepare and file with the FDIC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts to have the Proxy Statement cleared by the FDIC and to have the S-4 declared effective under the Securities Act, in each case as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. Parent shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

      (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

      (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

      (d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

      6.2.     No Solicitation by the Company. (a) The Company and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this

Agreement through the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that if, and only to the extent that, (1) the approval of this Agreement by the Company’s stockholders has not occurred and (2) the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would breach the Board’s fiduciary duties under applicable law, the Company may, in response to a bona fide, written Acquisition Proposal that the Board of Directors of the Company believes in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to Parent and identifying the person making the proposal and all the material terms and conditions of such proposal (the “Company Notice”) and compliance with Section 6.2(b), following delivery of the Company Notice (A) furnish information with respect to the Company to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between the Company and Parent, and (B) participate in discussions or negotiations regarding such a Superior Proposal. Any violation of the foregoing restrictions by any of the Company’s representatives, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (v) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or any of its Subsidiaries, (w) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of the Company or its Subsidiaries, (x) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of the Company, (y) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement or (z) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute or adversely affect materially the benefits to Parent of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the Company’s stockholders than the Merger, (ii) that constitutes a transaction that, in such Board of Directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company based on written advice, with only customary qualifications, from a nationally recognized investment banking firm serving as financial advisor to the Company, is highly likely to be obtained by such third party.

      (b) In addition to the obligations of the Company set forth in Section 6.2(a), the Company shall promptly, and in any event within 24 hours, advise Parent orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Parent informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to Parent all materials provided to or made available to any third party pursuant to this Section 6.2 which were not previously provided to Parent.

      (c) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

      6.3.     Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Parent Bank, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent or Parent Bank may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement or that may be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      (c) All information furnished by either party to the other party or its representatives pursuant hereto shall be treated as the sole property of the delivering party and, if the Merger shall not occur, the receiving party and its representatives shall return to the delivering party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The receiving party shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for ten years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the receiving party’s possession prior to the disclosure thereof by the delivering party; (y) was then generally known to the public; or (z) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the delivering party to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the receiving party may disclose such information to such tribunal or governmental body or agency without liability hereunder.

      (d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

      (e) Notwithstanding anything contained in this Agreement to the contrary, Parent, Parent Bank and the Company (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind that are provided relating to such tax treatment or tax structure; provided, however, that none of Parent, Parent Bank or the Company (nor any of their respective employees, representatives or other agents thereof) may disclose any information to the extent that such disclosure could reasonably result in a violation of any federal or state securities law.

      6.4.     Stockholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of the Company may withdraw, modify, condition or refuse to make such recommendation if the Board of Directors of the Company determines in good faith after consultation with its outside financial and legal advisors that the failure to take such action would breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated and subject to the requirements of N.J.B.A. § 17:9A-136, this Agreement shall be submitted to the stockholders of the Company at such meeting for the purpose of voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

      6.5.     Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, a written agreement in the form of Exhibit 6.5 hereto.

      6.6.     Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

      6.7.     Employee Benefit Plans; Existing Agreements. (a) Following the Effective Time, Parent shall, or shall cause Parent Bank to, continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Parent or any Subsidiary of Parent (“Affected Employees”), for so long as such Affected Employees remain employed by Parent or any Subsidiary of Parent, employee benefits (i) pursuant to the Plans as in effect immediately prior to the date hereof or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent provided to similarly situated employees of Parent or Parent Bank (it being understood that inclusion of Affected Employees in the employee benefit plans of Parent or a Subsidiary of Parent may occur at different times with respect to different plans) on terms no less favorable than the employee benefits provided to similarly situated employees of Parent.

      (b) Parent shall, or shall cause the Company to, give Affected Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under (but not for accrual of pension benefits) any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees’ service with the Company or any Subsidiary of the Company to the same extent that such service was credited under a comparable employee benefit plan of the Company or any of its Subsidiaries immediately prior to the date hereof.

      (c) Parent shall, or shall cause the appropriate Subsidiaries of Parent and the Company to, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any comparable welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

      (d) Following the Effective Time, Parent shall honor, fulfill and discharge and shall cause the appropriate Subsidiaries of Parent to honor, fulfill and discharge in accordance with their terms the Plans as in effect as of the date hereof (except as amended pursuant to Section 5.1(j) hereof) and which have been disclosed in the Company Disclosure Schedule and previously have been delivered to Parent.

      (e) Parent shall not be obligated to provide any right or benefit to any executive officer or director of the Company under any current plan, arrangement or agreement of the Company, to the extent that the provision of such right or benefit would violate applicable law.

      6.8.     Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, to the furthest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel and any necessary local counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.8 except to the extent such failure to notify prejudices Parent. Parent’s obligations under this Section 6.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

      (b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend on an annual basis more than 200% of the current amount expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b) Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

      (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Bank or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

      (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      6.9.     Reasonable Best Efforts; Additional Agreements. (a) Subject to the terms and conditions of this Agreement, each of Parent, Parent Bank and the Company agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger (it being understood that any amendments or supplements to the S-4 or a resolicitation of proxies as a result of a transaction by Parent or its Subsidiaries shall not violate this covenant unless the aggregate delay resulting from the foregoing should exceed 60 days in the aggregate).

      (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

      (c) Parent, Parent Bank and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Officers of Parent, Parent Bank, and the Company shall execute and deliver to Sullivan & Cromwell LLP, counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

      (d) The Company shall consult with Parent prior to sending any written communications to its employees regarding the Merger or this Agreement.

      6.10.     Advice of Changes. Parent and the Company shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Articles III and IV in order to determine the fulfillment of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

      6.11.     Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Parent fully informed of such events.

      6.12.     Coordination of Dividends. From the date of this Agreement to the Effective Time, the Company shall coordinate with Parent the declaration, record and payment dates with respect to dividends in respect of the Company Common Stock, it being the intention of the parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

      6.13.     Accountant’s Letter. The Company shall use its reasonable efforts to cause to be delivered to Parent a letter of its independent public accountants dated (a) the date on which the S-4 shall become effective and (b) a date shortly prior to the Effective Time, and addressed to Parent, in form and substance customary for “comfort” letters delivered by independent accountants in accordance with Statement on Auditing Standards No. 72 and, if applicable, No. 100, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters determined by independent public accountants in connection with registration statements similar to the S-4.

      6.14.     Certain Modifications; Restructuring Charges. The Company and Parent agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and the Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as Parent shall request, provided that, giving effect to the implementation of such modifications or changes, the executive officers of the Company will be able to make the certifications required of them under Section 302 or 906 of the Sarbanes Oxley Act of 2002 and provided further that, giving effect to the implementation of such modifications or changes, no such certifications under Section 302 or 906 of the Sarbanes Oxley Act of 2002 theretofore given would likely be impeached. The Company and Parent shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as Parent shall request. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.14.

      6.15.     Directorship. Effective as of the Effective Time, Parent shall cause its Board of Directors to be expanded by one member and shall appoint Alan J. Wilzig to fill the vacancy on Parent’s Board of Directors created by such increase as of the Effective Time.

      6.16.     Registration. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and promptly (and in any event no later than seven business days after the Effective Time) file with the SEC a registration statement on Form S-8 (or any successor and other appropriate form) with respect to the shares of Parent Common Stock subject to Company Options. Parent shall use reasonable best efforts to maintain the effectiveness of such registration for as long as any Company Options remain outstanding.

      6.17.     Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company equity securities (including derivative securities with respect to Company equity securities) to or acquisitions of Parent equity securities (including derivative securities with respect to Parent equity securities) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Parent or the Company.

      6.18.     Transition. Commencing following the date hereof, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts in compliance with applicable law to facilitate the integration of the Company and its Subsidiaries, with the businesses of Parent and its Subsidiaries to be effective as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, the Company shall cause the employees and officers of the Company and its Subsidiaries to use their reasonable best efforts to provide support, including support from its outside contractors, and to assist Parent and its Subsidiaries in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

      7.1.     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock under applicable law.

(b) NYSE Listing. The shares of Parent Common Stock that shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

      7.2.     Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on the Company.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Federal Income Tax Opinion. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent (“Parent’s Counsel”), dated the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

      7.3.     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to Section 4.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except where failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby).

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Federal Income Tax Opinion. The Company shall have received an opinion of Sullivan & Cromwell LLP (the “Company’s Counsel”), in form and substance reasonably satisfactory to the Company, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the

Effective Time the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

      8.1.     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent:

(a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the legally prescribed period following such denial a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided that in the case of any termination by the Company it shall not be in material breach of any of its obligations under Section 6.4) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of a representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

(g) by Parent, if (1) the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company’s stockholders approve and adopt this Agreement, (2) after recommending in the Proxy Statement that such stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any manner adverse to Parent or (3) the Board of Directors of the Company shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal with any person other than Parent.

      8.2.     Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 6.3(c), 8.2, 8.5 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved of or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

      8.3.      Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.4.     Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      8.5.     Termination Fee.

      (a) In the event this Agreement is terminated by Parent pursuant to Section 8.1(g), or by Parent or the Company pursuant to Section 8.1(d) if prior thereto Parent would have had the right to terminate this Agreement pursuant to Section 8.1(g), or by Parent pursuant to Section 8.1(f) by virtue of the Company’s breach of Section 6.2 hereof, then the Company shall pay to Parent, on or before the second business day following such termination, a cash fee equal to $30 million (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent.

      (b) In the event that, (i) after the date of this Agreement a proposal for an Acquisition Transaction (as defined below) with a person other than Parent shall have been made known to the Company or any of its Subsidiaries and shall have been publicly announced or otherwise shall have become public or shall have been made to the shareholders of the Company, or any person other than Parent shall have filed an application or notice with the Board of Governors of the Federal Reserve System, the FDIC or any other federal or state bank regulatory or antitrust authority for approval to engage in an Acquisition Transaction, or a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that would constitute an Acquisition Transaction if consummated, and (ii) concurrently therewith or thereafter, this Agreement is terminated by the parties pursuant to Section 8.1(a), by either party pursuant to Section 8.1(c) or Section 8.1(d), or by Parent pursuant to Section 8.1(e) or Section 8.1(f), then (x) the Company shall pay to Parent an amount equal to one-half of the Termination Fee, on or before the second business day following such termination, by wire transfer of same day funds to an account designated by Parent, and (y) if prior to, or within 18 months after, such termination an Acquisition Transaction with any person other than Parent shall occur, or the Company or any of its Subsidiaries shall have entered into an agreement to engage in, or the Board of Directors of the Company shall have approved or accepted or recommended that the stockholders of the Company approve or accept, an Acquisition Transaction with any person other than Parent, the Company shall pay to Parent the remainder of the Termination Fee, on or before the second business day following such termination, by wire transfer of same day funds to an account designated by Parent.

      (c) The Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay or cause to be paid any amount due pursuant to this Section 8.5, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount set forth in this Section 8.5, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.5 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      (d) For purposes of this Agreement, the term “Acquisition Transaction” shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of the Company, (ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 20% or more of the outstanding shares of voting stock of the Company, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction involving the Company.

ARTICLE IX

GENERAL PROVISIONS

      9.1.     Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the first day that is at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions which relate to actions to be taken at the Closing)(the “Closing Date”), at the offices of Parent’s Counsel unless another time, date or place is agreed to in writing by the parties hereto.

      9.2.     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

      9.3.     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and the S-4 to the stockholders of the Company, and all filing and other fees paid to the FDIC and the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, shall be borne equally by Parent and the Company; provided, further, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

      9.4.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Parent Bank, to:

North Fork Bancorporation, Inc.

275 Broadhollow Road
Melville, New York 11747
Attention: Chief Executive Officer

with a copy to:

Skadden, Arps Slate, Meagher & Flom LLP

Four Times Square
New York, New York 10036
Attention: William S. Rubenstein, Esq.

and

(b)	if to the Company, to:

The Trust Company of New Jersey

35 Journal Square
Jersey City, New Jersey 07306
Attention: Chief Executive Officer

with a copies to:

Sullivan & Cromwell LLP

125 Broad Street
New York, New York 10004

Attention:	H. Rodgin Cohen, Esq.
Mitchell S. Eitel, Esq.

      9.5.     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 16, 2003.

      9.6.     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.7.     Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      9.8.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      9.9.     Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.3(c) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.3(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.10.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.11.     Publicity. Except as otherwise required by law or by the rules of the NYSE or the Nasdaq National Market, so long as this Agreement is in effect, neither Parent nor the Company shall, nor shall either party permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

      9.12.     Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      IN WITNESS WHEREOF, Parent, Parent Bank and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NORTH FORK BANCORPORATION, INC.

By:	/s/ JOHN ADAM KANAS

Name: John Adam Kanas

Title:	Chairman, President and Chief Executive Officer

NORTH FORK BANK

By:	/s/ JOHN ADAM KANAS

Name: John Adam Kanas

Title:	Chairman, President and Chief Executive Officer

THE TRUST COMPANY OF NEW JERSEY

By:	/s/ ALAN J. WILZIG

Name: Alan J. Wilzig

Title:	Chairman, President and Chief Executive Officer

Appendix B

December 17, 2003

North Fork Bancorporation, Inc.

275 Broadhollow Road
Melville, New York 11747

North Fork Bank

275 Broadhollow Road
Melville, New York 11747

Re:	Agreement and Plan of Merger by and among North Fork Bancorporation, Inc., North Fork Bank, and The Trust Company of New Jersey

Ladies and Gentlemen:

      The undersigned understands that North Fork Bancorporation, Inc. (“North Fork”) and its wholly owned subsidiary North Fork Bank (“North Fork Bank”), are considering entering into an Agreement and Plan of Merger, dated as of December 16, 2003 (the “Merger Agreement”), with The Trust Company of New Jersey (the “Company”) and providing for the merger of the Company with and into North Fork Bank (the “Merger”). Capitalized terms used and not defined herein shall have the meaning given such terms in the Merger Agreement. In consideration of the substantial expenses and other obligations North Fork and North Fork Bank will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce North Fork and North Fork Bank to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

1. The undersigned represents and warrants that as of the date of this letter agreement, (a) he has full and exclusive power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 922,765 shares (the “Individual Shares”) of common stock, par value $2.00 per share (“Common Stock”), of the Company and (b) he is a co-trustee of (i) The Wilzig Family Foundation, and in such capacity he has shared power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 6,200 shares of Common Stock (the “Trust Shares” and together with the Individual Shares, the “Shares”) (it being understood that some of the Shares are subject to the terms of pledge agreements securing existing indebtedness of the undersigned).

2. Except as provided herein, the undersigned agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to a Transfer of any Shares or any New Shares (as defined in paragraph 3) (including as part of a transaction involving the sale of the Company to any person other than North Fork or North Fork Bank); provided, however, that the Shares may be pledged to secure indebtedness incurred by the undersigned after the date of this letter agreement. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s). For purposes of this letter agreement, “Expiration Date” shall mean the latest of (a) the Effective Time, (b) three months after the execution of this letter agreement, (c) the date of the termination of the Merger Agreement in accordance with Section 8.1 thereof, if at the time of such termination the Termination Fee is not payable in whole or in part and (d) the 90th day following the termination of the Merger Agreement pursuant to Section 8.1 thereof, if at the time of such termination the Termination Fee is payable in whole or in part.

3. The undersigned agrees that any shares of Common Stock acquired by him in any capacity after the date hereof and prior to the Expiration Date, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as successor in interest in any capacity

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

(including a fiduciary capacity) or otherwise (the “New Shares”), shall be subject to the terms and conditions of this letter agreement to the same extent as if they constituted part of the Shares.

4. Until the Expiration Date, at any meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the undersigned shall vote or cause to be voted the Individual Shares and any New Shares (to the extent any such New Shares may be voted) and shall use his reasonable best efforts to cause to be voted the Trust Shares as follows:

(a) in favor of the Merger and the Merger Agreement;

(b) against any action that is intended, or could reasonably be expected to, materially impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; or (ii) a sale, lease or transfer of a substantial portion of the assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries.

Prior to the Expiration Date, the undersigned shall not enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, directly or indirectly, with respect to the Shares or the New Shares, in each case, that is inconsistent in any respect with this letter agreement.

5. Until the Expiration Date, the undersigned agrees that he shall not and shall direct and use all reasonable efforts to cause his respective agents and representatives (including, without limitation, any attorney or accountant retained by him) not to, (a) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or (c) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this letter agreement, the undersigned, acting in his capacity as a director and/or an officer of the Company, may take any action that would not constitute a violation or breach of Section 6.2 of the Merger Agreement.

6. The undersigned shall cooperate with North Fork, North Fork Bank and the Company in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement, shall not willfully take, or cause to be taken, any action that could reasonably be expected to significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

7. The undersigned represents, warrants and covenants to North Fork and North Fork Bank as follows:

(a) As of the date hereof the Shares are, and at all times up until the Expiration Date the Shares and the New Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, other than Shares that from time to time may be subject to the terms of pledge agreements securing indebtedness (existing or to be incurred) of the undersigned.

(b) The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform his obligations hereunder. This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of his obligations hereunder.

(c) None of the Shares is and none of the New Shares will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this letter agreement. None of the Shares is or will be subject to any pledge agreement pursuant to which the undersigned does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

(d) The execution and delivery of this letter agreement and the consummation by the undersigned of his obligations hereunder will not (i) conflict with or violate any laws, rules or regulations to which he or the Shares or any other beneficial owner of the Shares is subject, or (ii) conflict with or violate any contract, commitment, agreement, arrangement or restriction of any kind to which he is a party or by which he or any other beneficial owner of the Shares is bound. For purposes of this letter agreement, “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(e) The execution and delivery of this letter agreement by the undersigned does not, and the performance of his obligations hereunder will not, require him or any other beneficial owner of the Shares to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental entity, except such filings and authorizations as may be required under the Exchange Act.

8. This letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

permitted assigns, but, except as otherwise specifically provided herein, neither this letter agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

(c) Amendments and Modification. This letter agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this letter agreement shall be effective unless in writing.

(e) Specific Performance; Injunctive Relief. The undersigned acknowledges that North Fork and North Fork Bank will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to North Fork and North Fork Bank upon any such violation, North Fork and North Fork Bank shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to North Fork and North Fork Bank at law or in equity.

(f) Entire Agreement. This letter agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(g) Counterparts. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      This letter agreement constitutes the complete understanding between each of the undersigned, North Fork Bank and North Fork concerning the subject matter hereof. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

Very truly yours,

/s/ ALAN J. WILZIG

Alan J. Wilzig

Accepted:

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

NORTH FORK BANK

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

Appendix C

December 17, 2003

North Fork Bancorporation, Inc.

275 Broadhollow Road
Melville, New York 11747

North Fork Bank

275 Broadhollow Road
Melville, New York 11747

Re:	Agreement and Plan of Merger by and among North Fork Bancorporation, Inc., North Fork Bank, and The Trust Company of New Jersey

Ladies and Gentlemen:

      Each of the undersigned understands that North Fork Bancorporation, Inc. (“North Fork”) and its wholly owned subsidiary North Fork Bank (“North Fork Bank”), are considering entering into an Agreement and Plan of Merger, dated as of December 16, 2003 (the “Merger Agreement”), with The Trust Company of New Jersey (the “Company”) and providing for the merger of the Company with and into North Fork Bank (the “Merger”). Capitalized terms used and not defined herein shall have the meaning given such terms in the Merger Agreement. In consideration of the substantial expenses and other obligations North Fork and North Fork Bank will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce North Fork and North Fork Bank to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

1. Naomi Wilzig, in her capacity as executrix (the “Executrix”) of the Estate of Siggi B. Wilzig (the “Estate”), represents and warrants that she is the sole executor of such Estate and, as of the date of this letter agreement, has full and exclusive power to vote and direct the voting of, and to dispose and direct the disposition of, not less than 4,370,821 shares (the “Shares”) of common stock, par value $2.00 per share (“Common Stock”), of the Company subject to the Estate (it being understood that some of the Shares are subject to the terms of pledge agreements securing existing indebtedness of the Estate). For purposes of this letter agreement, “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

2. Except as set forth in paragraph (1) hereof, Naomi Wilzig, in her individual capacity (the “Individual”), represents and warrants that, as of the date of this letter agreement, she does not own beneficially any shares of Common Stock.

3. Naomi Wilzig, in her capacity as trustee (the “Trustee”) of The Siggi B. Wilzig Trust (the “Trust”) established or to be established under the will of Siggi B. Wilzig (the “Will”), which Trust under the terms of the Will will hold, among other things, the Shares, represents and warrants that as of the date of this letter agreement, the Trust does not own beneficially any shares of Common Stock. The Trustee also represents and warrants that she is or will be the sole trustee of the Trust (except as otherwise contemplated by this paragraph) and upon the transfer of the Shares from the Estate to the Trust pursuant to the terms of the Will the Trustee will have full and exclusive power to vote and direct the voting of, and to dispose and direct the disposition of, the Shares and any New Shares (as defined in paragraph 5 hereof) (it being understood that some of the Shares from time to time may be subject to the terms of pledge agreements securing indebtedness (existing or to be incurred) of the Estate or the Trust). The Trustee shall not appoint any co-trustee of the Trust unless prior to such

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

appointment such co-trustee executes and delivers to North Fork and North Fork Bank a letter agreement substantially to the effect of this letter agreement and otherwise reasonably satisfactory to North Fork and North Fork Bank (a “Parallel Voting Agreement”).

4. Except as provided herein, each of the undersigned agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to a Transfer of any Shares or any New Shares (including as part of a transaction involving the sale of the Company to any person other than North Fork or North Fork Bank); provided, however, that the Shares may be pledged to secure indebtedness incurred by the Estate or the Trust after the date of this letter agreement. It is also understood, however, that, in order to allow for the proper administration of the Estate or the Trust or to permit sales for tax payments then due, the Estate or the Trust may from time to time make distributions of Shares to beneficiaries who already have signed a Parallel Voting Agreement and may from time to time sell Shares to unrelated third parties to make such tax payments; provided, however, that each of the Executrix and the Trustee shall use her reasonable best efforts to cause any such sales to occur after the record date of the stockholders meeting referenced in Section 6.4 of the Merger Agreement. It is further understood, however, that the Estate or the Trust may make de minimis charitable Transfers and charitable Transfers in which the charity agrees prior to such Transfer to enter into an agreement, substantially to the effect of this letter agreement and otherwise reasonably satisfactory to North Fork and North Fork Bank. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s). For purposes of this letter agreement, “Expiration Date” shall mean the latest of (a) the Effective Time, (b) three months after the execution of this letter agreement, (c) the date of the termination of the Merger Agreement in accordance with Section 8.1 thereof, if at the time of such termination the Termination Fee is not payable in whole or in part and (d) the 90th day following the termination of the Merger Agreement pursuant to Section 8.1 thereof, if at the time of such termination the Termination Fee is payable in whole or in part. Notwithstanding the foregoing, the Executrix may Transfer or cause the Transfer of all or part of the Shares or the New Shares solely to the Trust.

5. Each of the undersigned agrees that any shares of Common Stock acquired by her in any capacity after the date hereof and prior to the Expiration Date, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as successor in interest in any capacity (including a fiduciary capacity) or otherwise (the “New Shares”), shall be subject to the terms and conditions of this letter agreement to the same extent as if they constituted part of the Shares.

6. Until the Expiration Date, at any meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, each of the undersigned shall vote or cause to be voted the Shares and any New Shares (to the extent any such New Shares may be voted) as follows:

(a) in favor of the Merger and the Merger Agreement;

(b) against any action that is intended, or could reasonably be expected to, materially impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; or (ii) a sale, lease or transfer of a substantial portion of the assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries.

Prior to the Expiration Date, the undersigned, in any of her capacities, shall not enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, directly or indirectly, with respect to the Shares or the New Shares, in each case, that is inconsistent in any respect with this letter agreement

7. Until the Expiration Date, each of the undersigned agrees that she shall not and shall direct and use all reasonable efforts to cause her respective agents and representatives (including, without limitation, any attorney or accountant retained by her) not to, (a) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or (c) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that each of the undersigned may participate in discussions and negotiations regarding any Acquisition Proposal with respect to which (a) the Board of Directors of the Company shall have determined in accordance with Section 6.2 of the Merger Agreement that such Acquisition Proposal constitutes a Superior Proposal and (b) the Company shall have entered into discussions or negotiations as permitted by Section 6.2 of the Merger Agreement, provided that the Company shall have fully complied with all of the provisions of such Section 6.2 prior to entering into such discussions or negotiations.

8. Each of the undersigned shall cooperate with North Fork, North Fork Bank and the Company in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement, shall not willfully take, or cause to be taken, any action that could reasonably be expected to significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

9. Each of the undersigned represents, warrants and covenants to North Fork and North Fork Bank as to herself as follows:

(a) As of the date hereof the Shares beneficially owned by any of the undersigned are, and at all times up until the Expiration Date the Shares and the New Shares beneficially owned or to be beneficially owned by any of the undersigned will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, other than Shares that from time to time may be subject to the terms of pledge agreements securing indebtedness (existing or to be incurred) of the Estate or the Trust.

(b) Each of the undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform her obligations hereunder. This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of each of the undersigned, enforceable against the undersigned in

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

accordance with its terms and no other action is necessary to authorize the execution and delivery by each of the undersigned or the performance of her obligations hereunder.

(c) None of the Shares is and none of the New Shares will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this letter agreement. None of the Shares is or will be subject to any pledge agreement pursuant to which the Estate or the Trust, as the case may be, does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

(d) The execution and delivery of this letter agreement and the consummation by each of the undersigned of her obligations hereunder will not (i) conflict with or violate any laws, rules or regulations to which she is subject, or (ii) conflict with or violate any contract, commitment, agreement, arrangement or restriction of any kind to which she is a party or by which she is bound.

(e) The execution and delivery of this letter agreement by each of the undersigned does not, and the performance of her obligations hereunder will not, require her to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental entity, except such filings and authorizations as may be required under the Exchange Act.

10. This letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

11. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this letter agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

(c) Amendments and Modification. This letter agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this letter agreement shall be effective unless in writing.

(e) Specific Performance; Injunctive Relief. Each of the undersigned acknowledges that North Fork and North Fork Bank will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to North Fork and North Fork Bank upon any such violation, North Fork and North Fork Bank shall have the right

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to North Fork and North Fork Bank at law or in equity.

(f) Entire Agreement. This letter agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(g) Counterparts. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

      This letter agreement constitutes the complete understanding between each of the undersigned, North Fork Bank and North Fork concerning the subject matter hereof. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

Very truly yours,

/s/ NAOMI WILZIG

Naomi Wilzig

ESTATE OF SIGGI B. WILZIG

By:	/s/ NAOMI WILZIG

Name: Naomi Wilzig

Title:	Executrix of the Estate of Siggi B. Wilzig

THE SIGGI B. WILZIG TRUST

By:	/s/ NAOMI WILZIG

Name: Naomi Wilzig

Title:	Trustee of The Siggi B. Wilzig Trust

Accepted:

NORTH FORK BANCORPORATION, INC.

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and Chief Executive Officer

NORTH FORK BANK

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and Chief Executive Officer

Appendix D

December 17, 2003

North Fork Bancorporation, Inc.

275 Broadhollow Road
Melville, New York 11747

North Fork Bank

275 Broadhollow Road
Melville, New York 11747

Re:	Agreement and Plan of Merger by and among North Fork Bancorporation, Inc., North Fork Bank, and The Trust Company of New Jersey

Ladies and Gentlemen:

      The undersigned understands that North Fork Bancorporation, Inc. (“North Fork”) and its wholly owned subsidiary North Fork Bank (“North Fork Bank”), are considering entering into an Agreement and Plan of Merger, dated as of December 16, 2003 (the “Merger Agreement”), with The Trust Company of New Jersey (the “Company”) and providing for the merger of the Company with and into North Fork Bank (the “Merger”). Capitalized terms used and not defined herein shall have the meaning given such terms in the Merger Agreement. In consideration of the substantial expenses and other obligations North Fork and North Fork Bank will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce North Fork and North Fork Bank to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

1. The undersigned represents and warrants that as of the date of this letter agreement, he has full and exclusive power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 892,980 shares (the “Shares”) of common stock, par value $2.00 per share (“Common Stock”), of the Company (it being understood that all of the Shares are subject to the terms of pledge agreements securing existing indebtedness of the undersigned).

2. Except as provided herein, the undersigned agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to a Transfer of any Shares or any New Shares (as defined in paragraph 3) (including as part of a transaction involving the sale of the Company to any person other than North Fork or North Fork Bank); provided, however, that the Shares may be pledged to secure indebtedness incurred by the undersigned after the date of this letter agreement. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s). For purposes of this letter agreement, “Expiration Date” shall mean the latest of (a) the Effective Time, (b) three months after the execution of this letter agreement, (c) the date of the termination of the Merger Agreement in accordance with Section 8.1 thereof, if at the time of such termination the Termination Fee is not payable in whole or in part and (d) the 90th day following the termination of the Merger Agreement pursuant to Section 8.1 thereof, if at the time of such termination the Termination Fee is payable in whole or in part.

3. The undersigned agrees that any shares of Common Stock acquired by him in any capacity after the date hereof and prior to the Expiration Date, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as successor in interest in any capacity (including a fiduciary capacity) or otherwise (the “New Shares”), shall be subject to the terms and conditions of this letter agreement to the same extent as if they constituted part of the Shares.

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

4. Until the Expiration Date, at any meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the undersigned shall vote or cause to be voted the Shares and any New Shares (to the extent any such New Shares may be voted) as follows:

(a) in favor of the Merger and the Merger Agreement;

(b) against any action that is intended, or could reasonably be expected to, materially impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; or (ii) a sale, lease or transfer of a substantial portion of the assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries.

Prior to the Expiration Date, the undersigned shall not enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, directly or indirectly, with respect to the Shares or the New Shares, in each case, that is inconsistent in any respect with this letter agreement.

5. Until the Expiration Date, the undersigned agrees that he shall not and shall direct and use all reasonable efforts to cause his respective agents and representatives (including, without limitation, any attorney or accountant retained by him) not to, (a) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or (c) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal.

6. The undersigned shall cooperate with North Fork, North Fork Bank and the Company in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement, shall not willfully take, or cause to be taken, any action that could reasonably be expected to significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

7. The undersigned represents, warrants and covenants to North Fork and North Fork Bank as follows:

(a) As of the date hereof the Shares are, and at all times up until the Expiration Date the Shares and the New Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, other than Shares that from time to time may be subject to the terms of pledge agreements securing indebtedness (existing or to be incurred) of the undersigned.

(b) The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform his obligations hereunder. This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of his obligations hereunder.

(c) None of the Shares is and none of the New Shares will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this letter agreement. None of the Shares is or will be subject to any pledge agreement pursuant to which the undersigned does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

(d) The execution and delivery of this letter agreement and the consummation by the undersigned of his obligations hereunder will not (i) conflict with or violate any laws, rules or regulations to which he or the Shares or any other beneficial owner of the Shares is subject, or (ii) conflict with or violate any contract, commitment, agreement, arrangement or restriction of any kind to which he is a party or by which he or any other beneficial owner of the Shares is bound. For purposes of this letter agreement, “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(e) The execution and delivery of this letter agreement by the undersigned does not, and the performance of his obligations hereunder will not, require him or any other beneficial owner of the Shares to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental entity, except such filings and authorizations as may be required under the Exchange Act.

8. This letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this letter agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

(c) Amendments and Modification. This letter agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this letter agreement shall be effective unless in writing.

(e) Specific Performance; Injunctive Relief. The undersigned acknowledges that North Fork and North Fork Bank will be irreparably harmed and that there will be no adequate remedy at law for

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to North Fork and North Fork Bank upon any such violation, North Fork and North Fork Bank shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to North Fork and North Fork Bank at law or in equity.

(f) Entire Agreement. This letter agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(g) Counterparts. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      This letter agreement constitutes the complete understanding between each of the undersigned, North Fork Bank and North Fork concerning the subject matter hereof. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

Very truly yours,

/s/ IVAN L. WILZIG

Ivan L. Wilzig

Accepted:

NORTH FORK BANCORPORATION, INC.

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

NORTH FORK BANK

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

Appendix E

December 17, 2003

North Fork Bancorporation, Inc.

275 Broadhollow Road
Melville, New York 11747

North Fork Bank

275 Broadhollow Road
Melville, New York 11747

Re:	Agreement and Plan of Merger by and among North Fork Bancorporation, Inc., North Fork Bank, and The Trust Company of New Jersey

Ladies and Gentlemen:

      The undersigned understands that North Fork Bancorporation, Inc. (“North Fork”) and its wholly owned subsidiary North Fork Bank (“North Fork Bank”), are considering entering into an Agreement and Plan of Merger, dated as of December 16, 2003 (the “Merger Agreement”), with The Trust Company of New Jersey (the “Company”) and providing for the merger of the Company with and into North Fork Bank (the “Merger”). Capitalized terms used and not defined herein shall have the meaning given such terms in the Merger Agreement. In consideration of the substantial expenses and other obligations North Fork and North Fork Bank will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce North Fork and North Fork Bank to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

1. The undersigned represents and warrants that as of the date of this letter agreement, she has full and exclusive power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 841,123 shares (the “Shares”) of common stock, par value $2.00 per share (“Common Stock”), of the Company (it being understood that some of the Shares are subject to the terms of pledge agreements securing existing indebtedness of the undersigned).

2. Except as provided herein, the undersigned agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to a Transfer of any Shares or any New Shares (as defined in paragraph 3) (including as part of a transaction involving the sale of the Company to any person other than North Fork or North Fork Bank); provided, however, that the Shares may be pledged to secure indebtedness incurred by the undersigned after the date of this letter agreement. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s). For purposes of this letter agreement, “Expiration Date” shall mean the latest of (a) the Effective Time, (b) three months after the execution of this letter agreement, (c) the date of the termination of the Merger Agreement in accordance with Section 8.1 thereof, if at the time of such termination the Termination Fee is not payable in whole or in part and (d) the 90th day following the termination of the Merger Agreement pursuant to Section 8.1 thereof, if at the time of such termination the Termination Fee is payable in whole or in part.

3. The undersigned agrees that any shares of Common Stock acquired by her in any capacity after the date hereof and prior to the Expiration Date, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as successor in interest in any capacity (including a fiduciary capacity) or otherwise (the “New Shares”), shall be subject to the terms and conditions of this letter agreement to the same extent as if they constituted part of the Shares.

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

4. Until the Expiration Date, at any meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the undersigned shall vote or cause to be voted the Shares and any New Shares (to the extent any such New Shares may be voted) as follows:

(a) in favor of the Merger and the Merger Agreement;

(b) against any action that is intended, or could reasonably be expected to, materially impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; or (ii) a sale, lease or transfer of a substantial portion of the assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries.

Prior to the Expiration Date, the undersigned shall not enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, directly or indirectly, with respect to the Shares or the New Shares, in each case, that is inconsistent in any respect with this letter agreement.

5. Until the Expiration Date, the undersigned agrees that she shall not and shall direct and use all reasonable efforts to cause her respective agents and representatives (including, without limitation, any attorney or accountant retained by her) not to, (a) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or (c) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal.

6. The undersigned shall cooperate with North Fork, North Fork Bank and the Company in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement, shall not willfully take, or cause to be taken, any action that could reasonably be expected to significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

7. The undersigned represents, warrants and covenants to North Fork and North Fork Bank as follows:

(a) As of the date hereof the Shares are, and at all times up until the Expiration Date the Shares and the New Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, other than Shares that from time to time may be subject to the terms of pledge agreements securing indebtedness (existing or to be incurred) of the undersigned.

(b) The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform her obligations hereunder. This letter agreement

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of her obligations hereunder.

(c) None of the Shares is and none of the New Shares will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this letter agreement. None of the Shares is or will be subject to any pledge agreement pursuant to which the undersigned does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

(d) The execution and delivery of this letter agreement and the consummation by the undersigned of her obligations hereunder will not (i) conflict with or violate any laws, rules or regulations to which she or the Shares or any other beneficial owner of the Shares is subject, or (ii) conflict with or violate any contract, commitment, agreement, arrangement or restriction of any kind to which she is a party or by which she or any other beneficial owner of the Shares is bound. For purposes of this letter agreement, “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(e) The execution and delivery of this letter agreement by the undersigned does not, and the performance of her obligations hereunder will not, require her or any other beneficial owner of the Shares to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental entity, except such filings and authorizations as may be required under the Exchange Act.

8. This letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this letter agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

(c) Amendments and Modification. This letter agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this letter agreement shall be effective unless in writing.

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

(e) Specific Performance; Injunctive Relief. The undersigned acknowledges that North Fork and North Fork Bank will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to North Fork and North Fork Bank upon any such violation, North Fork and North Fork Bank shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to North Fork and North Fork Bank at law or in equity.

(f) Entire Agreement. This letter agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(g) Counterparts. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      This letter agreement constitutes the complete understanding between each of the undersigned, North Fork Bank and North Fork concerning the subject matter hereof. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

Very truly yours,

/s/ SHERRY WILZIG IZAK

Sherry Wilzig Izak

Accepted:

North Fork Bancorporation, Inc.

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

North Fork Bank

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

Appendix F

December 17, 2003

North Fork Bancorporation, Inc.

275 Broadhollow Road
Melville, New York 11747

North Fork Bank

275 Broadhollow Road
Melville, New York 11747

Re:	Agreement and Plan of Merger by and among North Fork Bancorporation, Inc., North Fork Bank, and The Trust Company of New Jersey

Ladies and Gentlemen:

      The undersigned understands that North Fork Bancorporation, Inc. (“North Fork”) and its wholly owned subsidiary North Fork Bank (“North Fork Bank”), are considering entering into an Agreement and Plan of Merger, dated as of December 16, 2003 (the “Merger Agreement”), with The Trust Company of New Jersey (the “Company”) and providing for the merger of the Company with and into North Fork Bank (the “Merger”). Capitalized terms used and not defined herein shall have the meaning given such terms in the Merger Agreement. In consideration of the substantial expenses and other obligations North Fork and North Fork Bank will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce North Fork and North Fork Bank to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

1. The undersigned represents and warrants that as of the date of this letter agreement, (a) he has full and exclusive power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 146,043 shares (the “Individual Shares”) of common stock, par value $2.00 per share (“Common Stock”), of the Company, (b) he is a co-trustee of (i) Lois Barnitt Trust B, and in such capacity he has shared power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 286,902 shares of Common Stock, and (ii) Lois Barnitt Trust, and in such capacity he has shared power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 35,555 shares of Common Stock, and (c) he is the president and trustee of Jerome L. and Muriel Brenner Charitable Foundation and in such capacity he has sole power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 3,900 shares of Common Stock, (collectively subsection (b) and (c) above are referred to as the “Trust Shares” and together with the Individual Shares, the “Shares”).

2. Except as provided herein, the undersigned agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to a Transfer of any Shares or any New Shares (as defined in paragraph 3) (including as part of a transaction involving the sale of the Company to any person other than North Fork or North Fork Bank); provided, however, that the Shares may be pledged to secure indebtedness incurred by the undersigned after the date of this letter agreement. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s). For purposes of this letter agreement, “Expiration Date” shall mean the latest of (a) the Effective Time, (b) three months after the execution of this letter agreement, (c) the date of the termination of the Merger Agreement in accordance with Section 8.1 thereof, if at the time of such termination the Termination Fee is not payable in whole or in part and (d) the 90th day following the termination of the Merger Agreement pursuant to Section 8.1 thereof, if at the time of such termination the Termination Fee is payable in whole or in part.

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

3. The undersigned agrees that any shares of Common Stock acquired by him in any capacity after the date hereof and prior to the Expiration Date, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as successor in interest in any capacity (including a fiduciary capacity) or otherwise (the “New Shares”), shall be subject to the terms and conditions of this letter agreement to the same extent as if they constituted part of the Shares.

4. Until the Expiration Date, at any meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the undersigned shall vote or cause to be voted the Individual Shares and the Controlled Shares and any New Shares (to the extent any such New Shares may be voted) and shall use his reasonable best efforts to cause to be voted the Trust Shares as follows:

(a) in favor of the Merger and the Merger Agreement;

(b) against any action that is intended, or could reasonably be expected to, materially impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; or (ii) a sale, lease or transfer of a substantial portion of the assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries.

Prior to the Expiration Date, the undersigned shall not enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, directly or indirectly, with respect to the Shares or the New Shares, in each case, that is inconsistent in any respect with this letter agreement.

5. Until the Expiration Date, the undersigned agrees that he shall not and shall direct and use all reasonable efforts to cause his respective agents and representatives (including, without limitation, any attorney or accountant retained by him) not to, (a) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or (c) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this letter agreement, the undersigned, acting in his capacity as a director and/or an officer of the Company, may take any action that would not constitute a violation or breach of Section 6.2 of the Merger Agreement.

6. The undersigned shall cooperate with North Fork, North Fork Bank and the Company in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement, shall not willfully take, or cause to be taken, any action that could reasonably be expected to significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

7. The undersigned represents, warrants and covenants to North Fork and North Fork Bank as follows:

(a) As of the date hereof the Shares are, and at all times up until the Expiration Date the Shares and the New Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, other than Shares that from time to time may be subject to the terms of pledge agreements securing indebtedness (existing or to be incurred) of the undersigned.

(b) The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform his obligations hereunder. This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of his obligations hereunder.

(c) None of the Shares is and none of the New Shares will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this letter agreement. None of the Shares is or will be subject to any pledge agreement pursuant to which the undersigned does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

(d) The execution and delivery of this letter agreement and the consummation by the undersigned of his obligations hereunder will not (i) conflict with or violate any laws, rules or regulations to which he or the Shares or any other beneficial owner of the Shares is subject, or (ii) conflict with or violate any contract, commitment, agreement, arrangement or restriction of any kind to which he is a party or by which he or any other beneficial owner of the Shares is bound. For purposes of this letter agreement, “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(e) The execution and delivery of this letter agreement by the undersigned does not, and the performance of his obligations hereunder will not, require him or any other beneficial owner of the Shares to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental entity, except such filings and authorizations as may be required under the Exchange Act.

8. This letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

permitted assigns, but, except as otherwise specifically provided herein, neither this letter agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

(c) Amendments and Modification. This letter agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this letter agreement shall be effective unless in writing.

(e) Specific Performance; Injunctive Relief. The undersigned acknowledges that North Fork and North Fork Bank will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to North Fork and North Fork Bank upon any such violation, North Fork and North Fork Bank shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to North Fork and North Fork Bank at law or in equity.

(f) Entire Agreement. This letter agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(g) Counterparts. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      This letter agreement constitutes the complete understanding between each of the undersigned, North Fork Bank and North Fork concerning the subject matter hereof. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

Very truly yours,

/s/ DONALD BRENNER

Donald Brenner

Accepted:

North Fork Bancorporation, Inc.

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

North Fork Bank

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

Appendix G

December 17, 2003

North Fork Bancorporation, Inc.

275 Broadhollow Road
Melville, New York 11747

North Fork Bank

275 Broadhollow Road
Melville, New York 11747

Re:	Agreement and Plan of Merger by and among North Fork Bancorporation, Inc., North Fork Bank, and The Trust Company of New Jersey

Ladies and Gentlemen:

      The undersigned understands that North Fork Bancorporation, Inc. (“North Fork”) and its wholly owned subsidiary North Fork Bank (“North Fork Bank”), are considering entering into an Agreement and Plan of Merger, dated as of December 16, 2003 (the “Merger Agreement”), with The Trust Company of New Jersey (the “Company”) and providing for the merger of the Company with and into North Fork Bank (the “Merger”). Capitalized terms used and not defined herein shall have the meaning given such terms in the Merger Agreement. In consideration of the substantial expenses and other obligations North Fork and North Fork Bank will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce North Fork and North Fork Bank to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

1. The undersigned represents and warrants that as of the date of this letter agreement, (a) he has full and exclusive power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 2,551 shares (the “Individual Shares”) of common stock, par value $2.00 per share (“Common Stock”), of the Company, (b) he has a controlling interest in Tomkins Renewal Associates T/A Tomkins Tidewater Terminal, which owns 208,900 shares (the “Controlled Shares”) of Common Stock, and in his capacity as managing partner of the partnership he has the power to vote and direct the voting of, and to dispose of and direct the disposition of, all such shares, and (c) he is a co-trustee of the Vivian Kanter Revocable Trust and in such capacity he has shared power to vote and direct the voting of, and to dispose of and direct the disposition of, not less than 100,808 shares of Common Stock (the “Trust Shares” and together with the Individual Shares and the Controlled Shares, the “Shares”) (it being understood that some of the Shares are subject to the terms of pledge agreements securing existing indebtedness of the undersigned).

2. Except as provided herein, the undersigned agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to a Transfer of any Shares or any New Shares (as defined in paragraph 3) (including as part of a transaction involving the sale of the Company to any person other than North Fork or North Fork Bank); provided, however, that the Shares may be pledged to secure indebtedness incurred by the undersigned after the date of this letter agreement. It is understood, however, that, the undersigned may Transfer the Controlled Shares to a person that, on the date hereof, executed and delivered to North Fork and North Fork Bank a letter agreement substantially to the effect of this letter agreement. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s). For purposes of this letter agreement, “Expiration Date” shall mean the latest of (a) the Effective Time, (b) three months after the execution of this letter agreement, (c) the date of the termination of the Merger Agreement in accordance with Section 8.1 thereof, if at the time of such termination the Termination Fee is not payable in whole or in part and (d) the 90th day following the termination of the Merger Agreement

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

pursuant to Section 8.1 thereof, if at the time of such termination the Termination Fee is payable in whole or in part.

3. The undersigned agrees that any shares of Common Stock acquired by him in any capacity after the date hereof and prior to the Expiration Date, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as successor in interest in any capacity (including a fiduciary capacity) or otherwise (the “New Shares”), shall be subject to the terms and conditions of this letter agreement to the same extent as if they constituted part of the Shares.

4. Until the Expiration Date, at any meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the undersigned shall vote or cause to be voted the Individual Shares and the Controlled Shares and any New Shares (to the extent any such New Shares may be voted) and shall use his reasonable best efforts to cause to be voted the Trust Shares as follows:

(a) in favor of the Merger and the Merger Agreement;

(b) against any action that is intended, or could reasonably be expected to, materially impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; or (ii) a sale, lease or transfer of a substantial portion of the assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries.

Prior to the Expiration Date, the undersigned shall not enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, directly or indirectly, with respect to the Shares or the New Shares, in each case, that is inconsistent in any respect with this letter agreement.

5. Until the Expiration Date, the undersigned agrees that he shall not and shall direct and use all reasonable efforts to cause his respective agents and representatives (including, without limitation, any attorney or accountant retained by him) not to, (a) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or (c) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this letter agreement, the undersigned, acting in his capacity as a director and/or an officer of the Company, may take any action that would not constitute a violation or breach of Section 6.2 of the Merger Agreement.

6. The undersigned shall cooperate with North Fork, North Fork Bank and the Company in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement, shall not willfully take, or cause to be

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

taken, any action that could reasonably be expected to significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

7. The undersigned represents, warrants and covenants to North Fork and North Fork Bank as follows:

(a) As of the date hereof the Shares are, and at all times up until the Expiration Date the Shares and the New Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, other than Shares that from time to time may be subject to the terms of pledge agreements securing indebtedness (existing or to be incurred) of the undersigned.

(b) The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform his obligations hereunder. This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of his obligations hereunder.

(c) None of the Shares is and none of the New Shares will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this letter agreement. None of the Shares is or will be subject to any pledge agreement pursuant to which the undersigned does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

(d) The execution and delivery of this letter agreement and the consummation by the undersigned of his obligations hereunder will not (i) conflict with or violate any laws, rules or regulations to which he or the Shares or any other beneficial owner of the Shares is subject, or (ii) conflict with or violate any contract, commitment, agreement, arrangement or restriction of any kind to which he is a party or by which he or any other beneficial owner of the Shares is bound. For purposes of this letter agreement, “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(e) The execution and delivery of this letter agreement by the undersigned does not, and the performance of his obligations hereunder will not, require him or any other beneficial owner of the Shares to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental entity, except such filings and authorizations as may be required under the Exchange Act.

8. This letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

North Fork Bancorporation, Inc.
North Fork Bank
December 17, 2003

(b) Binding Effect and Assignment. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this letter agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

(c) Amendments and Modification. This letter agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this letter agreement shall be effective unless in writing.

(e) Specific Performance; Injunctive Relief. The undersigned acknowledges that North Fork and North Fork Bank will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to North Fork and North Fork Bank upon any such violation, North Fork and North Fork Bank shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to North Fork and North Fork Bank at law or in equity.

(f) Entire Agreement. This letter agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(g) Counterparts. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      This letter agreement constitutes the complete understanding between each of the undersigned, North Fork Bank and North Fork concerning the subject matter hereof. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

Very truly yours,

/s/ RICHARD KANTER

Richard Kanter

Accepted:

NORTH FORK BANCORPORATION, INC.

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

NORTH FORK BANK

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	Chairman, President and

Chief Executive Officer

Appendix H

[LETTERHEAD OF UBS SECURITIES LLC]

February 16, 2004

The Board of Directors

The Trust Company of New Jersey
35 Journal Square
Jersey City, NJ 07306

Dear Members of the Board:

      We understand that The Trust Company of New Jersey, a New Jersey state-chartered commercial bank (the “Company”), has entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 16, 2003 among North Fork Bancorporation, Inc., a Delaware corporation (“North Fork”), North Fork Bank, a New York state-chartered commercial bank and subsidiary of North Fork (“North Fork Bank”), and the Company pursuant to which the Company will be merged with and into North Fork Bank (the “Merger”) and each issued and outstanding share of the common stock of the Company, par value of $2.00 per share (“Company Common Stock”) (other than certain shares specified in the Merger Agreement), will be converted into 1.0 (the “Exchange Ratio”) share of common stock of North Fork, par value of $0.01 per share (“North Fork Common Stock”). We also understand that, in connection with the Merger, certain holders of Company Common Stock entered into Voting Agreements (the “Voting Agreements”), pursuant to which such holders agreed to vote in favor of, and take other steps to support, the Merger. In addition, representatives of North Fork have advised us that North Fork has entered into an Agreement and Plan of Merger, dated as of February 15, 2004, between North Fork and GreenPoint Financial Corp. (“GreenPoint” and, such agreement, the “GreenPoint Agreement”) pursuant to which GreenPoint will merge with and into North Fork and each issued and outstanding share of the common stock of GreenPoint, par value of $0.01 per share (“GreenPoint Common Stock”), will be converted into 1.0514 shares of North Fork Common Stock (the “GreenPoint Acquisition”). The terms and conditions of the Merger, the Voting Agreements and the GreenPoint Acquisition are more fully set forth in the Merger Agreement, the Voting Agreements and the GreenPoint Agreement, respectively.

      You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock, other than those holders of Company Common Stock party to a Voting Agreement.

      UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Merger and the GreenPoint Acquisition and will receive a fee for its services. In connection with the Merger Agreement, UBS delivered an opinion, dated December 16, 2003, to the Board of Directors and received a fee for such opinion. UBS also will receive a fee upon delivery of this opinion. In the past, UBS and its predecessors have provided investment banking services to the Company, North Fork and GreenPoint and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates have held or traded, and may in the future hold or trade, securities of the Company, North Fork, North Fork Bank or GreenPoint for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Merger, nor does our opinion constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any other matter. We have not been asked to, nor do we, offer any opinion as to any terms of the Merger Agreement (other than, as described below, the Exchange Ratio) or the GreenPoint Agreement or the form of the Merger or the GreenPoint Acquisition. We express no opinion as to what the value of North Fork Common Stock will be when issued pursuant to the Merger Agreement or the GreenPoint Agreement or the prices at which it will trade or otherwise be transferable at any time. In rendering this opinion, we have assumed, with your consent, that the Company, North Fork, North Fork Bank and GreenPoint will comply with all the terms of the Merger Agreement or GreenPoint Agreement, as the case may be (without waiver, modification or amendment in any manner material to our analysis). We have not been authorized to and have not solicited indications of interest in a possible business combination with the Company from any person.

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of the Company, North Fork and GreenPoint, including certain publicly available consensus financial forecasts and estimates relating to the Company, North Fork and GreenPoint that were reviewed and discussed with the management of the Company, (ii) reviewed the reported prices and trading activity for Company Common Stock, North Fork Common Stock and GreenPoint Common Stock, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, North Fork and GreenPoint that were provided to us by the Company and North Fork, and not publicly available, (iv) conducted discussions with members of the senior management of the Company and North Fork concerning the businesses and financial prospects of the Company, North Fork and GreenPoint, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, North Fork and GreenPoint, (vi) compared the financial terms of the Merger and the GreenPoint Acquisition with the publicly available financial terms of certain other transactions that we believe to be generally relevant, (vii) considered certain pro forma effects of the Merger and the GreenPoint Acquisition on North Fork’s financial statements and reviewed certain estimates of synergies and other potential benefits prepared by North Fork management and reviewed and discussed with the managements of the Company and North Fork, (viii) considered the potential impact of the GreenPoint Acquisition on North Fork and the Merger, (ix) reviewed the Merger Agreement and the GreenPoint Agreement and (x) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

      In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all respects material to our analysis. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, North Fork or GreenPoint, nor have we been furnished with any such evaluation or appraisal. As you are aware, we have not been provided access to GreenPoint or its management in connection with the GreenPoint Acquisition and, accordingly, with your consent, have relied upon our discussions with the management of North Fork regarding North Fork’s due diligence of GreenPoint. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies and other potential benefits referred to above, we have assumed, at your direction, that such forecasts, estimates, pro forma effects and calculations reflect the best currently available estimates and judgments of the managements of the Company and North Fork as to the future performance of the Company, North Fork and GreenPoint, respectively, and are otherwise reasonable. In addition, we have assumed with your approval that these future financial results will be achieved in all respects material to our analysis, and these synergies and other potential benefits will be realized, at the times and in the amounts projected by the management of North Fork and reviewed by and discussed with the management of the Company. We also have assumed, with your consent, that each of the Merger and the GreenPoint Acquisition will qualify as a tax-free reorganization for U.S. federal income tax purposes. We further have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and the GreenPoint Acquisition will be obtained without any material adverse effect on any of the Company, North Fork, GreenPoint, the Merger, the GreenPoint Acquisition or otherwise in any manner material to our analysis. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, other than those holders of Company Common Stock party to a Voting Agreement.

Very truly yours,

UBS SECURITIES LLC

Appendix I

NEW JERSEY STATUTES ANNOTATED

TITLE 17. CORPORATIONS AND INSTITUTIONS FOR FINANCE AND INSURANCE
SUBTITLE 2. FINANCIAL INSTITUTIONS
PART 1A. BANKING AND BANKING INSTITUTIONS
CHAPTER 9A. THE BANKING ACT OF 1948 WITH SUPPLEMENTS, ETC.
ARTICLE 21. BANKS: MERGER

§ 17:9A-140. Rights of dissenting stockholders; settlement by agreement

      A.     A stockholder who

(1) is entitled to vote at the meeting of stockholders prescribed by section 137; and who

(2) serves a written notice of dissent from the merger agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who

(3) does not vote to approve the merger agreement at the meeting prescribed by section 137, or at any adjournment thereof, may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the stockholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such stockholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.

      B.     Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting stockholder, and shall be made not later than the third day prior to the day fixed for the meeting of the stockholders of such bank pursuant to section 137.

      C.     Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting stockholder or his agent.

§ 17:9A-141. Appointment of appraisers

      If a stockholder fails to accept the sum offered for his shares pursuant to section one hundred forty, he may, within three weeks after the receipt by him of the bank’s offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section one hundred forty, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the merger agreement pursuant to section one hundred thirty-seven. The court may proceed in the action in a summary manner or otherwise. Any other stockholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all stockholders of such bank who are parties to such action.

§ 17:9A-142. Duties of appraisers; report; objections; compensation; vacancies

      A.     The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The bank and each stockholder who is a party to the action instituted pursuant to section one hundred forty-one, may be represented by attorneys in the proceedings before such appraisers, and may present such evidence to them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each stockholder who is a party to said action.

I-1

      B.     The bank and each stockholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the report and appraisal shall be binding upon the bank and upon such stockholders, and the bank shall pay each such stockholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the merger agreement pursuant to section one hundred thirty-seven, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.

      C.     The Superior Court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of an action instituted pursuant to section one hundred forty-one. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a stockholder, or of the receiving bank, fill such vacancy.

§ 17:9A-143. Assignment of stock to bank

      Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.

§ 17:9A-144. Effect of stockholder’s failure to act

      A stockholder who fails to act pursuant to sections 140 or 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a stockholder in the receiving bank.

§ 17:9A-145. Obligation of bank to pay stockholder

      An offer by the bank and an acceptance thereof by the stockholder pursuant to section 140 and the determination of value upon proceedings brought pursuant to sections 141 and 142 shall constitute a debt of the receiving bank for the recovery of which an action will lie.

I-2

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporate Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

      Subsection (a) of Section 145 of the DGCL (“Section 145”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

      Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct or (d) the stockholders.

      Article 8.1 of the By-laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the fullest extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

      Article 8.2 of the By-laws of the Registrant provides that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an employee or agent of the Registrant or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

      Section 102(b)(7) of the DGCL (“Section 102(b)(7)”) permits the certificate of incorporation of a corporation to limit or eliminate a director’s personal liability to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

      Article 10 of the Registrant’s Certificate of Incorporation provides that, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in Section 102(b)(7), as it now exists or may be hereinafter amended, directors shall not be liable for monetary damages in excess of $25,000 per occurrence resulting from a breach of their fiduciary duties.

      The Registrant maintains a directors’ and officers’ liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him in any such capacity or arising out of his status as such. The insurer’s limit of liability under the policy is $40,000,000 in the aggregate for all insured losses per year. The policy contains various reporting requirements and exclusions.

      The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 21.     Exhibits and Financial Statement Schedules

      (a) Exhibits.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of December 16, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and The Trust Company of New Jersey (incorporated by reference to Appendix A to the proxy statement-prospectus which constitutes a part of this registration statement).
2.2	Agreement and Plan of Merger, dated as of February 15, 2004, by and among North Fork Bancorporation, Inc. and GreenPoint Financial Corp. (incorporated by reference to Exhibit 2.4 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 5, 2004).
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 28, 2003).

Exhibit
Number	Description

3.2	By-laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 6, 2002).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
8.2	Opinion of Sullivan & Cromwell LLP regarding tax matters.
10.1	Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Alan J. Wilzig (incorporated by reference to Appendix B to the proxy statement-prospectus which constitutes a part of this registration statement).
10.2	Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Naomi Wilzig, Executrix of the Estate of Siggi B. Wilzig, and Trustee of The Siggi B. Wilzig Trust (incorporated by reference to Appendix C to the proxy statement-prospectus which constitutes a part of this registration statement).
10.3	Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Ivan L. Wilzig (incorporated by reference to Appendix D to the proxy statement-prospectus which constitutes a part of this registration statement).
10.4	Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Sherry Wilzig Izak (incorporated by reference to Appendix E to the proxy statement-prospectus which constitutes a part of this registration statement).
10.5	Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Donald Brenner (incorporated by reference to Appendix F to the proxy statement-prospectus which constitutes a part of this registration statement).
10.6	Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Richard Kanter (incorporated by reference to Appendix G to the proxy statement-prospectus which constitutes a part of this registration statement).
10.7*	Employment Agreement, dated as of December 16, 2003, by and between North Fork Bancorporation, Inc. and Alan J. Wilzig.
23.1	Consent of KPMG LLP, Short Hills, New Jersey.
23.2	Consent of KPMG LLP, New York, New York.
23.3	Consent of PricewaterhouseCoopers LLP, New York, New York.
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.6	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2).
24.1*	Power of Attorney (see the signature page to the Registration Statement on Form S-4 filed on March 8, 2004).
99.1	Form of Proxy to be used by The Trust Company of New Jersey.
99.2	Consent of UBS Securities LLC.
99.3*	Consent of Alan J. Wilzig.

*	Previously filed

      (b) Financial Statement Schedules.

      None.

      (c) Item 4(b) Information.

      Incorporated as Appendix H to the proxy statement-prospectus which constitutes a part of this registration statement.

Item 22.     Undertakings

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the proxy statement-prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on March 31, 2004.

NORTH FORK BANCORPORATION, INC.

By:	/s/ JOHN A. KANAS

Name: John A. Kanas

Title:	President, Chief Executive Officer and Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on March 31, 2004.

Name	Title

/s/ JOHN A. KANAS John A. Kanas	President, Chief Executive Officer and Chairman of the Board

/s/ DANIEL M. HEALY Daniel M. Healy	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* John Bohlsen	Vice Chairman of the Board

Allan C. Dickerson	Director

* Lloyd A. Gerard	Director

* Katherine Heaviside	Director

* Raymond A. Nielsen	Director

* James F. Reeve	Director

Name	Title

* George H. Rowsom	Director

* Kurt R. Schmeller	Director

*/s/ DANIEL M. HEALY Attorney-in-fact for each of the persons indicated

EXHIBIT INDEX

2.1		Agreement and Plan of Merger, dated as of December 16, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and The Trust Company of New Jersey (incorporated by reference to Appendix A to the proxy statement-prospectus which constitutes a part of this registration statement).
2.2		Agreement and Plan of Merger, dated as of February 15, 2004, by and among North Fork Bancorporation, Inc. and GreenPoint Financial Corp. (incorporated by reference to Exhibit 2.4 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 5, 2004).
3.1		Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 28, 2003).
3.2		By-laws of the Registrant as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 6, 2002).
5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered.
8.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
8.2		Opinion of Sullivan & Cromwell LLP regarding tax matters.
10.1		Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Alan J. Wilzig (incorporated by reference to Appendix B to the proxy statement-prospectus which constitutes a part of this registration statement).
10.2		Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Naomi Wilzig, Executrix of the Estate of Siggi B. Wilzig, and Trustee of The Siggi B. Wilzig Trust (incorporated by reference to Appendix C to the proxy statement-prospectus which constitutes a part of this registration statement).
10.3		Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Ivan L. Wilzig (incorporated by reference to Appendix D to the proxy statement-prospectus which constitutes a part of this registration statement).
10.4		Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Sherry Wilzig Izak (incorporated by reference to Appendix E to the proxy statement-prospectus which constitutes a part of this registration statement).
10.5		Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Donald Brenner (incorporated by reference to Appendix F to the proxy statement-prospectus which constitutes a part of this registration statement).
10.6		Voting Agreement, dated as of December 17, 2003, by and among North Fork Bancorporation, Inc., North Fork Bank and Richard Kanter (incorporated by reference to Appendix G to the proxy statement-prospectus which constitutes a part of this registration statement).
10	.7*	Employment Agreement, dated as of December 16, 2003, by and between North Fork Bancorporation, Inc. and Alan J. Wilzig.
23.1		Consent of KPMG LLP, Short Hills, New Jersey.
23.2		Consent of KPMG LLP, New York, New York.
23.3		Consent of PricewaterhouseCoopers LLP, New York, New York.
23.4		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.5		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.6		Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2).
24	.1*	Power of Attorney (see the signature page to the Registration Statement on Form S-4 filed on March 8, 2004).
99.1		Form of Proxy to be used by The Trust Company of New Jersey.
99.2		Consent of UBS Securities LLC.
99	.3*	Consent of Alan J. Wilzig.

*	Previously filed.